Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

between

CIDARA THERAPEUTICS, INC.

and

JANSSEN PHARMACEUTICALS, INC.

March 31, 2021

TABLE OF CONTENTS
i

Exhibit A    CD377
Exhibit B    CD388
Exhibit C    Cidara Patents as of the Execution Date
Exhibit D    Cidara Compound-Specific Patents as of the Execution Date
Exhibit E    Johnson & Johnson Universal Calendar
Exhibit F    Initial Research Plan and Research Budget
Exhibit G    Contents of Cidara Data Package
Exhibit H    Co-Detailing Terms
Exhibit I    Form of Press Release
Exhibit J    Pre-Approved CMOs and CROs

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT
This Exclusive License and Collaboration Agreement (this “Agreement”), dated as of March 31, 2021 (the “Execution Date”), is entered into by and between Cidara Therapeutics, Inc., a Delaware corporation, having an address of 6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121 (“Cidara”), and Janssen Pharmaceuticals, Inc., a corporation organized and existing under the laws of Pennsylvania, with its principal business office located at 1125 Trenton-Harbourton Road, Titusville, NJ 08560 (“Janssen”). Cidara and Janssen are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
Whereas, Cidara has developed and is the owner of its proprietary Cloudbreak® platform, through which it has discovered certain proprietary antiviral conjugates with the potential for [***] in influenza, including pandemic preparedness;
Whereas, Janssen and its Affiliates have experience and expertise in the research, development, manufacture and commercialization of pharmaceutical products for influenza;
Whereas, Janssen and Cidara desire to enter into this Agreement, pursuant to which, among other things: (a) the Parties will collaborate in the research, preclinical development and early clinical development of Compounds and Products (each as hereinafter defined) for the treatment or prevention of influenza; and (b) Cidara will grant to Janssen an exclusive, worldwide license under certain Cidara technology to develop and commercialize Compounds and Products; in each case, upon the terms and subject to the conditions set forth herein.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Cidara and Janssen hereby agree as follows:
1.    Definitions
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meanings set forth below or, if not listed below, the meanings designated where first used in this Agreement.
1.1    “Acquirer” shall mean any Third Party that is a counterparty in any Change of Control transaction and any of such Third Party’s Affiliates as of immediately prior to the consummation of such Change of Control transaction.
1.2    “Act” shall mean, as applicable, the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq.
1.3    “Affiliate” shall mean, with respect to any Entity (including a Party), any other Entity controlled by, controlling, or under common control with such Entity at the time of the determination of affiliation. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an Entity shall mean: (a) direct or indirect ownership of more than 50% of the voting securities, capital stock or other equity interests of such Entity; or (b) possession, directly or indirectly, of the power to direct the management and policies of such Entity, whether through the ownership of voting securities, by contract or otherwise.
1.4    “[***] Indication” shall mean (a) [***] or (b) [***].
1.5    “Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, and any other applicable anti-corruption laws.
1.6    “Applicable Law” shall mean all applicable laws, statutes, code, ordinances, regulations, rules, enforceable guidelines, injunctions, judgments, orders, writs, stipulations, awards, arbitration awards, decrees, constitutions, treaties and other pronouncements having the effect of law, in each case, enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to any Party or such Party’s business, properties or assets, including, as applicable, the Act, Prescription Drug Marketing Act of 1987 (21 U.S.C. §§ 331, 333, 353, 381), the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335(a) et seq.), the U.S. Patent Act (35 U.S.C. § 1 et seq.), the Federal False Claims Act (31 U.S.C. § 3729 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and Anti-Corruption Laws.
1.7    “AVC” shall mean a single molecule comprising:
(a)    an effector domain consisting of the fragment crystallizable (Fc) region (wild-type or variant), [***] of a human antibody (“Effector Domain”);
(b)    one or more targeting domains, each consisting of a small molecule compound or peptide that binds to a surface target of a particular viral pathogen or host cell (“Targeting Domain”); and
(c)    one or more linkers to connect one or more Targeting Domains to the Effector Domain, each linker comprising a flexible chain of atoms that may include one or more amino acids, and that is covalently attached at a first end to the Effector Domain and covalently attached at a second end to a Targeting Domain, and which may be branched and covalently attached at additional ends to additional Targeting Domains (“Linker”);
provided, however, that (i) [***] and (ii) [***].
1.8    “AVC Component” shall mean an Effector Domain, a Targeting Domain or a Linker.

1.9    “AVC Improvement” shall mean any Janssen Invention or Joint Invention made, conceived, generated or reduced to practice during the AVC Improvement Period that is [***] of (a) [***] or (b) [***].
1.10    “AVC Improvement Know-How” shall mean Know-How made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of Janssen or any of its Affiliates in the course or as a result of conducting Development activities with respect to any Compound during the AVC Improvement Period that relates or is directed to [***] of (a) [***] or (b) [***].
1.11    “AVC Improvement Patent” shall mean any Patent Right Controlled by Janssen or any of its Affiliates during the Term that Covers an AVC Improvement, including Janssen’s or its Affiliate’s interest in any AVC Improvement that is a Joint Invention.
1.12    “AVC Improvement Period” shall mean the period from the Execution Date until [***].
1.13    “AVC Improvement Technology” shall mean AVC Improvements, AVC Improvement Know-How and AVC Improvement Patents.
1.14    “Average Net Selling Price” shall mean, on a Product-by-Product (or Other Active-by-Other Active, as applicable) and country-by-country basis in the Territory, the aggregate Net Sales for such Product (or Other Active, as applicable) in such country divided by the number of units of such Product (or Other Active, as applicable) sold in such country during the applicable reporting period, expressed in the applicable local currency.
1.15    “Biosimilar Product” shall mean, with respect to a Product and on a country-by-country basis in the Territory, a product that (a) is marketed for sale in such country by a Third Party (not directly or indirectly licensed, supplied or otherwise authorized by Janssen or any of its Affiliates or Sublicensees); and (b) has received Marketing Approval in such country by means of an abbreviated procedure that relies in whole or in part on the safety and efficacy data contained in the BLA or MAA for such Product submitted by or on behalf of Janssen or its Affiliate or Sublicensee in such country to establish bioequivalence to such Product.
1.16    “Bona Fide Collaboration Partner” shall mean, with respect to a Party, a Third Party with which such Party has established a contractual relationship providing for the conduct of any bona fide collaborative Development, Manufacturing or Commercialization activities with respect to a pharmaceutical or biologic product. For clarity, a Third Party to which Cidara out-licenses a Cidara AVC program directed to a virus other than influenza would constitute a “Bona Fide Collaboration Partner.”
1.17    “Business Day” shall mean a day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, USA, are authorized or required to be closed for business.

1.18    “CD377” shall mean Cidara’s proprietary compound having the structure and amino acid sequence set forth in Exhibit A hereto and labelled “CD377.”
1.19    “CD388” shall mean Cidara’s proprietary compound having the structure and amino acid sequence set forth in Exhibit B hereto and labelled “CD388.”
1.20    “Change of Control” shall mean, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent at least 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of 50% or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets or business to which the subject matter of this Agreement relates.
1.21    “China” shall mean the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, Macau, and Taiwan.
1.22    “Cidara Calendar Quarter” shall mean a period of three calendar months ending on March 31, June 30, September 30 or December 31; provided, however, that (a) the first Cidara Calendar Quarter of the Term shall begin on the Execution Date and extend until the end of such Cidara Calendar Quarter and (b) the last Cidara Calendar Quarter of the Term shall begin on the first day of such Cidara Calendar Quarter and end on the effective date of the expiration or termination of this Agreement.
1.23    “Cidara Calendar Year” shall mean a period of 12 calendar months ending on December 31; provided, however, that (a) the first Cidara Calendar Year of the Term shall begin on the Execution Date and end on December 31, 2021; and (b) the last Cidara Calendar Year of the Term shall begin on January 1 of the Cidara Calendar Year in which this Agreement expires or terminates and end on the effective date of expiration or termination of this Agreement.
1.24    “Cidara Compound-Specific Patent” shall mean any Cidara Patent: (a) that Covers (i) [***], (ii) [***], (iii) [***], or (iv) [***]; and (b) a claim of which [***]. For the avoidance of doubt, a Cidara Patent that Covers [***], without any claim of such Cidara Patent [***] shall not be a Cidara Compound-Specific Patent. In accordance with the foregoing, the patent applications set forth on Exhibit D are deemed to be within the foregoing definition of “Cidara Compound-Specific Patent” as of the Execution Date.

1.25    “Cidara IND” shall mean a U.S. IND for a Research Plan Trial.
1.26    “Cidara Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Cidara or any Affiliate of Cidara.
1.27    “Cidara Know-How” shall mean Know-How Controlled by Cidara or any Affiliate of Cidara as of the Effective Date or during the Term that is necessary or useful for the Development, Manufacture, or Commercialization of a Compound or Product; but excluding any Cidara Patents, Joint Technology, and WuXi Licensed Technology.
1.28    “Cidara [***] Know-How” shall mean any Know-How Controlled by Cidara or any Affiliate of Cidara (a) as of the Effective Date or (b) during the Term of this Agreement, that, in each case (clauses (a) and (b)), [***]; but specifically excluding [***].
1.29    “Cidara Patent” shall mean any Patent Right Controlled by Cidara or any Affiliate of Cidara as of the Effective Date or during the Term that Covers any invention (including any Cidara Invention) that is necessary or useful for the Development, Manufacture, or Commercialization of a Compound or Product, including any Patent Right listed in Exhibit C or Exhibit D hereto; but excluding any Joint Patent and any Patent Right included in the WuXi Licensed Technology.
1.30    “Cidara Phase 1 Trial” shall mean a Phase 1 Trial of Product to be sponsored by Cidara and conducted by or on behalf of Cidara as part of the Research Program, as more fully described in the Research Plan.
1.31    “Cidara Phase 2 [***] Study” shall mean the Phase 2 [***] Study of Product to be sponsored by Cidara and conducted by or on behalf of Cidara as part of the Research Program, as more fully described in the Research Plan.
1.32    “Cidara Phase 2 [***] Study Completion Date” shall mean the date of database lock for the Cidara Phase 2 [***] Study.
1.33    “Cidara Technology” shall mean the Cidara Know-How and the Cidara Patents.
1.34    “Clinical Trial” shall mean any study in which human subjects are dosed or treated with a pharmaceutical or biological product, whether approved or investigational, including a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial or post-approval clinical trial.
1.35    “CMC” shall mean chemistry, manufacturing and controls.
1.36    “CMC Development” shall mean Development activities related to the CMC of drug substance and drug product intended to ensure the proper identification, quality, purity and strength of the drug, including test method development and stability testing, process development, drug substance development, delivery system development, technology transfer, process validation, process scale-up, formulation development, quality assurance and quality control development.

1.37    “CMO” shall mean a Third Party contract manufacturing organization.
1.38    “Combination Product” shall mean (a) a product that contains a Compound and at least one Other Active in the same therapeutic preparation or formulation, or (b) a Product co-packaged with at least one Other Active, sold and invoiced as a single unit for a single price in a single package or container. For clarity, the presence of any drug delivery vehicle or excipient in either of the foregoing ((a) or (b)) in itself shall not be deemed to create a Combination Product.
1.39    “Commercialization” shall mean any activities directed to marketing, promoting, detailing, distributing, importing, exporting, using, offering to sell or selling a drug or biologic product, including activities directed to obtaining Pricing and Reimbursement Approvals, conducting pre- and post-Regulatory Approval activities and launching and promoting such drug or biologic products in each country, as applicable. When used as a verb, “Commercialize” means to engage in Commercialization activities.
1.40    “Commercialization Approval” shall mean, with respect to a Product and any country or regulatory jurisdiction, receipt of [***] Marketing Approval for such Product from the applicable Regulatory Authority in such country or regulatory jurisdiction[***]. For illustrative purposes, as of the Execution Date the following are [***] [***] and [***]:
(a)    [***]
(b)    [***]
(c)    [***]
(d)    [***]
(e)    [***]

For clarity, [***] shall [***] for purposes of this Section 1.40.
1.41    “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, diligent, good faith efforts to accomplish such objective that a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the Development or Commercialization of a Product by a Party, “Commercially Reasonable Efforts” shall mean those efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion with respect to a product owned or controlled by such Party, or to which such Party has similar rights, which product has similar product characteristics, is of similar market potential and is at a similar stage in its development or life as is such Product, taking into account all relevant scientific, technical, legal, clinical, operational, economic and commercial factors that may affect the Development or Commercialization of a product, including (as applicable): actual and potential issues of safety, efficacy or stability; expected and actual product profile; stage of development or life cycle status; actual and projected Development, regulatory, Manufacturing and Commercialization costs; timelines and budgets; any issues regarding the ability to Manufacture or have Manufactured the product; the likelihood of and timing for obtaining Regulatory Approval or Commercialization Approval; approved labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market, including the expected and actual competitiveness of alternative products in the marketplace; past performance of the product or similar products; present and future market potential; existing or projected pricing, sales, reimbursement and profitability; and expected and actual proprietary position, strength and duration of patent protection and anticipated regulatory or other exclusivity as such company would normally use to accomplish a similar objective under similar circumstances. To the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.
1.42    “Compound” shall mean:
(a)    (i) CD377; (ii) CD388; or (iii) any other compound, [***] which is Covered by an Existing Cidara Compound-Specific Patent (each of clauses (i), (ii) and (iii), an “Existing Compound”). For the avoidance of doubt, if an Existing Compound is [***], such Existing Compound shall [***] for purposes of this Agreement;
(b)    any Flu AVC;
(c)    any compound that is [***] within [***], which [***] within [***]; and

(d)    any base form, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of any compound described in the foregoing clauses (a) through (c).
1.43    “Confidential Information” of a Party shall mean (a) all Know-How disclosed orally, visually, in writing or in other form by or on behalf of such Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) pursuant to or in connection with the Prior CDA prior to the Execution Date or this Agreement on or after the Execution Date, or (b) all Know-How otherwise expressly deemed to be “Confidential Information” of such Party under another provision of this Agreement.
1.44    “Control” (including, with correlative meanings, “Controls” or “Controlled by”) shall mean, with respect to any Know-How, Patent Right, other intellectual property right, material or Confidential Information, possession by a Party (whether by ownership or license or otherwise, other than pursuant to a license or other rights granted to such Party under this Agreement), directly or through an Affiliate of such Party, of the ability to transfer or disclose, or grant a license or sublicense under, such right, material or Confidential Information, as applicable, as provided for herein without violating the terms of any agreement or binding arrangement with any Third Party; provided, however, that:
(a)    with respect to any Know-How, Patent Right, other intellectual property right, material or Confidential Information acquired by Cidara or any Affiliate of Cidara from a Third Party after the Effective Date, Cidara or such Affiliate shall be deemed to “Control” such Know-How, Patent Right, other intellectual property right, material or Confidential Information only if: (i) Cidara or such Affiliate [***] with respect thereto; (ii) [***] use or practice of such Know-How, Patent Right, other intellectual property right, material or Confidential Information, as applicable, under this Agreement [***]; and (iii) Janssen acknowledges and agrees in writing that, notwithstanding Article 8 and Section 10.2 hereof, Cidara does not grant, or purport to grant, to Janssen, or have, or purport to have, any rights with respect to prosecution, maintenance, enforcement or defense of any such Patent Right that are not expressly granted by such Third Party to Cidara; and
(b)    any Know-How, Patent Right, other intellectual property right, material or Confidential Information that is owned or licensed by an Acquirer of Cidara or any Affiliate of such Acquirer (excluding any Affiliate that was an Affiliate of Cidara prior to a Change of Control and became an Affiliate of such Acquirer as a result of such Change of Control) shall not be deemed to be Controlled by Cidara for purposes of this Agreement, except to the extent, and only to the extent that, such Know-How, Patent Right, other intellectual property right, material or Confidential Information (i) is actually used by Cidara, the Acquirer or any of their respective Affiliates in the performance of Development, Manufacturing or Commercialization activities with respect to any Compound or Product following the consummation of the Change of Control of Cidara, (ii) is made, conceived or reduced to practice by the Acquirer or any such Affiliates through the use of the Cidara Technology or Joint Technology following the consummation of the Change of Control of Cidara or (iii) was transferred, disclosed or otherwise licensed or sublicensed to Cidara prior to the consummation of the Change of Control of Cidara.
1.45    “Cover(s)” (including, with correlative meanings, “Covering” and “Covered”) shall mean, with respect to a Patent Right and a product, invention or technology, that, in the absence of ownership of or a license under such Patent Right, the manufacture, use, sale, offer for sale or importation of such product or the practice of such invention or technology would Infringe one or more claims of such Patent Right.
1.46    “CRO” shall mean a Third Party contract research organization.
1.47    “Currency Hedge Rate” shall mean the Johnson & Johnson currency hedge rate, which is the result of the effectively performed currency hedging at Johnson & Johnson for the upcoming Janssen Calendar Year and will be set up one time per Janssen Calendar Year and will remain constant throughout such Janssen Calendar Year. The Johnson & Johnson currency hedge rate is calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contracts of Johnson & Johnson with Third Party banks.
1.48    “Data” shall mean any and all results of research, preclinical and non-clinical studies, including in vitro, in vivo, and ex vivo studies, Clinical Trials and other testing of a Compound or Product, and any and all other data generated by or on behalf of a Party related to the Development, Manufacture or Commercialization of a Compound or Product, including biological, chemical, pharmacological, toxicological, safety, pharmacokinetic, clinical, CMC, analytical, quality control, mechanical, software, electronic and other data, results and descriptions.
1.49    “Development” shall mean all research and non-clinical and clinical drug development activities and processes, including toxicology, pharmacology, project management and other non-clinical efforts, formulation development, delivery system development, statistical analysis, Manufacturing development, the performance of Clinical Trials (including the Manufacturing of products for use in Clinical Trials), or other activities reasonably necessary in order to obtain and maintain Marketing Approval of a pharmaceutical or biologic product. When used as a verb, “Develop” means to engage in Development activities.
1.50    “DOJ” shall mean the U.S. Department of Justice.
1.51    “Effective Date” shall mean the first Business Day immediately following the date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.
1.52    “EMA” shall mean the European Medicines Agency or any successor agency thereto in the EU having substantially the same function.
1.53    “Entity” shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.54    “EU” shall mean the European Union, as its membership may be constituted from time to time, and any successor thereto; except that, for purposes of this Agreement, the EU will be deemed to include France, Germany, Italy, Spain and the United Kingdom, irrespective of whether any such country is a member state of the European Union.
1.55    “EUA” shall mean: (a) an Emergency Use Authorization issued by the U.S. Department of Health and Human Services or the FDA pursuant to Section 564 of the U.S. Federal Food, Drug and Cosmetic Act, 21 U.S.C. §360bbb-3, or any successor authorization thereto in the U.S.; (b) a conditional marketing authorisation granted by the EMA pursuant to Regulation (EC) No. 507/2006 in the context of a public health emergency, or any successor authorization thereto in the EU, or an equivalent conditional marketing authorization thereto granted by the applicable Regulatory Authority of a Major European Country pursuant to equivalent laws in such Major European Country in the context of a public health emergency, or any successor authorization thereto in a Major European Country; (c) a Special Approval for Emergency granted by Japan’s Ministry of Health, Labour and Welfare under article 14-3 of Japan’s Pharmaceuticals and Medical Devices Act, or any successor approval thereto in Japan; or (d) an equivalent conditional approval granted by the applicable Regulatory Authority of any other country or regulatory jurisdiction in the context of a public health emergency.
1.56    “FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto in the U.S. having substantially the same function.
1.57    “Field” shall mean all uses, including all [***] applications in humans.
1.58    “First Commercial Sale” shall mean, with respect to a Product in a country, the first commercial sale in an arm’s-length transaction of such Product to a Third Party or Governmental Authority in such country after Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country, [***]. Sales for Clinical Trial purposes, early access programs, named patient, registration samples or compassionate use shall not constitute a First Commercial Sale. In addition, sales of a Product by and between Janssen and its Affiliates and Sublicensees for eventual resale to a Third Party shall not constitute a “First Commercial Sale.”
1.59    “Flu AVC” shall mean an AVC (a) [***] and (b) demonstrated [***]to exhibit antiviral activity against influenza virus; but in each case excluding [***].
1.60    “[***] Claim” shall mean any [***] claim of a Patent Right, which claim [***].
1.61    “[***] Patent” shall mean any Patent Right that (a) includes [***] and (b) is controlled [***]

[***].
1.62    “FTC” shall mean the U.S. Federal Trade Commission.
1.63    “FTE” shall mean the equivalent of a full-time employee’s work time over a 12-month period (constituting [***] working hours) working directly on performing Development activities according to the Research Program. For clarity, no more than [***] hours per Cidara Calendar Year (or equivalent pro-rata portion thereof for a period less than 12 months) may be charged for a single individual contributing work factoring into any reimbursable FTE Costs hereunder, regardless of how much additional work time is contributed by such individual during such period. An individual contributing work for less than [***] hours per Cidara Calendar Year shall be deemed a fraction of an FTE on a pro-rata basis.
1.64    “FTE Costs” shall mean the amount calculated by multiplying the FTE Rate by the number of FTEs expended by Cidara in the performance of the Research Program during the applicable financial period.
1.65    “FTE Rate” shall mean $[***] per FTE per Cidara Calendar Year (pro-rated for the period beginning on the Execution Date and ending on the last day of the first Cidara Calendar Year of the Term). The FTE Rate shall be adjusted annually, based on changes in the Consumer Price Index for all Urban Consumers for July of the prior year to July of the current year, as published by the U.S. Department of Labor, Bureau of Labor Statistics, available at http://www.bls.gov/cpi/home.htm. FTE Rate changes shall be effective as of January 1 of each Cidara Calendar Year during the Research Program Term, with the first adjustment taking effect on January 1, 2022. The Parties acknowledge that the FTE Rate covers all salary, other compensation, employee benefits and routine supplies and includes overhead for or directly allocable to an FTE.
1.66    “GAAP” shall mean generally accepted accounting principles in the U.S., consistently applied. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.
1.67    “Good Clinical Practice” or “GCP” shall mean the current standards for clinical trials of pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the EU and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold to the extent such standards are not less stringent than U.S. Good Clinical Practice.
1.68    “Good Laboratory Practice” or “GLP” shall mean the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the EU and other organizations and Governmental Authorities in countries in which a pharmaceutical product is intended to be sold, to the extent such standards are not less stringent than U.S. Good Laboratory Practice.

1.69    “Good Manufacturing Practice” or “GMP” shall mean the part of quality assurance that ensures that pharmaceutical products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable U.S., EU, Canadian and ICH guidance or equivalent laws in other jurisdictions.
1.70    “Governmental Authority” shall mean any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.
1.71    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
1.72    “IND” shall mean (a) any Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetics Act, filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto; or (b) any comparable filing(s) outside the U.S. (such as a clinical trial authorization in the EU) necessary to commence Clinical Trials, including any amendments thereto.
1.73    “IND-Enabling Study” shall mean any non-clinical study of a compound (a) that is intended to comply with GLP or (b) the results of which are necessary to support the filing of an IND for such compound.
1.74    “Indication” shall mean the diagnosis, treatment or prevention of a discrete clinically recognized form of a disease or medical condition. For clarity, for purposes of this Agreement, (a) treatment of a disease or medical condition [***] and (b) treatment of a disease or medical condition for one or more subpopulations or age groups within the entire population shall be deemed as the same Indication [***].
1.75    “Infringe” (including, with correlative meanings, “Infringed” or “Infringement”) shall mean any infringement as determined by Applicable Law (subject to the immediately following sentence), including direct infringement, contributory infringement or any inducement to infringe. However, in determining whether a claim of a pending patent application would be “Infringed,” such claim shall be treated as if issued as then currently being prosecuted.
1.76    “Initiation” (including, with correlative meanings, “Initiates” or “Initiated”) shall mean, (i) with respect to a [***] Trial, the first dosing of the [***] subject or patient in such [***] Trial and (ii) with respect to any other Clinical Trial, the first dosing of the [***] subject or patient in such Clinical Trial.
1.77    “Invention” shall mean any invention, whether or not patented, that is made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of either Party or jointly by or on behalf of the Parties in the course or as a result of the conduct of activities under this Agreement, including the Research Plan Activities and the practice of any license granted under this Agreement.
1.78    “Janssen Calendar Quarter” shall mean a quarter based on the Johnson & Johnson Universal Calendar for that quarter; provided, however, that (a) the first Janssen Calendar Quarter of the Term shall begin on the Effective Date and extend until the end of such Janssen Calendar Quarter and (b) the last Janssen Calendar Quarter of the Term shall begin on the first day of such Janssen Calendar Quarter and end on the effective date of the expiration or termination of this Agreement.
1.79    “Janssen Calendar Year” shall mean a year based on the Johnson & Johnson Universal Calendar for that year; provided, however, that (a) the first Janssen Calendar Year of the Term shall begin on the Effective Date and end on the last day of Janssen Calendar Year 2021; and (b) the last Janssen Calendar Year of the Term shall begin on the first day of the Janssen Calendar Year in which this Agreement expires or terminates and end on the effective date of expiration or termination of this Agreement.
1.80    “Janssen Clinical Activities” shall mean clinical Development activities with respect to Compound or Product other than Research Plan Activities.
1.81    “Janssen Compound-Specific Patent” shall mean any Janssen Patent: (a) that Covers (i) [***], (ii) [***], (iii) [***], or (iv) [***]; and (b) a claim of which [***].
1.82    “Janssen Housemark” shall mean the corporate name or logo of Janssen or any of its Affiliates, together with any derivative marks of such name or logo.
1.83    “Janssen Invention” shall mean any Invention made solely by one or more employees, consultants or contractors of Janssen or its Affiliates.
1.84    “Janssen Know-How” shall mean Know-How Controlled by Janssen or its Affiliates as of the Effective Date or during the Term that is necessary for, or actually used by Janssen or any of its Affiliates or Sublicensees in, the Development, Manufacture or Commercialization of any Compound or Product; but excluding any Janssen Patent and Joint Technology.
1.85    “Janssen [***] Know-How” shall mean any Know-How Controlled by Janssen or any Affiliate of Janssen (a) as of the Effective Date or (b) during the Term of this Agreement, that, in each case (clauses (a) and (b)), [***]; but specifically excluding (i) [***] and (ii) [***].

1.86    “Janssen Patent” shall mean any Patent Right Controlled by Janssen or any Affiliate of Janssen as of the Effective Date or during the Term that Covers an Invention (including a Janssen Invention) that is necessary for, or actually used by or on behalf of Janssen or any of its Affiliates or Sublicensees in, the Development, Manufacture or Commercialization of a Compound or Product; but excluding any Joint Patent.
1.87    “Janssen Technology” shall mean the Janssen Know-How and the Janssen Patents.
1.88    “Johnson & Johnson Universal Calendar” shall mean the Johnson & Johnson universal calendar for a given year. The Johnson & Johnson Universal Calendar for 2021 and 2022 is set forth on Exhibit E attached hereto, and the Johnson & Johnson Universal Calendar for subsequent years will be provided to Cidara by Janssen upon Cidara’s request in writing from time to time.
1.89    “Joint Compound-Specific Patent” shall mean any Joint Patent: (a) that Covers (i) [***], (ii) [***], (iii) [***], or (iv) [***]; and (b) a claim of which [***]. For the avoidance of doubt, a Joint Patent that Covers [***] without any claim of such Joint Patent [***] shall not be a Joint Compound-Specific Patent.
1.90    “Joint Invention” shall mean any Invention made jointly by, on the one hand, one or more employees, consultants or contractors of Cidara or any Affiliate of Cidara, and, on the other hand, one or more employees, consultants or contractors of Janssen or any of its Affiliates.
1.91    “Joint Patent” shall mean any Patent Right that Covers a Joint Invention.
1.92    “Joint Technology” shall mean Joint Inventions and Joint Patents.
1.93    “Know-How” shall mean commercial, technical, scientific and other information and know-how, including: (a) biological, chemical, pharmacological, toxicological, clinical, nonclinical, preclinical, manufacturing, safety, analytical, quality control and clinical Data; (b) assays; (c) trade secrets; (d) methods; (e) techniques, skills, instructions and formulae; (f) processes and practices; (g) procedures; (h) specifications; (i) sourcing information and (j) inventions; in each case ((a)-(j)), that are not generally known to the public.
1.94    “Major European Countries” shall mean the following five countries: France, Germany, Italy, Spain and the United Kingdom (without regard to whether or not any of the foregoing is an EU member state at any given time).

1.95    “Major Market” shall mean each of the following: the U.S., each Major European Country, [***].
1.96    “Manufacturing” shall mean any activities directed to producing, manufacturing, processing, sourcing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a pharmaceutical or biologic product. When used as a verb, “Manufacture” means to engage in Manufacturing activities.
1.97    “Manufacturing Cost of Clinical Supply” shall mean, with respect to Compound or Product Manufactured on behalf of Cidara by a Cidara CMO (a) for use in non-clinical and clinical research and drug Development activities (including Clinical Trials) conducted pursuant to the Research Plan or (b) supplied to Janssen for use in non-clinical and clinical research and drug Development activities (including Clinical Trials) conducted by or on behalf of Janssen outside of Research Plan Activities as permitted by this Agreement, payments made to such Cidara CMO for such Compound or Product, plus any additional, reasonable internal and external costs and expenses incurred by Cidara for quality assurance, quality control, release testing, stability testing, labeling, packaging, warehousing and transportation of such Compound or Product, in each case, determined in accordance with Cidara’s standard cost accounting policies that are in accordance with GAAP and consistently applied across all of Cidara’s manufacturing network to other products that Cidara manufactures.
1.98    “Manufacturing Improvement” shall mean any Janssen Invention or Joint Invention made, conceived, generated or reduced to practice during the Manufacturing Improvement Period that is: (a) [***] (i) [***] or (ii) [***]; (b) [***]; or (c) [***].
1.99    “Manufacturing Improvement Know-How” shall mean any technical Know-How made, conceived, generated or reduced to practice, in whole or in part, by or on behalf of Janssen or any of its Affiliates in the course or as a result of conducting Development (including CMC Development) and Manufacturing activities with respect to any Compound or Product during the Manufacturing Improvement Period that relates or is directed to (a) [***] (i) [***] or (ii) [***], (b) [***], or (c) [***].
1.100    “Manufacturing Improvement Patent” shall mean any Patent Right Controlled by Janssen or any of its Affiliates during the Term that Covers a Manufacturing Improvement, including Janssen’s or its Affiliate’s interest in any Manufacturing Improvement that is a Joint Invention.
1.101    “Manufacturing Improvement Period” shall mean the period beginning on the Effective Date and ending upon [***] (a) [***], or (b) [***].

1.102    “Manufacturing Improvement Technology” shall mean Manufacturing Improvements, Manufacturing Improvement Know-How and Manufacturing Improvement Patents.
1.103    “Marketing Approval” shall mean approval of a Marketing Approval Application by the applicable Regulatory Authority.
1.104    “Marketing Approval Application” shall mean: (a) a Biologics License Application submitted to the FDA pursuant to Section 351(a) of the Public Health Service Act (“BLA”) or a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto in the U.S. (“NDA”); (b) an application for authorization to market or sell a pharmaceutical or biological product submitted to a Regulatory Authority in any country or jurisdiction other than the U.S., including, with respect to the EU, a marketing authorization application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in the European Economic Area with respect to the decentralized procedure, mutual recognition or any national approval procedure (“MAA”); or (c) with respect to any product for which a BLA, NDA or MAA has been approved by the applicable Regulatory Authority, an application to supplement or amend such BLA, NDA or MAA to expand the approved label for such pharmaceutical or biological product to include use of such pharmaceutical or biological product for an additional indication.
1.105    “Material Safety Issue” shall mean the occurrence of any significant safety-related event, incident or circumstance with respect to a Compound or Product that leads a Party to reasonably determine that the continued use of such Compound or Product by patients may result in patients being exposed to a product for which the risks outweigh the benefits. Examples of Material Safety Issues include the issuance of a clinical hold order (or similar requirement or recommendation) by a Regulatory Authority, where the clinical hold is not resolvable in the ordinary course, or an IRB/EC requirement or recommendation to terminate or suspend a Clinical Trial.
1.106    “Net Sales” shall mean, with respect to a Product, the gross amounts invoiced on sales of such Product by Janssen (it being understood that, for purposes of this definition, any such gross amounts invoiced by an Affiliate of Janssen or a Sublicensee shall be deemed to be invoiced by Janssen) to a Third Party or Governmental Authority purchaser in arm’s-length transactions, less the following customary deductions, determined in accordance with GAAP and standard internal policies, procedures, and accounting standards consistently applied throughout Janssen to calculate revenue for financial reporting purposes, including deductions actually taken, paid, accrued, allocated or allowed based on good faith estimates, with respect to such sales (and consistently applied as set forth below):
(a)    normal and customary trade, cash or quantity discounts, allowances, wholesaler and pharmacy fees, and credits allowed or paid, in the form of deductions actually allowed or actually paid with respect to sales of such Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;
(b)    excise taxes, use taxes, tariffs, sales taxes and customs duties, or other government charges imposed on the sale of such Product (including VAT, but only to the extent that such VAT is not reimbursable or refundable), but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale;
(c)    outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice;
(d)    compulsory and negotiated payments and cash rebates imposed specifically in relation to sales of such Product (rather than the turnover of a Party generally) to the extent the same are paid to a Governmental Authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program that relate specifically to the Product, including pay-for-performance agreements or risk sharing agreements in relation to such Product, but not including government levied fees that are not specific to a Product such as those levied as a result of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (the “PPACA”) or any other successor program;
(e)    retroactive price reductions, credits or allowances actually granted upon rejections or returns of such Product, including for recalls or damaged good and billing errors;
(f)    rebates, chargebacks, administrative fees, and discounts (or equivalent thereof) to managed health care organizations, group purchasing organizations, insurers, pharmacy benefit managers (or equivalent thereof), specialty pharmacy providers, Governmental Authorities, or their agencies or purchasers, reimbursers, or trade customers, as well as amounts owed to patients through co-pay assistance cards or similar forms of rebate to the extent the latter are directly related to the prescribing of the Product; and
(g)    [***].
All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with Janssen’s, its Affiliate’s or Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such Product and other products of Janssen and its Affiliates and Sublicensees such that such Product does not bear a disproportionate portion of such deductions. In no event will any particular amount identified above be deducted more than once in calculating Net Sales.
Sales of a Product by and between Janssen and its Affiliates and Sublicensees for eventual resale to Third Parties are not sales to Third Parties and shall be excluded from Net Sales calculations.
In the event that a Product is sold as part of a Combination Product in a country, the Net Sales with respect to the Combination Product in such country (for all financial terms pursuant to Article 6) shall be determined by multiplying the Net Sales amount for the Combination Product during the applicable reporting period, calculated as set forth above, by the fraction A/(A+B), where A is the Average Net Selling Price of the Product in such country when sold separately, and B is the Average Net Selling Price of the Other Active(s) in the Combination Product in such country when sold separately, in each case, in the same dosage and dosage form and in the same country as the Combination Product during the applicable reporting period. If the Other Active(s) in the Combination Product is not sold separately in such country during the applicable reporting period, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the Average Net Selling Price of the Product in such country when sold separately, and C is the Average Net Selling Price of the Combination Product in such country. If neither the Product nor the Other Active(s) were sold separately in such country during the applicable reporting period, then the respective Average Net Selling Prices during the most recent reporting period in which sales of both occurred in the same country as the Combination Product shall be used. In the event that the Average Net Selling Price of the Product is not available in a given country for any reporting period, then the Average Net Selling Prices of the respective products described above (in the same dosage and dosage form as the Combination Product) in a proxy country to be agreed upon by both Parties will be used (such agreement not be unreasonably withheld, delayed or conditioned), and if the Parties cannot agree upon such proxy country, or no such comparable sales figures are available in an appropriate proxy country, Net Sales for the applicable Combination Product shall be allocated based on the relative value contributed by the Compound and the Other Active(s) (such relative value to be mutually agreed upon by the Parties in writing).
1.107    “Other Active” shall mean any active pharmaceutical ingredient that is not a Compound or a product containing any such active pharmaceutical ingredient (and not containing a Compound). For clarity, drug delivery vehicles, [***] and excipients are hereby deemed not to be “Other Actives.”
1.108    “Out-of-Pocket Expenses” shall mean amounts paid by or on account of Cidara to Third Party vendors or contractors for supplies and materials for use, or for services provided by them, directly in the performance of Research Plan Activities or to the FDA in connection with the filing and maintenance of the Cidara IND. For clarity, “Out-of-Pocket Expenses” does not include payments for Cidara’s or its Affiliates’ employee salaries, benefits, utilities, travel expenses, general office supplies, insurance, information technology or capital expenditures.
1.109    “Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, reissues, reexaminations and extensions, restorations or adjustments by existing or future extension, restoration or adjustment mechanisms, including supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued right substantially similar to any of the foregoing, and (f) all U.S. and foreign counterparts of any of the foregoing.
1.110    “Person” shall mean any natural person or Entity.
1.111    “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a), or any foreign equivalent thereof.

1.112    “Phase 2 [***] Study” shall mean a Phase 2 Trial of Product involving [***] to which the Parties have mutually agreed in writing, to demonstrate proof of concept of efficacy and safety.
1.113    “Phase 2 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b), or any foreign equivalent thereof.
1.114    “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c), or any foreign equivalent thereof.
1.115    “Pivotal Trial” shall mean (a) a Phase 3 Trial, or (b) any other Clinical Trial that the applicable Regulatory Authority has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to an agreement with or statement from the FDA or the EMA on a “Special Protocol Assessment” or equivalent or other guidance or minutes issued by the FDA or EMA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in a Marketing Approval Application, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a Clinical Trial does not constitute a Pivotal Trial at the time of dosing of the first subject in such Clinical Trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in a Marketing Approval Application, then, for purposes of Section 6.4 hereof, “Initiation” of such Clinical Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.
1.116    “Prior CDA” shall mean the Confidential Disclosure Agreement between Cidara and Johnson & Johnson Innovation LLC, having an effective date of [***], as amended by Amendment #1 to Confidential Disclosure Agreement dated [***].
1.117    “Product” shall mean any product comprising or containing a Compound, in any and all forms, presentations, delivery systems, dosage forms and strengths, and formulations. For the avoidance of doubt, all pharmaceutical preparations containing the same Compound, regardless of the presentation, formulation, and method of dosing thereof, shall constitute the same Product.
1.118    “Product Domain Names” shall mean any and all domain names registered for use in association solely with a Product and the Product Trademarks.
1.119    “Product Trademark” shall mean any Trademark used to Commercialize a Product, but excluding any Janssen Housemark.
1.120    “Regulatory Approval” shall mean, with respect to any product in any jurisdiction, any and all approvals (including INDs, Marketing Approvals and Commercialization Approvals), licenses (including import licenses), registrations and authorizations from any Regulatory Authority that are required under Applicable Law or reasonably necessary for the Development, Manufacture or Commercialization of such product in such jurisdiction for one or more uses, and all amendments and supplements thereto.
1.121    “Regulatory Authority” shall mean any Governmental Authority, including the FDA and EMA, that has authority over the Development, Manufacture or Commercialization of pharmaceutical or biological products in a given jurisdiction in the Territory.
1.122    “Regulatory Documentation” shall mean: (a) all applications for Regulatory Approval (including Marketing Approval Applications); (b) all Regulatory Approvals, including INDs and Marketing Approvals; (c) all supporting documents created for, referenced in, submitted to or received from an applicable Regulatory Authority relating to any of the applications or Regulatory Approvals described in clauses (a) and (b), including drug master files (or any equivalent thereof outside the U.S.), annual reports, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and Manufacturing records; and (d) all correspondence made to, made with or received from any Regulatory Authority (including written and electronic mail correspondence and minutes from meetings, discussions or conferences (whether in person or by audio conference or videoconference)).
1.123    “Regulatory Exclusivity” shall mean any exclusive marketing rights or data protection or other exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical or biological product that prevent such Regulatory Authority from granting any Regulatory Approval of a Third Party product that has a composition that is the same as or substantially identical to the composition of such pharmaceutical or biological product, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under Section 351 of the Public Health Service Act, 42 U.S.C. § 262, the Drug Price Competition and Patent Term Restoration Act (21 U.S.C. § 355), the PPACA or in the EU under Directive 2001/83/EC and Regulation (EC) No. 1901/2006 or rights similar thereto in other countries or regulatory jurisdictions. If a Regulatory Authority confers more than one type of exclusivity with respect to a pharmaceutical or biological product in a country or jurisdiction (e.g., the FDA grants both biologic drug reference product exclusivity and pediatric exclusivity with respect to such biological product), “Regulatory Exclusivity” will be deemed to apply to such pharmaceutical or biological product in such country or jurisdiction so long as any exclusivity granted to such pharmaceutical or biological product prevents such Regulatory Authority from granting any regulatory approval of a Third Party product that is a Biosimilar Product.
1.124    “Research Plan Activities” shall mean, collectively, the Research Plan IND-Enabling Studies, Research Plan Manufacturing Activities and Research Plan Clinical Activities.
1.125    “Research Plan Trial” shall mean: (a) any Cidara Phase 1 Trial; or (b) the Cidara Phase 2 [***] Study.
1.126    “Research Program Costs” shall mean FTE Costs and Out-of-Pocket Expenses incurred by Cidara and its Affiliates in the conduct of the Research Plan Activities, including:
(a)    FTE Costs and Out-of-Pocket Expenses incurred for CMC Development;

(b)    with respect to non-clinical and clinical research and drug Development activities (including Clinical Trials), the Manufacturing Cost of Clinical Supply for a Compound and Product and other drugs, biological products or devices used in such Clinical Trials (including FTE Costs and Out-of-Pocket Expenses to purchase or package Third Party drugs, biological products and devices) and FTE Costs and Out-of-Pocket Expenses for disposal of clinical samples;
(c)    with respect to regulatory activities for a Compound and Product, FTE Costs and Out-of-Pocket Expenses incurred in connection with regulatory filings (including INDs and Marketing Approval Applications), Regulatory Approvals and meetings with Regulatory Authorities; and
(d)    any other FTE Costs and Out-of-Pocket Expenses incurred that are expressly included in the Research Budget.
Notwithstanding anything to the contrary contained herein, “Research Program Costs” does not include (i) capital expenditures (or any depreciation in connection with any capital expenditures), or (ii) costs attributable to general corporate activities, executive management engaged in general corporate and administrative activities, investor relations, treasury services, business development, corporate government relations, finance, and other overhead.
1.127    “Research Program Term” shall mean the period beginning on the Effective Date and, subject to earlier termination of this Agreement, ending upon the completion of all Research Plan Activities and delivery by Cidara to Janssen of the deliverables specified in the Research Plan and of the Cidara Data Package. For clarity, the Parties acknowledge that (a) not all Research Plan Activities will have been completed as of the date of delivery by Cidara to Janssen of the Cidara Data Package, and (b) subject to earlier termination of this Agreement, the Research Program Term will continue after delivery of the Cidara Data Package until completion of all Research Plan Activities.
1.128    “Right of Reference” shall mean: (a) in the U.S., a “right of reference or use,” as such term is defined in 21 C.F.R. 314.3(b); or (b) in any other country or jurisdiction, the equivalent authority to rely upon, and otherwise use, an investigation for the purpose of filing, and conducting a Clinical Trial under, an IND, or obtaining approval of a Marketing Approval Application or Regulatory Approval, including the ability to make available the underlying raw data from the investigation for audit by the applicable Regulatory Authority in such country or other jurisdiction, if necessary.
1.129    “RSV” shall mean respiratory syncytial virus.
1.130    “RSV AVC” shall mean an AVC that [***] for RSV and [***].
1.131    “Subcommittee” shall mean the JMC or any other subcommittee established by the JSC pursuant to Section 3.2.

1.132    “Sublicense” shall mean a license or sublicense to Develop, have Developed, use, make, have made and otherwise Manufacture, sell, offer to sell, have sold, promote, distribute, import, export and otherwise Commercialize a Product within a particular country or countries of the Territory.
1.133    “Sublicensee” shall mean (a) any Third Party to which Janssen (or its Affiliate) grants a Sublicense, or (b) another Third Party to which a Third Party described in the preceding clause (a) grants a further Sublicense.
1.134    “Tax” or “Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).
1.135    “Terminated Compound” shall mean (a) any Compound with respect to which this Agreement is terminated or expires pursuant to Article 11, and (b) in the event of termination or expiration of this Agreement in its entirety, all Compounds.
1.136    “Terminated Country” shall mean (a) any country in the Territory with respect to which this Agreement is terminated or expires pursuant to Article 11, and (b) in the event of termination or expiration of this Agreement in its entirety, all countries in the Territory; provided, however, that in the case of (a), (i) if this Agreement is terminated pursuant to Article 11 with respect to [***], then [***] shall be deemed “Terminated Countries” and (ii) if this Agreement is terminated pursuant to Article 11 with respect to respect to [***], then [***] shall be deemed “Terminated Countries.”
1.137    “Terminated Product” shall mean (a) any Product with respect to which this Agreement is terminated or expires pursuant to Article 11, and (b) in the event of termination or expiration of this Agreement in its entirety, all Products.
1.138    “Territory” shall mean the entire world.
1.139    “Third Party” shall mean any Person other than a Party or any of its Affiliates.
1.140    “Trademark” shall mean any word, name, symbol, color, designation, or device or any combination thereof, whether registered or unregistered, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo or business symbol.
1.141    “Transition Plan” shall mean, in the context of termination of this Agreement, a plan for the transfer of rights and responsibility for further Development, Manufacture, and Commercialization activities for Terminated Compounds and Terminated Products from Janssen to Cidara, as reasonably necessary to effectuate the intent of Section 11.7(c).
1.142    “U.S.” shall mean the United States of America, including its territories and possessions.
1.143    “U.S. Dollars,” “US$,” or “$” shall mean legal tender in the U.S.

1.144    “Valid Claim” shall mean a claim of (a) an issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) any patent application that has not been cancelled, withdrawn or abandoned, without being re-filed in another application in the applicable jurisdiction or has not been pending or filed more than [***] years from the earliest possible priority date for said application; provided that if such claim is later issued, it shall from the issuance date forward, be deemed to be a Valid Claim.
1.145    “WuXi Cell Line” shall have the meaning ascribed to the term “Licensed Cell Line” in the WuXi License Agreement.
1.146    “WuXi License Agreement” shall mean that certain Cell Line License Agreement dated August 19, 2020, between WuXi Biologics (Hong Kong) Limited (“WuXi”) and Cidara.
1.147    “WuXi Licensed Technology” shall have the meaning ascribed to the term “Licensed Technology” in the WuXi License Agreement.
1.148    Additional Definitions. The definition of each of the following terms is set forth in the section of this Agreement indicated below:

Defined Term	Section
AAA	13.3(a)
AAA Rules	13.3(a)
Agreement	Preamble
Alliance Manager	3.5
Audit	4.6(f)(i)
Audit Observation	4.6(f)(iii)
Audited Site	4.6(f)(i)
Biosimilar Application	8.3(a)
BLA	1.104
CAPA	4.6(f)(iii)
Cidara	Preamble
Cidara CMOs	5.7(a)
Cidara Data Package	4.8(a)
Cidara Indemnitee	12.1
[***]	2.2(a)
Claim	12.1
Co-Detailing Agreement	5.9
Co-Detailing Data Package	5.9
Co-Detailing Option	5.9
Co-Detailing Plan	Exhibit H
Contemplated Transactions	14.2(a)

Defined Term	Section
Detail	Exhibit H
Development Candidate	4.1
Development Milestone Event	6.4
Development Milestone Payment	6.4
Disclosing Party	9.1
Disputes	13.1
Effector Domain	1.7(a)
Election Period	4.8(b)
Election to Proceed Notice	4.8(b)
Enforcing Party	8.3(e)
EPO	1.61
Execution Date	Preamble
Existing Cidara Compound-Specific Patents	10.2(b)
Existing Cidara Patents	10.2(a)
Existing Compound	1.42
First CN Indication	6.5
First CN Product	6.5
First EU Indication	6.5
First EU Product	6.5
First Janssen Clinical Trial	6.4
First JP Indication	6.5
First JP Product	6.5
First US Indication	6.5
First US Product	6.5
Indemnified Party	12.3
Indemnifying Party	12.3
Independent Patent Attorney	8.2(d)(i)
Indirect Tax	7.4
Information Request Notice	4.8(b)
Infringement Action	8.3(c)(i)
IRB/EC	4.4
Janssen	Preamble
Janssen CMO	5.7(c)
Janssen Indemnitee	12.2
[***]	2.2(b)
JCC	Exhibit H
JMC	3.2
JSC	3.1(a)
License	2.1
Linker	1.7(c)
Losses	12.1

Defined Term	Section
MAA	1.104
Manufacturing Improvement Technology Transfer	5.7(c)
Manufacturing Technology Transfer	5.7(b)
Manufacturing Technology Transfer Costs	5.7(b)
Manufacturing Technology Transfer Plan	5.7(b)
Materials	4.10
NDA	1.104
Non-Compete Period	2.9(a)
Ongoing Manufacturing Contracts	5.7(a)
Party/Parties	Preamble
Patent Certification	8.3(a)
PDE	Exhibit H
PPACA	1.106
Pricing and Reimbursement Approvals	1.40
Product Infringement	8.3(a)
Protocol	13.3(d)
PHSA	8.3(a)
Receiving Party	9.1
Regulatory Audit	4.6(f)(ii)
Regulatory Milestone Event	6.5
Regulatory Milestone Payment	6.5
Remainder	8.3(f)
Representatives	9.1
Research Budget	4.2(b)
Research Plan	4.2(a)
Research Plan Clinical Activities	4.2(a)
Research Plan IND-Enabling Studies	4.2(a)
Research Plan Manufacturing Activities	4.2(a)
Research Program	4.1
Responsible Party	8.2(c)(ii)
Royalty Term	6.8
RSV Negotiation Period	2.10
Sales Milestone Event	6.6
Sales Milestone Payment	6.6
SEC	9.5(a)
Senior Executive	3.1(f)
Targeting Domain	1.7(b)
Term	11.1
Termination License	11.7(c)(ii)
Third Party Competitive Product	8.3(a)
Third Party Licenses	6.10

Defined Term	Section
Transferred IND	5.5(b)(ii)
Upfront Payment	6.1
Withholding Tax Action	7.3
WuXi	1.146
WuXi [***] Obligations	5.7(d)(ii)
WuXi Sublicense	5.7(d)(ii)
WuXi Sublicense Agreement	5.7(d)(iii)
WuXi Sublicense Option	5.7(d)(ii)
2.    License Grants
2.1    License Grant to Janssen. Subject to the terms and conditions of this Agreement, Cidara hereby grants to Janssen and its Affiliates an exclusive (even as to Cidara, except as set forth in Section 2.7), royalty-bearing license, including the right to sublicense as expressly permitted by Section 2.5(a), under the Cidara Technology and Cidara’s interest in Joint Technology, solely to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize Compounds and Products in the Field in the Territory (the “License”).
2.2    [***].
(a)    [***] Subject to the terms and conditions of this Agreement, Cidara hereby [***]; provided, however, that [***]: (i) [***]: (A) [***]; (B) [***]; or (C) [***]; and (ii) [***] (the foregoing [***], as qualified by the preceding proviso, the “[***]”). Janssen shall not have [***], which will [***]; provided that Janssen may [***] as set forth above in this sub-clause (a) or [***]. A [***] that has not been identified [***], provided that Cidara [***] within 30 days after written notice from Janssen [***].
(b)    [***] Subject to the terms and conditions of this Agreement, Janssen hereby [***]; provided, however, that [***]: (i) [***]: (A) [***]

[***]; (B) [***]; or (C) [***]; and (ii) [***] (the foregoing [***] as qualified by the preceding proviso, the “[***]”). Cidara shall not have [***], which will [***]; provided that Cidara may [***]as set forth above in this sub-clause (b) [***]. A [***] that has not been identified [***], provided that Janssen [***] within 30 days after written notice from Cidara [***].
2.3    Improvement License. Subject to the terms and conditions of this Agreement, Janssen hereby grants to Cidara a non-exclusive, worldwide, irrevocable, royalty-free, perpetual, sublicensable (in accordance with Section 2.5(b)) license, under the AVC Improvement Technology and the Manufacturing Improvement Technology, solely to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize AVCs that are not Compounds and products containing or comprising AVCs that are not Compounds.
2.4    Janssen Background Patents. In the event that Janssen elects to use in the Development, Manufacture or Commercialization of any Compound or Product any product, invention or technology Covered by a Patent Right Controlled by Janssen or its Affiliates (A) as of the Effective Date or (B) after the Effective Date independent of the performance of activities under this Agreement, Janssen will notify Cidara thereof, and the Parties will meet and discuss such matter in good faith.
2.5    Sublicenses.
(a)    The License shall include the right to grant Sublicenses (through multiple tiers of Sublicenses); provided that (i) each such Sublicense shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement, and (ii) Janssen shall be fully responsible for the compliance of its Sublicensees with the terms and conditions of this Agreement and for the performance of Janssen’s obligations hereunder. Janssen shall promptly notify Cidara in writing of the execution of any Sublicense agreement with a Sublicensee; except that Janssen may freely sublicense its rights under the License to Affiliates, distributors or Third Parties working under Janssen’s direction or control without notifying Cidara of any such Sublicense.
(b)    Cidara may [***]; provided that Cidara may [***]

[***].
2.6    Technology Transfer of Cidara Know-How. Within 30 days after the Effective Date, and without limiting the Manufacturing Technology Transfer contemplated by Section 5.7(b), Cidara shall, at no additional charge to Janssen, deliver to Janssen or its designated Affiliate such existing and available (in recorded form) Cidara Know-How in the possession of Cidara or any Affiliate of Cidara as is necessary or useful for Janssen and its Affiliates to (a) exercise the License in accordance with this Agreement; and (b) otherwise exercise Janssen’s rights and perform Janssen’s obligations under this Agreement. Thereafter, Cidara shall also disclose to Janssen or its designated Affiliate from time to time such additional Cidara Know-How arising during the Research Program Term or otherwise from Research Plan Activities as is necessary or useful for Janssen and its Affiliates to (i) exercise the License in accordance with this Agreement and (ii) otherwise exercise Janssen’s rights and perform Janssen’s obligations under this Agreement. Without limiting the generality of the foregoing, Cidara shall provide to Janssen true and complete copies of all written, graphic or electronic embodiments of Data generated by or on behalf of Cidara with respect to Compounds and Products, including all draft and final protocols and all draft and final reports of each IND-Enabling Study conducted by or on behalf of Cidara prior to the Effective Date, each Research Plan IND-Enabling Study and Research Plan Trial. In addition to providing Cidara Know-How to Janssen in accordance with this Section 2.6, Cidara and its personnel will provide Janssen with up to [***] per [***] of technical assistance with respect to such Cidara Know-How, at Janssen’s reasonable request and at no additional charge to Janssen, during the [***] period following the Effective Date.
2.7    Retained Rights. Notwithstanding the exclusivity of the License but subject to the express provisions of Sections 2.9 and 2.10 of this Agreement, Cidara hereby expressly reserves:
(a)    the non-exclusive right to practice the Cidara Technology and Cidara’s interest in the Joint Technology for (i) the purpose of performing the Research Program, including the right to Develop, have Developed, Manufacture, have Manufactured, use and import Compounds and Products solely as necessary or reasonably useful to perform Cidara’s obligations under the Research Plan and (ii) the purposes set forth in Section 2.9(a)(i)(3); and
(b)    the exclusive right (even as to Janssen) to practice, and to grant licenses under, the Cidara Technology and Cidara’s interest in Joint Technology, for any and all purposes outside of the express scope of the License, including to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize AVCs that are not Compounds.
2.8    Janssen Negative Covenants. Janssen hereby covenants on behalf of itself and its Affiliates:
(a)    not to practice, and not to grant any permission to or cause any Affiliate or Sublicensee to practice, any Cidara Technology for any purpose other than as expressly authorized in this Agreement; and

(b)    except for any Clinical Trial within the Research Plan Activities that the Research Plan specifies Janssen is responsible for performing, not to Initiate or conduct, or cause to be Initiated or conducted, any Clinical Trial of a Compound or Product prior to delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b).
2.9    Non-Compete.
(a)    Except for the performance of the Research Program pursuant to, and subject to the terms and conditions of, this Agreement, Cidara hereby covenants that, from the Effective Date until the [***] anniversary of the end of the Research Program Term (the “Non-Compete Period”), neither Cidara nor any of its Affiliates will:
(i)    directly or indirectly (including through any Third Party contractor or through or in collaboration with any Third Party licensee), Develop (or have Developed), including conduct (or have conducted) any IND-Enabling Study or Clinical Trial of, file (or have filed) any IND or Marketing Approval Application for, or Commercialize (or have Commercialized), any AVC that binds influenza or influenza viral proteins at therapeutic levels or any product containing any such AVC, except:
(1)    as necessary to perform Cidara’s obligations with respect to Compounds and Products under the Research Plan during the Research Program Term;
(2)    through the License granted to Janssen, its Affiliates and Sublicensees; and
(3)    that Cidara or its Affiliates may conduct, or have conducted (including through any Third Party contractor), internal research (excluding any IND-Enabling Study) of such AVCs for the purposes of (A) [***] and (B) improving, enhancing, modifying or otherwise further developing the Cidara Know-How or any invention Covered by a Cidara Patent that, in each case, is [***] (it being understood that any such improvement, enhancement, modification or other development falling within the definition of Cidara Technology would itself be subject to the License); and
(ii)    permit or cause any Third Party, or grant, or purport to grant, any Third Party any license or other right, to engage in any activity in which Cidara is prohibited from engaging under Section 2.9(a)(i);
in each case, provided, however, that Cidara’s obligations under this Section 2.9(a): (1) shall not apply to any AVC that demonstrates high specificity for a virus other than the influenza virus and does not possess significant activity against the influenza virus; (2) shall terminate and be of no further force or effect upon any termination of this Agreement in its entirety; and (3) shall not apply to any Terminated Compound or Terminated Product in the applicable Terminated Country(ies).
(b)    Janssen hereby covenants that, from the Effective Date until [***], neither Janssen nor any of its Affiliates will directly or indirectly (including through any Third Party contractor or through or in collaboration with any Third Party licensee) Develop (or have Developed) or Commercialize (or have Commercialized) any Compound that [***].
2.10    RSV Right of First Negotiation. During the period commencing on the Effective Date and ending on December 31, 2021 (the “RSV Negotiation Period”), the Parties shall discuss in good faith the terms and conditions of a definitive written agreement pursuant to which the Parties would collaborate in the research and development of RSV AVCs and products containing RSV AVCs for the treatment or prevention of RSV. During the RSV Negotiation Period, Cidara will cooperate with Janssen’s conduct of customary and reasonable due diligence regarding Cidara’s RSV AVC program, which shall be substantially equivalent in scope to the due diligence process run by Cidara prior to the Execution Date with respect to Cidara’s Flu AVC program. For clarity, neither Party shall have any obligation to enter into a definitive license agreement regarding RSV AVCs. During the RSV Negotiation Period, Cidara shall not solicit, negotiate, grant, or offer to grant, any Third Party any license, or option to obtain a license to, or otherwise sell or transfer rights to any Third Party to, Develop, Commercialize, or otherwise exploit RSV AVCs; provided, however, that nothing contained in this Section 2.10 shall be construed to limit or restrict Cidara’s right throughout the RSV Negotiation Period to entertain, solicit, negotiate or consummate with any Third Party the transfer or sale of all or substantially all of Cidara’s business in its entirety or all or substantially all of Cidara’s business related to the Cidara Technology, in each case, whether by merger, sale of stock, sale of assets or otherwise. Upon the expiration of the RSV Negotiation Period, if the Parties have not executed and delivered a definitive license agreement regarding RSV AVCs, this Section 2.10 shall terminate and be of no further force or effect.
2.11    Use of Affiliates, Contractors and Sublicensees. Each Party may perform any or all of its obligations or exercise any or all of its rights under this Agreement, through one or more of its Affiliates or Third Party contractors, or, in the case of Janssen and subject to Section 2.5, Sublicensees; provided, in each case, that: (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or contracting; (b) each such Affiliate, Third Party contractor, and, in the case of Janssen, Sublicensee, undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of the other Party which are at least as stringent as those undertaken by such Party pursuant to Article 9; and (c) each such Affiliate and Third Party contractor of a Party agrees in writing to assign to such Party any and all Inventions generated or made by such Affiliate or contractor in the course of performing the delegated or contracted activities, as necessary for such Party to comply with its obligations under Section 8.2(d); provided, further, that such Party shall at all times be fully responsible for the performance of such Affiliate, Third Party contractor or Sublicensee and the compliance of such Affiliate, Third Party contractor or Sublicensee with this Agreement; and provided, further, that Cidara will obtain Janssen’s prior written consent (not to be unreasonably withheld, conditioned or delayed) before performing any Research Plan Activity through a CMO or CRO other than a CMO or CRO listed on Exhibit J.
2.12    No Implied Licenses. No right or license under any Patent Rights, Know-How or other intellectual property rights or information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

3.    Governance
3.1    Joint Steering Committee.
(a)    Establishment and Composition. Within 30 days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) composed of an equal number of representatives of each of Cidara and Janssen, and each Party shall designate its initial JSC representatives by written notice to the other Party. Each Party shall be free to change its JSC representatives on written notice to the other Party, provided that each Party shall ensure that, at all times during the existence of the JSC, its representatives on the JSC have appropriate expertise for the then-current stage of Development or Commercialization of Compounds and Products and appropriate seniority (including at least one member of senior management) and have the authority to bind such Party with respect to matters requiring approval of the JSC.
(b)    Responsibilities and Authority. The JSC’s overall responsibility shall be to oversee the Research Program and to encourage and facilitate collaboration and communication between the Parties regarding the Research Program. The specific responsibilities of the JSC shall be:
(i)    to periodically review the Research Plan and Research Budget and, subject to Sections 3.1(e) and 3.1(f), approve updates or amendments thereto from time to time;
(ii)    to review and, subject to Sections 3.1(e) and 3.1(f), approve the protocols for the Research Plan IND-Enabling Studies and the Research Plan Trials;
(iii)    to provide a forum for review and discussion of the results of Research Plan Activities;
(iv)    to encourage and facilitate ongoing cooperation and communication between the Parties with respect to the Research Program and in planning, and, following Janssen’s delivery of an Election to Proceed Notice in accordance with Section 4.8(b), executing, the transfer of responsibility for further Development and Manufacture of Compounds and Products to Janssen upon completion of the Research Program;
(v)    to serve as the principal means (in addition to the reports each Party is obligated to deliver to the other Party pursuant to Section 4.7) by which (A) each Party keeps the other Party reasonably informed regarding the progress and results of Research Plan Activities, (B) Janssen keeps Cidara reasonably informed regarding the progress and results of any Development (including CMC Development) and Manufacturing activities with respect to any Compound or Product conducted by or on behalf of Janssen or its Affiliates during the Manufacturing Improvement Period, and (C) the Parties discuss technical or other issues arising in the course of any of the foregoing activities;
(vi)    to facilitate the transfer of Cidara Know-How to Janssen contemplated by Section 2.6;
(vii)    to facilitate the transfer of information contemplated by Section 5.8;

(viii)    to facilitate the transfer of Manufacturing Improvements and Manufacturing Improvement Know-How to Cidara contemplated by Section 5.7(c);
(ix)    to establish Subcommittees (in addition to the JMC) as it deems necessary or advisable to further the purposes of the Research Program; and, in each case, to delegate to such Subcommittees such of the JSC’s responsibilities (excluding its responsibilities under this Section 3.1(b)(ix) and Section 3.1(b)(x)) as the JSC deems appropriate, subject to Sections 3.1(f) and 3.3;
(x)    to resolve disputes referred to it by Subcommittees; and
(xi)    to carry out such other obligations as are expressly delegated to it under this Agreement.
Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC (and any Subcommittee thereof) act reasonably and in good faith in carrying out their respective responsibilities hereunder.
(c)    Meetings. The JSC shall meet on at least a quarterly basis or at such greater frequency as mutually agreed by the Parties during the Research Program Term and for the six months following completion thereof. JSC meetings may be conducted in person at times and places to be determined by the JSC members. Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment. A reasonable number of additional representatives of a Party may attend meetings of the JSC in a non-voting capacity. Each Party shall bear its own expenses of participating in meetings of the JSC. Responsibility for chairing JSC meetings shall alternate between the Parties. The chair for a JSC meeting shall set and circulate an agenda for such JSC meeting reasonably in advance thereof, provided that the agenda shall include any matter requested by either Party. The chair for any JSC meeting shall not have any greater authority than any other representative of either Party on the JSC.
(d)    Minutes. The JSC chair for a meeting shall be responsible for preparing minutes of such meeting and shall circulate a draft of the minutes of such meeting to all members of the JSC for comments within 10 Business Days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the JSC at such meeting. In addition, in the event of discussion at any JSC meeting of any amendment or update to the Research Plan or Research Budget, the applicable document shall be attached to the minutes as an exhibit. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting or within 30 days of the first circulation of the draft minutes, whichever is earlier.
(e)    Decision-Making. Decisions within the scope of the JSC’s authority shall be made by unanimous vote, with each Party’s representatives on the JSC collectively having one vote. The presence of at least one of each Party’s JSC representatives constitutes a quorum for the conduct of business at any JSC meeting, and no vote of the JSC may be taken without a quorum present. If the JSC is unable to decide or resolve unanimously any matter within the scope of its authority and responsibilities, then such matter shall be resolved in accordance with Section 3.1(f).
(f)    Dispute Resolution. If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, then, at the written request of either Party, the issue shall be referred to the Chief Executive Officer of Cidara and the Global Therapeutic Head Infectious Disease of Janssen, or their respective designees with decision-making authority (in each case, such Party’s “Senior Executive”), who shall promptly meet and attempt in good faith to resolve such issue within 30 days after such referral. If the Senior Executives cannot resolve such matter within 30 days after the date such matter is first referred to them, then, subject to the remainder of this Section 3.1(f) and to Section 3.3, Janssen shall have final decision-making authority on the matter; provided, however, that, in each case, Janssen shall give good faith consideration to Cidara’s position and make reasonable efforts to take Cidara’s position into account in making its decision. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, unanimous approval of both Parties’ JSC representatives (without resort to Janssen’s final decision-making authority), or the mutual written agreement of the Parties, shall be required:
(i)    to modify or amend the Research Plan in any manner that would require Cidara:
(1)    to devote a number of FTEs to the Research Program in any Cidara Calendar Year beyond the number for which Janssen is obligated to pay FTE Costs in such Cidara Calendar Year under the Research Budget for such Cidara Calendar Year most recently unanimously-approved by the JSC (without resort to Janssen’s final decision-making authority);
(2)    to incur Out-of-Pocket Expenses in any Cidara Calendar Year beyond those Janssen is obligated to reimburse in such Cidara Calendar Year under the Research Budget for such Cidara Calendar Year most recently unanimously-approved by the JSC (without resort to Janssen’s final decision-making authority); or
(3)    to perform any Clinical Trial of a Product other than a Research Plan Trial; or
(ii)    to modify or amend the Research Budget in any manner that would result in:
(1)    the amount of FTE Costs for which Cidara is entitled to reimbursement by Janssen in any Cidara Calendar Year being less than the FTE Costs for the number of FTEs reasonably required for Cidara to perform obligations under the Research Plan in such Cidara Calendar Year; or
(2)    the amount of Out-of-Pocket Expenses for which Cidara is entitled to reimbursement by Janssen in any Cidara Calendar Year being less than the Out-of-Pocket Expenses Cidara is reasonably required to incur to perform its obligations under the Research Plan in such Cidara Calendar Year.

(g)    No Arbitration. The Parties intend that all matters within the scope of the JSC’s decision-making authority shall be resolved by the Parties in accordance with Sections 3.1(e) and 3.1(f), and no matter within the scope of the JSC’s authority shall be subject to the dispute resolution mechanisms set forth in Article 13.
3.2    Subcommittees. Within 30 days after the Effective Date, the Parties shall establish a joint manufacturing committee (the “JMC”) to oversee and facilitate each Party’s performance of the Research Plan Manufacturing Activities during the Research Program Term and Janssen’s performance of CMC Development and Manufacturing activities with respect to Compounds and Products outside of the Research Plan during the Manufacturing Improvement Period, and to share information related to or resulting from the foregoing activities, including Manufacturing Improvements and Manufacturing Improvement Know-How. In addition, from time to time, the JSC may establish additional subcommittees to oversee particular projects or activities within the scope of authority of the JSC, as it deems necessary or advisable. Each Subcommittee shall be composed of an equal number of representatives of each Party as the JSC determines is appropriate from time to time and shall meet with such frequency as the JSC shall determine. Matters relating to the composition (other than the number of representatives), meetings, minutes, and decision-making and dispute resolution authority of each Subcommittee shall be as set forth in Sections 3.1(a), 3.1(c), 3.1(d) and 3.1(e), respectively, mutatis mutandis. If, with respect to a matter that is subject to a Subcommittee’s decision-making authority, the Subcommittee cannot reach unanimity, the matter shall be referred to the JSC for resolution.
3.3    Scope of Authority; Exclusions. Notwithstanding the establishment and existence of the JSC or any Subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JSC nor any Subcommittee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein. In addition to any other exclusions from or limitations on its authority set forth in this Article 3 or elsewhere in this Agreement, neither the JSC (including Janssen in the exercise of its final decision-making authority under Section 3.1(f)) nor any Subcommittee shall have any right or authority:
(a)    to interpret, modify, amend, or waive compliance with any provision of, or any right or remedy under, this Agreement;
(b)    to determine whether or not a Party has complied with any of its obligations under this Agreement;
(c)    to determine any issue in a manner that would conflict with the express terms of this Agreement; or
(d)    to make any decision or approve any matter that is expressly stated to require the mutual written agreement of the Parties or the written consent of one or both Parties.
3.4    Discontinuation of JSC. The activities to be performed by the JSC shall solely relate to governance and information-sharing under this Agreement, and are not intended to constitute, or involve the delivery of, services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing in writing to disband the JSC; or (b) six months following the end of the Research Program Term. Upon the occurrence of (a) or (b) above, the JSC shall have no further authority or duties under this Agreement; provided, however, that, notwithstanding the foregoing, the JMC shall continue in existence, and continue to perform its responsibilities and functions described in Section 3.2, thereafter until 90 days after the end of the Manufacturing Improvement Period. After the JSC ceases to exist, (i) each Party shall designate a contact person for the exchange of information previously exchanged through the JSC (and, after the JMC ceases to exist, information previously exchanged through the JMC), and (ii) any decisions that are designated under this Agreement as being subject to the review or approval of the JSC shall be made by mutual written agreement of the Parties directly (other than any matter that was subject to the final decision-making authority of Janssen under Section 3.1(f) of this Agreement, which shall be decided directly by Janssen), subject to the other terms and conditions of this Agreement.
3.5    Alliance Managers. Within 30 days after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative of such Party to act as the primary point of contact for the Parties with responsibility for the smooth functioning of the alliance by creating and maintaining collaborative, efficient, and responsive communications within and between Cidara and Janssen (each, an “Alliance Manager”). A Party may replace its Alliance Manager on written notice to the other Party and may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. The Alliance Managers shall support alliance governance activities and shall attend all JSC meetings (except as otherwise determined by the JSC) and support their chairperson of the JSC in the discharge of their responsibilities but shall be non-voting participants in such JSC meetings.
4.    Research Collaboration
4.1    Overview. During the Research Program Term, and subject to the terms and conditions of this Agreement, Cidara shall conduct, in consultation with Janssen and under the oversight of the JSC, a research and development program for CD388, or such other Compound as the Parties may mutually agree in writing (in each case, the “Development Candidate”), with the objective of advancing the Development Candidate through the completion of mutually-agreed Phase 1 Trials and the first Phase 2 [***] Study (the “Research Program”).
4.2    Research Plan; Research Budget.
(a)    The activities to be undertaken by Cidara and Janssen as part of the Research Program shall be set forth in a written research plan (the “Research Plan”), which shall describe in reasonable detail the activities to be conducted by or on behalf of Cidara and by or on behalf of Janssen and the deliverables thereof, including: (i) the IND-Enabling Studies of the Development Candidate necessary to support the filing of the Cidara IND (“Research Plan IND-Enabling Studies”); (ii) the CMC Development and Manufacturing activities for the Development Candidate (and Product containing the Development Candidate) necessary to support the filing of the Cidara IND(s) and the conduct of the Research Plan Trials; (iii) certain CMC Development and Manufacturing activities for the Development Candidate (and Product containing the Development Candidate) necessary to prepare for the Janssen Clinical Activities (the CMC Development and Manufacturing activities described in clauses (ii) and (iii), collectively, “Research Plan Manufacturing Activities”); and (iv) the Research Plan Trials and Development activities related directly thereto (“Research Plan Clinical Activities”); and shall include a non-binding estimate of the timeline for conducting the Research Plan Activities. The initial Research Plan agreed to by the Parties as of the Execution Date is attached hereto as Exhibit F.
(b)    The Research Plan shall also include a budget of FTE Costs and Out-of-Pocket Expenses for the Research Plan Activities to be conducted by or on behalf of Cidara, including good faith, reasonable estimates of the number of FTEs to be dedicated to performing each of such Research Plan Activities and the Out-of-Pocket Expenses of services and materials to be provided by Third Party vendors and contractors performing or supporting such Research Plan Activities, including Out-of-Pocket Expenses of GLP material of Development Candidate for Research Plan IND-Enabling Studies and clinical material of Development Candidate or Product containing Development Candidate for the Research Plan Trials and, to the extent specified in the Research Plan, the Janssen Clinical Activities (the “Research Budget”). The Parties agree and acknowledge that the Research Budget shall include such FTE Costs and Out-of-Pocket Expenses incurred by Cidara on and after the Execution Date. The initial Research Budget agreed to by the Parties as of the Execution Date is included in the initial Research Plan attached hereto as Exhibit F.
(c)    The Research Plan (including the Research Budget) shall be subject to amendment and update from time to time in accordance with Article 3, including amendments and updates to take into account completion, commencement, or cessation of Research Plan Activities and updates to budgeted Research Program Costs. Cidara will use Commercially Reasonable Efforts to complete all Research Plan Activities in accordance with the Research Budget, and each Party will use Commercially Reasonable Efforts to complete all Research Plan Activities in accordance with the performance timelines set forth in the Research Plan. As used herein, the term “Research Plan” shall mean the Research Plan (including the Research Budget) as then in effect, including all updates and amendments thereto approved in accordance with Article 3, and the term “Research Budget” shall mean the Research Budget as then in effect, including all updates and amendments thereto approved in accordance with Article 3.
4.3    Research Program Responsibilities. The Parties agree that, except as set forth in the Research Plan or as otherwise approved by the JSC in accordance with Section 3.1 or mutually agreed by the Parties in writing, Cidara shall be responsible for performing, or having performed, all Research Plan Activities, provided, for clarity, that Cidara shall not be responsible for conducting any Clinical Trial except for the Research Plan Trials. To the extent set forth in the Research Plan or as the JSC unanimously approves, or the Parties mutually agree in writing to, with respect to the performance by Janssen of any Research Plan Activities, the provisions of Sections 4.6, 4.7 and 4.9 hereof that are applicable to such Research Plan Activities shall apply, mutatis mutandis, to Janssen.
4.4    Regulatory Matters. During the Research Program Term, Cidara shall be responsible for preparing, in consultation with Janssen via the JSC and subject to JSC approval, (a) the protocols for all Research Plan IND-Enabling Studies and the protocols for the Research Plan Trials; and (b) the Cidara IND and any amendments thereto. Janssen shall provide reasonable assistance to Cidara in preparing such protocols, the Cidara IND and any amendments thereto. The Cidara IND shall be filed and held in Cidara’s name and shall be solely owned by Cidara, subject to Section 5.5(b) hereof. Cidara shall promptly provide to Janssen true and complete copies of the filed Cidara IND, any amendment thereto, and all material correspondence to and from the FDA with respect thereto. Cidara shall take all actions reasonably necessary to maintain the Cidara IND during the conduct of the Research Plan Trials. Cidara shall be responsible for all regulatory responsibilities relating to the Development Candidate and Product containing the Development Candidate during the conduct of the Research Plan Trials as required by Applicable Laws, including safety reporting obligations to Regulatory Authorities, institutional review boards or ethics committees (each, an “IRB/EC”) and investigators, and submission of all other reporting and publication requirements under Applicable Law. Subject to the terms of this Section 4.4, Cidara shall have the sole responsibility for, and sole authority with respect to, communications with Regulatory Authorities regarding the Development Candidate and Product containing the Development Candidate during the conduct of the Research Plan Trials, provided that Janssen shall have the right to participate in all scheduled meetings between Cidara and Regulatory Authorities pertaining to the Development Candidate and Product containing the Development Candidate, unless the Parties have agreed otherwise in advance of such meeting. Cidara shall provide Janssen with reasonable advance notice of all scheduled meetings with Regulatory Authorities regarding the Development Candidate or Product containing the Development Candidate and, as available, advance copies of documents relating to such meetings. In addition, in the event that Cidara is notified of any material inquiries from Regulatory Authorities that relate to the Development Candidate and Product containing the Development Candidate during the conduct of the Research Plan, Cidara shall promptly notify Janssen of such inquiries. Cidara will (i) provide Janssen for review and comment at least 10 Business Days in advance of any deadline for comments (or if any Regulatory Authority deadline is sooner, as reasonably in advance as possible), copies of all Regulatory Documentation with respect to the Development Candidate or Product containing the Development Candidate to be submitted by or on behalf of Cidara prior to the relevant submission during the Research Program Term; (ii) incorporate reasonable comments thereto provided by Janssen; and (iii) promptly notify and provide Janssen any Regulatory Documentation received from any Regulatory Authority with respect to the Development Candidate or Product containing the Development Candidate.
4.5    Research Program Costs and Expenses. Janssen shall be solely responsible, and reimburse Cidara in accordance with Section 6.2, for the FTE Costs and Out-of-Pocket Expenses of all Research Plan Activities performed by or on behalf of Cidara and incurred on and after the Execution Date in accordance with the Research Plan and Research Budget. For clarity, the Parties acknowledge that on and after the Execution Date and prior to the Effective Date, Cidara will independently conduct activities contemplated by the Research Plan, and the Parties agree that upon the occurrence of the Effective Date, such activities shall be deemed to have been Research Plan Activities conducted during the Research Program Term (it being understood that if this Agreement is terminated or expires without the Effective Date having occurred, Cidara will be solely responsible for the costs incurred by it in the conduct of such activities). To the extent that the Research Plan provides for, or the Parties mutually agree in writing on, any activities to be performed by or on behalf of Janssen during the Research Program Term, Janssen shall be solely responsible for all internal and external expenses incurred by it in performing such activities.

4.6    Performance Standards; Compliance. Each Party shall perform, or have performed, the Research Plan Activities for which it is responsible in accordance with the terms and conditions of this Agreement, in good scientific manner and in compliance with Applicable Law, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects. Without limiting the generality of the foregoing:
(a)    Notifications. Each Party shall notify the other Party as soon as reasonably practicable in the event that such Party becomes aware of any of the following with respect to a Research Plan Trial that such Party is responsible for conducting: (i) changes proposed to be made by such Party or that may be required by any Regulatory Authority; (ii) safety or technical issue; (iii) expected or actual delay, or any issue that may reasonably be expected to give rise to a delay; or (iv) other substantive issue. Following receipt of notice of any such event, the Parties shall promptly meet to discuss the circumstance and the applicable Party shall inform the other Party of its intended action plan to remedy (where possible) the issue or mitigate the delay risk to the Research Plan Trials. In determining an action plan, each Party shall take the other Party’s comments into consideration in good faith.
(b)    IRB/EC. The Party responsible for conducting a Research Plan Trial shall be responsible for obtaining any necessary approvals from each IRB/EC, including, where applicable, obtaining approval of the protocol for such Research Plan Trial, informed consent, investigator brochure, subject recruitment materials or plans, authorization of disclosure of confidential subject information, and any alterations to or waivers of the same, prior to commencement of such Research Plan Trial. Such Party shall not implement the modification of any protocol or informed consent without the prior written agreement of the IRB/EC.
(c)    Informed Consent and Patient Authorization. The Party responsible for conducting a Research Plan Trial shall be responsible for obtaining (i) an informed consent document, which shall have been approved by the IRB/EC, signed by or on behalf of each human study subject prior to the subject’s participation in such Research Plan Trial; and (ii) a HIPAA patient authorization signed by or on behalf of each human study subject, as described in 45 C.F.R. Part 164 (or for sites outside of the U.S., the foreign equivalent), which authorization shall contain such provisions as are necessary for the other Party to have access to patient data to the extent reasonably necessary to exercise its rights and fulfill its obligations hereunder and as allowed under Applicable Law.
(d)    Clinical Study Registration and Results Reporting. The Party responsible for conducting a Research Plan Trial shall be responsible for registering such Research Plan Trial in the appropriate clinical study registry and reporting the results thereof as may be required under Applicable Law.
(e)    Samples. The Party responsible for conducting a Research Plan Trial shall accept, to the extent permitted by Applicable Law, responsibility for the retention of documentation and storage of samples of Development Candidate and Product used in such Research Plan Trial according to Applicable Law.

(f)    Audits.
(i)    Co-Audits with Other Party. Any facility or site at which a Party conducts, or has conducted by a Third Party, any Research Plan Activity for which such Party is responsible shall be referred to herein as an “Audited Site”. Such Party shall permit the other Party, at the other Party’s own expense, upon reasonable written notice to such Party, and during normal business hours, to accompany such Party to inspect the Audited Site and any records relating to Research Plan Activity conducted by the Audited Site to verify such Party’s compliance with Applicable Law in carrying out its obligations under this Agreement (each, an “Audit”). Each Audit of an Audited Site may be conducted no more frequently than once every year without cause, and more frequently in the event of a “for cause” Audit. The other Party shall execute any such confidentiality or other agreements as may be reasonably required by each Audited Site as a condition precedent to the Parties’ conduct of the Audit.
(ii)    Audits by Regulatory Authorities. Each Party shall inform the other Party within 48 hours following its receipt of notice of an inspection of an Audited Site of such Party (including such Party) by a Regulatory Authority that relates to any Research Plan Activity conducted at such Audited Site (“Regulatory Audit”). Each Party shall cooperate in good faith with the Regulatory Authority during a Regulatory Audit of such Party. Each Party shall provide daily updates to the other Party regarding its knowledge of the status of a Regulatory Audit and, to the extent not prohibited by Applicable Law, provide any materials received by such Party from the Regulatory Authority or an Audited Site in relation thereto.
(iii)    Audit Observations. Each Party shall provide the other Party with written information received by such Party regarding results of an Audit or Regulatory Audit that relate to or impact any Research Plan Activity conducted by such Audited Site (each, an “Audit Observation”). Each Party shall provide the other Party an opportunity to review and comment on proposed corrective and preventative actions (“CAPA”) for Audit Observations of such Party (as the Audited Site), which such Party shall consider in good faith. Each Party shall also provide the other Party with a copy of any proposed CAPA for Audit Observations received by such Party from an Audited Site, and allow the other Party to review and comment on such CAPA to the same extent as such Party. Each Party shall use Commercially Reasonable Efforts to implement any such CAPAs pertaining to such Party (as the Audited Site) and shall provide information received by such Party from an Audited Site regarding the status of such CAPAs at such Audited Site. Notwithstanding the foregoing, each Party’s obligations related to Regulatory Audits in this Section 4.6(f) shall be limited to the extent performance of such obligations is prohibited by Applicable Law or to the extent necessary to allow such Party to timely comply with Applicable Law.
4.7    Reports. During the existence of the JSC, each Party shall provide updates on its progress with respect to the Research Plan IND-Enabling Studies and Research Plan Trials for which it is responsible and a summary of the Data and results from such activities at each meeting of the JSC. During the existence of the JMC, each Party shall provide updates on its progress with respect to the Research Plan Manufacturing Activities for which such Party is responsible and a summary of the Data and results from such activities (including Manufacturing Improvements and Manufacturing Improvement Know-How) at each meeting of the JMC.

4.8    Delivery and Evaluation of Cidara Data Package.
(a)    Delivery of Cidara Data Package. Following the Cidara Phase 2 [***] Study Completion Date, Cidara shall prepare and deliver to Janssen a data package with respect to the Research Plan Trials conducted by or on behalf of Cidara that contains, to the extent not already provided to Janssen or the JSC or JMC, the documents and information described in Exhibit G (the “Cidara Data Package”). For clarity, delivery of the Cidara Data Package to Janssen shall not relieve Cidara of its obligations under Sections 2.6 and 4.7 with regard to Research Plan Activities conducted or completed after the Cidara Phase 2 [***] Study Completion Date during the Research Program Term.
(b)    Evaluation of Data Package; Decision to Proceed to Further Clinical Development. Within [***] after Janssen’s receipt of the Cidara Data Package, the JSC (together with, if necessary, appropriate Cidara representative(s) with relevant knowledge and information regarding the Research Plan Trials and the Development Candidate but who are not JSC members) shall meet to discuss the Cidara Data Package, to determine whether any document or information described in Section 4.8(a) is missing from the Cidara Data Package delivered to Janssen and has not previously been provided to Janssen or the JSC (in which case, Cidara shall promptly deliver the same to Janssen), and to discuss whether the results from the Research Plan Trials support continued preparation for and conduct of Janssen Clinical Activities. The Parties acknowledge that the decision whether or not to proceed with the continued preparation for and conduct of Janssen Clinical Activities shall be made solely by Janssen in its absolute discretion; provided, however, that Janssen shall communicate such decision to Cidara in writing no later than [***] after the receipt of the Cidara Data Package (such [***] period, the “Election Period”). Without limiting the generality of the foregoing, at any time following Janssen’s receipt of the Cidara Data Package and the date which is [***] prior to the end of the Election Period, Janssen may provide Cidara with one or more written notices requesting information with respect to the Research Plan Trials and the Development Candidate that is available as of the Cidara Phase 2 [***] Study Completion Date but has not previously been provided to Janssen or the JSC or JMC, or a discussion with Cidara representative(s) who have the relevant knowledge and information regarding such Research Plan Trials and Development Candidate (each, an “Information Request Notice”). Cidara will provide such information or hold such discussion as promptly as practicable, provided that Cidara will provide any information reasonably accessible to or Controlled by Cidara and hold any such discussion regarding such information no later than [***] following receipt of such Information Request Notice. Unless Janssen notifies Cidara prior to expiration of the Election Period that Janssen elects to proceed with the conduct of Janssen Clinical Activities (such notice, an “Election to Proceed Notice”), Cidara shall have the right to terminate this Agreement pursuant to Section 11.4.
4.9    Records. Each Party shall prepare and maintain, or cause to be prepared and maintained, complete and accurate records of all Research Plan Activities conducted by or on behalf of such Party, including all Data, results and information arising therefrom and any Invention made in whole or in part by or on behalf of such Party in connection therewith. All such records shall be prepared and maintained in conformity with standard pharmaceutical and biotechnology industry practices and in sufficient detail appropriate for patent and regulatory purposes. Upon reasonable prior written notice, such Party shall permit the other Party to review such records (including, to the extent permitted by Applicable Laws related to data privacy, the clinical study reports and case report forms) to the extent reasonably required for the performance of the other Party’s obligations or the exercise of the other Party’s rights under this Agreement. Each Party shall maintain such records of the other Party and the information contained therein in confidence in accordance with Article 9 hereof and shall not use such records or information except to the extent permitted by this Agreement.
4.10    Materials. To facilitate the performance of Research Plan Activities, either Party may provide to the other Party certain biological materials or chemical compounds owned by or licensed to the supplying Party for use by the other Party as set forth in the Research Plan (such materials or compounds and any progeny or derivatives thereof, collectively, “Materials”). All such Materials shall remain the sole property of the supplying Party, shall be used by the receiving Party solely to perform its obligations under the Research Program, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, unless expressly agreed. The Materials supplied under this Section 4.10 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.
4.11    Material Safety Issues. If, during the Research Program Term, either Party determines that there is a Material Safety Issue, such Party shall promptly notify the other Party and the JSC shall promptly meet to discuss such Material Safety Issue and to seek to approve an appropriate course of action to address such Material Safety Issue (which may include delaying, modifying, suspending or terminating one or more of the Research Plan Activities). During the pendency of such discussion, each Party may suspend or delay any Research Plan Activity to the extent such activity is affected by such Material Safety Issue, and, to the extent required, take all actions as may be required by Applicable Law (e.g., regulatory reporting). If the JSC approves a course of action to address such Material Safety Issue, then the Parties shall thereafter take all actions necessary to implement such course of action. If the JSC does not approve a course of action to address such Material Safety Issue within 30 days after becoming aware of such Material Safety Issue, then either Party may refer such matter to the Senior Executives for discussion and attempted resolution. If the Senior Executives approve a course of action to address such Material Safety Issue, then the Parties shall thereafter take all actions necessary to implement such course of action. If the Senior Executives do not approve a course of action to address such Material Safety Issue within 30 days after the matter is referred to them, then, notwithstanding Section 3.1(f), Cidara shall have the final decision-making authority to determine the appropriate course of action to address such Material Safety Issue, and Cidara’s decision shall be final and binding on the Parties.
5.    Development and Commercialization
5.1    Responsibility. Subject to the terms and conditions of this Agreement, and except, if Cidara exercises the Co-Detailing Option, to the extent expressly set forth in the
Co-Detailing Agreement, after Janssen’s delivery of the Election to Proceed Notice in accordance with Section 4.8(b), Janssen shall be solely responsible for the Development, Manufacture and Commercialization of Compounds and Products in the Field in the Territory, all at Janssen’s sole expense.

5.2    Diligence. During the Term after Janssen’s delivery of the Election to Proceed Notice in accordance with Section 4.8(b), Janssen (itself and through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to Develop, and to obtain and maintain Regulatory Approval for, one Product in one Indication in the U.S., [***] Major European Countries and [***], including to obtain Pricing and Reimbursement Approvals in such countries prior to or as promptly as reasonably practicable after receipt of Marketing Approval for such Product in such Major Markets. In addition, following receipt of Regulatory Approval and Pricing and Reimbursement Approval, if applicable, for a Product in a Major Market, Janssen (itself or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize such Product in such Major Market.
5.3    Disclosure Regarding Janssen Efforts. Within [***] after the end of each Janssen Calendar Quarter following Janssen’s delivery to Cidara of an Election to Proceed Notice, Janssen shall provide Cidara with a written progress report summarizing at a high-level (except to the extent already disclosed in writing to Cidara in an earlier report or pursuant to another provision of this Agreement): (a) Janssen’s, its Affiliates’ and Sublicensees’ material clinical Development activities with respect to Compounds and Products in the Field during such Janssen Calendar Quarter, including the results thereof; and (b) Janssen’s, its Affiliates’ and Sublicensees’ other material Development activities and its material Commercialization activities with respect to Compounds and Products in the Field in each Major Market. Each such report shall also include notice of (i) the submission by Janssen, its Affiliate or a Sublicensee of any Marketing Approval Application for a Product with the applicable Regulatory Authority in any Major Market, (ii) the acceptance for filing by the applicable Regulatory Authority in any Major Market of any Marketing Approval Application for a Product submitted by Janssen, its Affiliate or a Sublicensee and (iii) the receipt of Marketing Approval for any Product in any Major Market; in each case, during such Janssen Calendar Quarter (except to the extent already disclosed in writing to Cidara in an earlier report or pursuant to another provision of this Agreement). On the reasonable request of Cidara, but no more than once per Janssen Calendar Year during the Term, Janssen shall discuss such reports with Cidara to facilitate Cidara’s assessment of whether Janssen is complying with its diligence obligations under this Agreement. Janssen’s obligations under this Section 5.3 will terminate with respect to a Major Market upon Janssen’s receipt of the first Commercialization Approval of a Product in such Major Market, except that Janssen shall remain obligated to report to Cidara in writing within [***] after the end of each subsequent Janssen Calendar Quarter (except to the extent already disclosed to Cidara in writing in an earlier report or pursuant to another provision of this Agreement) (A) the submission by Janssen, its Affiliate or a Sublicensee to the applicable Regulatory Authority in any Major Market of any Marketing Approval Application for any additional Product or for any Product [***], (B) the acceptance for filing by the applicable Regulatory Authority in any Major Market of any Marketing Approval Application submitted by Janssen, its Affiliate or a Sublicensee for any additional Product or for any Product [***] and (C) the receipt of Marketing Approval in any Major Market for any additional Product or for any Product [***]. All information provided by Janssen pursuant to this Section 5.3 shall be treated as Janssen’s Confidential Information.
5.4    Compliance. Janssen shall conduct, and require its Affiliates, Third Party contractors and Sublicensees to conduct, all activities contemplated by this Article 5 in compliance with all Applicable Laws, including, as applicable, those relating to GLP, GCP, GMP, pharmacovigilance and safety reporting, and requirements for the protection of human subjects.
5.5    Regulatory.
(a)    Janssen Responsibility. Without limiting the generality of Section 5.1, and except as expressly set forth in Article 4 with respect to the Research Plan Trials, Janssen shall be solely responsible for preparing and submitting all INDs and Marketing Approval Applications, and obtaining and maintaining all Regulatory Approvals, for Compounds and Products in the Field in the Territory, at Janssen’s sole expense. All of such submissions and Regulatory Approvals shall be in the name of, and owned by, Janssen (or its Affiliate or Sublicensee, as applicable).
(b)    Rights of Reference; Transfer of Regulatory Documentation.
(i)    Drug Master Files. In the event Cidara or its Affiliate maintains a drug master file related to a Compound or Product, Cidara hereby grants to Janssen Rights of Reference thereto, and the right to access and copy all information and data included in such drug master file, solely to the extent necessary for the purposes of filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Janssen of Clinical Trials of such Compound or Product in the Field in the Territory. Subject to Section 2.9, Janssen will promptly after establishing any drug master file maintained by Janssen or its Affiliates that relates to a Compound or Product, grant to Cidara Rights of Reference to such drug master file; in each case, to the extent necessary or reasonably useful for the purposes of (x) filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Cidara of Research Plan Trials during the Research Program Term and (y) Developing, Manufacturing and Commercializing AVCs that are not Compounds and products containing or comprising AVCs that are not Compounds. Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of this Section 5.5(b)(i).
(ii)    INDs, Marketing Approval Applications and Regulatory Approvals.
(1)    During the period prior to any assignment and transfer to Janssen of any Cidara IND and related Regulatory Documentation pursuant to Section 5.5(b)(ii)(2) or 5.5(b)(ii)(3), Cidara hereby grants to Janssen Rights of Reference to such Cidara IND and related Regulatory Documentation, solely to the extent necessary or reasonably useful for the purposes of (x) filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Janssen of any Research Plan Trial for which Janssen is responsible during the Research Program Term and (y) after Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Janssen of Clinical Trials of Compound or Product in the Field in the Territory.

(2)    Promptly following Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b): (A) Cidara will assign and transfer to Janssen the Cidara IND for each Research Plan Trial that has been completed as of Janssen’s delivery of such Election to Proceed Notice (such transferred IND, the “Transferred IND”) and provide copies of all related Regulatory Documentation not previously provided to Janssen; and (B) subject to Section 2.9, Janssen will grant to Cidara Rights of Reference to the Transferred IND(s) and related Regulatory Documentation assigned and transferred to Janssen pursuant to the preceding clause (A), solely to the extent necessary or reasonably useful for the purposes of (x) filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Cidara of Research Plan Trials during the Research Program Term and (y) Developing, Manufacturing and Commercializing AVCs that are not Compounds and products containing or comprising AVCs that are not Compounds.
(3)    With respect to each ongoing Research Plan Trial that is completed after Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), promptly after completion of such Research Plan Trial: (A) Cidara will assign and transfer to Janssen the Cidara IND for such Research Plan Trial and provide copies of all related Regulatory Documentation not previously provided to Janssen; and (B) subject to Section 2.9, Janssen will grant to Cidara Rights of Reference to the Transferred IND(s) and related Regulatory Documentation assigned and transferred to Janssen pursuant to the preceding clause (A), solely to the extent necessary or reasonably useful for the purposes of (x) filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Cidara of Research Plan Trials during the Research Program Term and (y) Developing, Manufacturing and Commercializing AVCs that are not Compounds and products containing or comprising AVCs that are not Compounds.
(4)    Subject to Section 2.9, Janssen will promptly after filing or obtaining (as applicable) any IND, Marketing Approval Application or Regulatory Approval described in Section 5.5(a), grant to Cidara Rights of Reference to such IND, Marketing Approval Application or Regulatory Approval; in each case, to the extent necessary or reasonably useful for the purposes of (x) filing and maintaining INDs and other Regulatory Approvals for the conduct by or on behalf of Cidara of Research Plan Trials during the Research Program Term and (y) Developing, Manufacturing and Commercializing AVCs that are not Compounds and products containing or comprising AVCs that are not Compounds.
(5)    Each Party shall, promptly upon request of the other Party, file with applicable Regulatory Authorities such letters of authorization, access or cross-reference as may be necessary to accomplish the intent of this Section 5.5(b)(ii).
(6)    For clarity, Cidara shall have the right to retain a copy of any Transferred IND, provided that, upon assignment and transfer to Janssen of a Transferred IND, such Transferred IND shall become the Confidential Information of Janssen.
(c)    Global Safety Database. Cidara shall retain global safety reporting obligations for the Development Candidate or Product containing Development Candidate as required by Applicable Law during the Research Program Term. After completion of the Research Program, Janssen shall establish a global safety database for each Compound or

Product, as applicable, and shall maintain such safety database in accordance with Applicable Law. In a timeframe to be agreed upon by the Parties, Cidara shall disclose all safety information arising from the performance of the Research Plan Trials to Janssen for inclusion in the global safety database.
5.6    Records. Janssen shall prepare and maintain, or cause to be prepared and maintained, complete and accurate records of all activities conducted by or on behalf of Janssen pursuant to this Article 5, including all Data, results and information arising therefrom and any Invention (including any Manufacturing Improvement) made in whole or in part by or on behalf of Janssen in connection therewith. All such records shall be prepared and maintained in conformity with Janssen’s standard practices and in sufficient detail appropriate for patent and regulatory purposes.
5.7    Manufacturing. Except as expressly provided in Article 4 with respect to Research Plan Manufacturing Activities and below in this Section 5.7, Janssen shall have the sole right and authority, at its sole cost and expense, to Manufacture, or have Manufactured, clinical and commercial supplies of Compounds and Products. Janssen will conduct such Manufacturing activities in accordance with the terms and conditions of this Agreement and in compliance with Applicable Law, including those relating to GMP.
(a)    Cooperation During, and Transition After, Research Program Term. During the Research Program Term, Cidara shall introduce Janssen to Cidara’s existing Third Party contract manufacturers of Compounds, AVC Components of Compounds, and Products (such Third Parties collectively referred to herein as the “Cidara CMOs”) and, to the extent requested by Janssen, shall cooperate with Janssen’s efforts to establish direct manufacturing and supply arrangements with any such Cidara CMOs, provided that Janssen shall be solely responsible for negotiating any and all manufacturing and supply agreements with such Cidara CMOs. In the event that, after Janssen’s delivery of an Election to Proceed Notice in accordance with Section 4.8(b), services to be provided by any Cidara CMO pursuant to a written agreement with Cidara remain in process (“Ongoing Manufacturing Contracts”), the Parties shall work in good faith: (i) to the extent any such Ongoing Manufacturing Contract relates solely to Compound or Product and not to any other compound, product or program of Cidara, to assign Cidara’s rights and obligations related to Compound or Product under such Ongoing Manufacturing Contract to Janssen, to the extent Cidara is permitted pursuant to the terms of such Ongoing Manufacturing Contract to make such assignment; provided, however, that Cidara shall remain the contracting party and provide the benefit of such Ongoing Manufacturing Contract to Janssen until the first to occur of contract completion, termination or completion of assignment to Janssen; and (ii) in the case of any Ongoing Manufacturing Contract that also relates to another compound, product or program of Cidara, to provide the benefit of such Ongoing Manufacturing Contract to Janssen. Janssen shall reimburse Cidara for all Out-of-Pocket Expenses and FTE Costs arising from Ongoing Manufacturing Contracts to the extent related to Compound or Product on and after completion of the Research Program until such Ongoing Manufacturing Contract is completed, terminated or assigned to Janssen [***].

(b)    Manufacturing Technology Transfer. Without limiting the technology transfer described in Section 2.6, at any time after the Effective Date upon Janssen’s written request, Cidara shall, under the supervision of the JMC, conduct a Manufacturing technology transfer (the “Manufacturing Technology Transfer”) and provide reasonable technical assistance to Janssen or its designees in order to enable Janssen or its designee to Manufacture the Compounds and Products (including any assistance requested by Janssen with respect to any Regulatory Documentation submitted or received by Cidara during the Research Program Term regarding the Manufacture of the Compounds and Products) according to a plan of Manufacturing Technology Transfer to be agreed by the Parties prior to the initiation of the Manufacturing Technology Transfer (as may be updated from time to time by the Parties, the “Manufacturing Technology Transfer Plan”). The Manufacturing Technology Transfer Plan will include a schedule of all Know-How, documentation and materials to be transferred to Janssen, including all active pharmaceutical ingredient development, drug product formulation development, analytical method development and stability reports with respect to the Research Plan Trials. Janssen shall reimburse Cidara for its FTE Costs and Out-of-Pocket Expenses that are incurred in connection with the activities as set forth in the Manufacturing Technology Transfer Plan (“Manufacturing Technology Transfer Costs”). Cidara shall invoice Janssen on a quarterly basis for Manufacturing Technology Transfer Costs, and Janssen shall pay each such invoice within [***] following receipt.
(c)    Manufacturing Improvement Technology Transfer. Within [***] after the end of each Janssen Calendar Quarter after the Effective Date and up to and including the Janssen Calendar Quarter during which the Manufacturing Improvement Period ends, Janssen shall provide the JMC with a written report: (i) summarizing at a high-level Janssen’s and its Affiliates’ material CMC Development and Manufacturing activities with respect to Compounds, AVC Components of Compounds, and Products during such Janssen Calendar Quarter, including material Research Plan Manufacturing Activities conducted by or on behalf of Janssen; and (ii) disclosing each Manufacturing Improvement made during such Janssen Calendar Quarter and not previously disclosed to Cidara. In addition, Janssen shall, upon Cidara’s written request and at no charge to Cidara, deliver to Cidara or its designated Cidara CMO such existing and available (in recorded form) Manufacturing Improvement Know-How (including any written or electronic report received by Janssen or its Affiliate from any Third Party contract manufacturer with which Janssen or its Affiliate contracts for the performance of CMC Development or Manufacturing activities with respect to Compounds, AVC Components of Compounds, or Products (each, a “Janssen CMO”)) as is necessary or reasonably useful for Cidara and its Affiliates to exercise Cidara’s rights and perform Cidara’s obligations under this Agreement (each such delivery, a “Manufacturing Improvement Technology Transfer”). Notwithstanding the foregoing or anything herein to the contrary (other than Section 11.7(c)), in no event shall Janssen be required hereunder to transfer to Cidara or its Affiliates (1) [***] or (2) [***], except, in each case ((1) and (2)), with respect to [***]. In addition to providing Manufacturing Improvement Know-How to Cidara in accordance with this Section 5.7(c), Janssen and its personnel will provide Cidara with up to [***] of technical assistance [***] with respect to such Manufacturing Improvement Know-How, at Cidara’s reasonable request and at no additional charge to Cidara, during the period of Janssen’s Manufacturing Improvement disclosure obligations under this Section 5.7(c). To the extent requested by Cidara during the Manufacturing Improvement Period, Janssen shall promptly authorize and instruct any Janssen CMO in possession of Manufacturing Improvement Know-How to disclose such Manufacturing Improvement Know-How to Cidara and shall authorize such Janssen CMO to contract with Cidara to perform CMC Development and Manufacturing services using such Manufacturing Improvement Know-How on behalf of Cidara within the scope of the license granted under Section 2.3, provided that Cidara shall be solely responsible for negotiating any and all such agreements with such Janssen CMOs. All information provided by Janssen pursuant to this Section 5.7(c) shall be treated as Janssen’s Confidential Information.
(d)    Access and Sublicense to WuXi Cell Line.
(i)    Janssen acknowledges receipt of a copy of the WuXi License Agreement, pursuant to which Cidara has the right to obtain a [***] license to use the WuXi Cell Line and other WuXi Licensed Technology to make, have made, use, sell, have sold, offer for sale, import and otherwise commercialize the Effector Domain of a Compound for the purpose of manufacturing and commercializing such Compound and Products containing such Compound in the Field in the Territory, on the terms and subject to the conditions set forth therein.
(ii)    Subject to the terms and conditions of this Agreement and the WuXi License Agreement, Cidara hereby grants to Janssen an exclusive option (the “WuXi Sublicense Option”), exercisable during the Term, to obtain a [***] sublicense, without the right to further sublicense, under the license granted to Cidara pursuant to the WuXi License Agreement, to use the WuXi Cell Line and other WuXi Licensed Technology solely to make, have made, use, sell, have sold, offer for sale, import and otherwise commercialize the Effector Domain of a Compound for the purpose of manufacturing and commercializing such Compound and Products containing such Compound in the Field in the Territory (the “WuXi Sublicense”). Janssen’s right to exercise the WuXi Sublicense Option and obtain the WuXi Sublicense is subject to [***] (the “WuXi [***] Obligations”).
(iii)    Should Janssen exercise the WuXi Sublicense Option, the Parties shall promptly execute a written agreement under which Cidara would grant the WuXi Sublicense to Janssen (“WuXi Sublicense Agreement”), such WuXi Sublicense Agreement to reflect the terms set forth in this Section 5.7(d) and all terms and conditions of the WuXi License Agreement applicable to “Permitted Sublicensees” (as defined in the WuXi License Agreement) of Cidara thereunder. Janssen hereby acknowledges and agrees, and the WuXi Sublicense Agreement will expressly provide, that:
(1)    the WuXi Sublicense Agreement is subject and subordinate to the terms of the WuXi License Agreement;
(2)    the grant of the WuXi Sublicense to Janssen is conditioned upon Janssen: (A) covenanting that it will comply with the requirements of the WuXi License

Agreement (including of Sections 2.2 and 2.3 thereof) that are expressly applicable to “Permitted Sublicensees”; and (B) acknowledging and agreeing that it will not have the right to grant any further sublicenses under the WuXi Sublicense without the prior written consent of WuXi (which Janssen acknowledges may be withheld, conditioned or delayed by WuXi in its sole discretion); and
(3)    Janssen assumes [***].
(iv)    Cidara hereby agrees that if Janssen exercises the WuXi Sublicense Option, [***].
5.8    Disclosure Regarding New Compounds. Within [***] after the end of each Janssen Calendar Quarter after the Effective Date and up to and including the Janssen Calendar Quarter during which the AVC Improvement Period ends, each Party shall provide the JSC with a written report disclosing any Compound first made, generated or synthesized by or on behalf of such Party or any of its Affiliates during such Janssen Calendar Quarter, including each AVC Component thereof, and the structure and amino acid sequence of such Compound, including each such AVC Component.
5.9    Co-Detailing Option. Subject to the terms and conditions of this Agreement, Janssen hereby grants to Cidara the option to co-detail the first Product to receive Marketing Approval with Janssen in the U.S. (the “Co-Detailing Option”). Janssen will promptly provide Cidara with access to the top line results for the Pivotal Trial, once available to Janssen. Within [***] following the date that Janssen provides such access to the top line results to Cidara, Cidara shall notify Janssen in writing of whether it requests Janssen to prepare and deliver a data package with respect to such Product (a “Co-Detailing Data Package”). The Co-Detailing Data Package will include the following information relating to the Detailing (as defined in Exhibit H) in the U.S. of such Product to the extent it is in Janssen’s possession: the anticipated level of Detailing effort required, estimated details required and estimated number of representatives required. If the Co-Detailing Data Package is requested by Cidara, Janssen will provide the Co-Detailing Data Package to Cidara within [***] after the request. Cidara may exercise the Co-Detailing Option, at its sole discretion, by written notice to Janssen, given on or before the date that is [***] after the delivery of the Co-Detailing Data Package. If Cidara exercises its Co-Detailing Option, the Parties shall negotiate in good faith to enter into a co-detailing agreement governing such co-detailing activities (the “Co-Detailing Agreement”), including [***] (which shall be [***]). The Co-Detailing Agreement shall include, without limitation, the terms set forth in Exhibit H hereto. Cidara shall not have the right to assign, sublicense, delegate or otherwise transfer its Co-Detailing Option or any of its rights or obligations under the Co-Detailing Agreement to any Third Party or in connection with a Change of Control of Cidara, except with the prior written consent of Janssen, and Janssen may terminate the Co-Detailing Option or the Co-Detailing

Agreement in the event of any such assignment, sublicense, delegation or other transfer or in the event of a Change of Control by giving 30 days’ written notice an any time after the occurrence of such event; provided, however, that if a Change of Control is [***] then [***].
6.    Financial Terms
6.1    Upfront Payment. Within 10 Business Days following the Effective Date, Janssen shall pay to Cidara a non-refundable, non-creditable upfront payment in the amount of US$27 million (the “Upfront Payment”).
6.2    Research Program Funding. Janssen shall be responsible for the agreed upon Research Program Costs (subject to the [***] variance described below) incurred by Cidara during the Research Program Term (or deemed to have been incurred by Cidara during the Research Program Term as provided in Section 4.5) as documented in the Research Budget. Within 30 days after the end of each Cidara Calendar Quarter during the Research Program Term, Cidara shall provide a written report to Janssen setting forth in reasonable detail the FTE Costs and Out-of-Pocket Expenses actually incurred by Cidara during such Cidara Calendar Quarter, including the type and extent of Research Plan Activities to which such Research Program Costs are attributable, invoices from Third Party vendors or contractors for Out-of-Pocket Expenses, the number of FTEs devoted to such Research Plan Activities, and a written invoice for such costs; provided, that if the total Research Program Costs for such Cidara Calendar Quarter exceeds the Research Budget for such Cidara Calendar Quarter, then Cidara will provide written notice to Janssen as far in advance as reasonably possible of such cost overrun along with a reasonably detailed explanation of such cost overrun. Cidara agrees promptly to provide Janssen with reasonable additional information requested by Janssen related to the Research Program Costs during such Cidara Calendar Quarter to confirm that spending is in conformance with the approved Research Budget. Janssen shall pay each such invoice within [***] of receipt. Notwithstanding the foregoing, if, in any Cidara Calendar Year, Cidara incurs more than [***] of aggregate Research Program Costs budgeted for the Research Plan Activities performed in such Cidara Calendar Year, Janssen shall not be obligated to reimburse such excess Research Program Costs (over [***] of budgeted Research Program Costs) except to the extent the JSC approves such excess Research Program Costs (either before or after they are incurred). Cidara shall provide to Janssen the estimated Research Program Costs for each applicable Cidara Calendar Quarter within 15 days prior to the end of such Cidara Calendar Quarter to enable Janssen to appropriately accrue the Research Program Costs. Such estimate shall include the Research Program Costs incurred in such Cidara Calendar Quarter to date and a good faith, non-binding estimate of the Research Program Costs for the remainder of such Cidara Calendar Quarter. Cidara shall provide to Janssen an annual Research Budget update for the current Cidara Calendar Year on or before June 1st of each Cidara Calendar Year and an annual Research Budget on or before October 1st of each Cidara Calendar Year detailing the Research Budget and Research Plan for the upcoming Cidara Calendar Year, in each case, during the

Research Program Term. Janssen acknowledges that the annual Research Budget provided by Cidara to Janssen on or before October 1st of each Cidara Calendar Year detailing the Research Budget and Research Plan for the upcoming Cidara Calendar Year will represent Cidara’s good faith estimate, as of such date, of Research Program Costs for the upcoming Cidara Calendar Year. After Cidara provides each such annual Research Budget for the upcoming year to Janssen, Cidara shall promptly inform the JSC upon becoming aware of new information that changes Cidara’s good faith estimate of any item of Research Program Costs in such Research Budget, and the Parties (through the JSC) agree to consider in good faith approving an amendment to such Research Budget to appropriately reflect such new information.
6.3    Manufacturing Cost of Clinical Supply. If, at Janssen’s written request, Cidara supplies, or causes to be supplied, to Janssen or its Affiliate any quantity of Compound or Product for use in non-clinical and clinical research and drug Development activities (including Clinical Trials) to be conducted by or on behalf of Janssen outside of Research Plan Activities as and to the extent permitted by this Agreement, and the Manufacturing Cost of Clinical Supply of such quantity of Compound or Product is not otherwise reimbursed or reimbursable to Cidara as Research Program Costs pursuant to Section 6.2, then Janssen shall be responsible for the Manufacturing Cost of Clinical Supply of such quantity of Compound or Product. Cidara shall invoice Janssen for such Manufacturing Cost of Clinical Supply, and Janssen shall pay each such invoice within [***] following receipt thereof.
6.4    Development Milestone Payments. Within [***] following the first achievement (whether by the applicable Party, its Affiliate or, in the case of Janssen, a Sublicensee) of each of the milestone events set forth in the table below (each, a “Development Milestone Event”), the Party with responsibility for conducting the applicable Clinical Trial under this Agreement (Cidara in the case of a Research Plan Trial and Janssen in the case of a Clinical Trial within the Janssen Clinical Activities) shall provide the other Party with written notice of such achievement, and Janssen shall pay to Cidara the corresponding non-refundable, non-creditable milestone payment set forth in such table (each, a “Development Milestone Payment”) within [***][***] after receipt of an invoice from Cidara for such Development Milestone Event (except that, in the case of the second Development Milestone Event in the table below, Janssen shall pay the corresponding non-refundable, non-creditable Development Milestone Payment within [***] after receipt of an invoice from Cidara, which Cidara may issue on or after Janssen’s delivery to Cidara of an Election to Proceed Notice pursuant to Section 4.8(b)):

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]

(1)    If the first Phase 2 Trial of a Product Initiated by or on behalf of Janssen, its Affiliate or a Sublicensee (the “First Janssen Clinical Trial”) is [***], then [***]

[***] shall be payable by Janssen [***], and [***] shall be payable [***].
Each Development Milestone Payment shall be payable only once, for the first achievement of the applicable Development Milestone Event, even if such Development Milestone Event occurs more than once or with respect to more than one Product. Accordingly, the maximum amount payable pursuant to this Section 6.4 shall be [***]. Each Development Milestone Payment shall be non-refundable and non-creditable.
6.5    Regulatory Milestone Payments. Within [***] following the first achievement (whether by Janssen, its Affiliate or a Sublicensee) of each of the milestone events set forth in the table below (each, a “Regulatory Milestone Event”), Janssen shall provide Cidara with written notice of such achievement and shall pay to Cidara the corresponding non-refundable, non-creditable milestone payment set forth in such table (each, a “Regulatory Milestone Payment”) within [***] after receipt of an invoice from Cidara for such Regulatory Milestone Event.

No.	Milestone Event	Milestone Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Each Regulatory Milestone Payment shall be payable only once, for the first achievement of the applicable Regulatory Milestone Event. Each Regulatory Milestone Payment shall be non-refundable and non-creditable. Accordingly, the maximum amount payable pursuant to this Section 6.5 shall be [***]. For clarity, the Regulatory Milestone Payment corresponding to each of Regulatory Milestone Events 5, 6, 7 and 8 above shall be payable whether the applicable Regulatory Milestone Event is achieved by the same Product that achieved Regulatory Milestone Event 1, 2, 3 or 4, respectively, or by a different Product (whichever occurs first). For clarity, [***] achievement of a Regulatory Milestone Event.
6.6    Sales Milestone Payments. The first time that aggregate Net Sales of all Products in a single Janssen Calendar Year by Janssen, its Affiliates and Sublicensees in the Territory equal or exceed the amounts set forth in the following table (each, a “Sales Milestone Event”), Janssen shall pay to Cidara the corresponding non-refundable, non-creditable milestone payment set forth in the table below (each, a “Sales Milestone Payment”) within [***] after the end of Janssen Calendar Quarter in such Janssen Calendar Year in which such Sales Milestone Event is achieved in accordance with Section 7.1.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each Sales Milestone Payment shall be payable only once and shall be non-refundable and non-creditable. Accordingly, the maximum amount payable pursuant to this Section 6.6 shall be [***]. If multiple Sales Milestone Events are first achieved in a single Janssen Calendar Quarter during the same Janssen Calendar Year, the Sales Milestone Payments corresponding to all of such achieved Sales Milestone Events shall be payable within [***] after the end of such Janssen Calendar Quarter in accordance with Section 7.1. For clarity, Net Sales in a country made [***] will [***].
6.7    Royalties. Subject to Sections 6.8, 6.9, 6.10 and 6.11 below, on a Product-by-Product basis, Janssen shall pay to Cidara running royalties on aggregate annual Net Sales of each Product by Janssen, its Affiliates and Sublicensees in the Territory in each Janssen Calendar Year at the royalty rates set forth in the table below:

Aggregate Annual Net Sales of Each Product in the Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

By way of example, if aggregate annual Net Sales of a Product in the Territory during a Janssen Calendar Year were [***], the royalties due with respect to such Product for such Janssen Calendar Year would equal the sum of (a) [***], (b) [***], (c) [***] and (d) [***], for a total of [***].
Notwithstanding the foregoing and Section 6.8 below, on a Product-by-Product and country-by-country basis, Net Sales of a Product by Janssen, its Affiliates and Sublicensees in a country made [***] shall [***].
6.8    Royalty Term. Royalties under Section 6.7 shall be payable, on a Product-by-Product basis, with respect to a Product in a country from the First Commercial Sale of such Product in such country until the latest of: (a) the expiration of [***] the last-to-expire Valid Claim of a Cidara Patent or Joint Patent in such country that Covers the [***] of the Compound of such Product [***]; (b) the expiration of Regulatory Exclusivity for such Product in such country; or (c) the 10th anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, the License with respect to such Product in such country shall become royalty-free, fully-paid, irrevocable and perpetual.
6.9    Reduction for No Valid Claim, No Regulatory Exclusivity or Biosimilar Competition.
(a)    Regulatory Exclusivity But No Valid Claim. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of a Cidara Patent or Joint Patent in such country Covers the [***]

[***] of the Compound of such Product in such country [***] and no Valid Claim of a Janssen Patent in such country Covers the [***] of the Compound of such Product in such country, but there is Regulatory Exclusivity for such Product in such country, the royalties due Cidara under Section 6.7 with respect to such Product in such country shall not be subject to any reduction on account thereof, unless Applicable Law in such country requires a royalty reduction under such circumstances, in which even the royalties due Cidara under Section 6.7 with respect to such Product in such country shall be reduced to [***] of the amount otherwise payable, subject to the application of the royalty floor under Section 6.11.
(b)    No Valid Claim or Regulatory Exclusivity. On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of a Cidara Patent or Joint Patent in such country Covers [***] the Compound of such Product in such country [***] and no Valid Claim of a Janssen Patent in such country Covers [***] of the Compound of such Product in such country, and there is no Regulatory Exclusivity for such Product in such country, the royalties due Cidara under Section 6.7 with respect to such Product in such country shall be reduced to [***] of the amount otherwise payable under Section 6.7, subject to the application of the royalty floor under Section 6.11.
(c)    Biosimilar Product. If a Product is sold in a country during the applicable Royalty Term at a time when a Biosimilar Product is also being sold in such country, then, from and after the date on which both the Product and the Biosimilar Product have each been available for sale for [***] in such country, the royalties payable on Net Sales of such Product in such country in any Janssen Calendar Quarter during the applicable Royalty Term shall be reduced to an amount equal to [***] of the royalties that would otherwise be payable on Net Sales of such Product in such country in such Janssen Calendar Quarter under Section 6.7, subject to the application of the royalty floor under Section 6.11.
6.10    Third Party Licenses. Subject to Section 6.12, in the event that Janssen or its Affiliate or Sublicensee (as applicable) obtains one or more licenses under Patent Rights of Third Parties (excluding Sublicensees) that Cover, or are reasonably necessary or useful to make, use or sell, the Compound contained in a Product sold in a country (“Third Party Licenses”), then Janssen may credit against the royalties payable by Janssen to Cidara with respect to Net Sales of such Product in such country for a Janssen Calendar Quarter (i) [***] of the royalties actually paid by Janssen or such Affiliate or Sublicensee (as applicable) under such Third Party Licenses with respect to sales of such Product in such country for such Janssen Calendar Quarter and (ii) [***] of the royalties actually paid by Janssen or such Affiliate or Sublicensee (as applicable) under such Third Party Licenses with respect to sales of such Product in such country for such Janssen Calendar Quarter, in each case ((i) and (ii)), to the extent specifically attributable to such Patent Rights of such Third Parties that Cover, or are reasonably necessary or useful to make, use or sell, the Compound contained in such Product in such country and not to any other intellectual property rights licensed under such Third Party Licenses; provided, however, that in no event will the royalties payable by Janssen to Cidara hereunder with respect to Net Sales of such Product in such country for such Janssen Calendar Quarter be reduced by more than [***] as a result of any and all such credits in the aggregate, but any portion of such royalties paid under Third Party Licenses with respect to sales of such Product in such country that Janssen would have been entitled to credit against royalties payable to Cidara in the absence of the foregoing limitation on aggregate credits in any Janssen Calendar Quarter shall be carried over and applied against royalties payable to Cidara in respect of such Product in such country in subsequent Janssen Calendar Quarters, subject in each such Janssen Calendar Quarter to the foregoing limitation, until the full deduction is taken; and provided, further, that Janssen will not be entitled to credit any portion of royalties that are paid or payable by Janssen or its Affiliate or Sublicensee to any Third Party with respect to sales of a Combination Product in any country by reason of the inclusion in such Combination Product of any Other Active.
6.11    Royalty Floor. Notwithstanding the foregoing, during the Royalty Term, in no event shall the total deductions and reductions under Sections 6.9 and 6.10 reduce the royalties payable to Cidara under Section 6.7 with respect to a given Product in a given country in any Janssen Calendar Quarter by more than [***]; provided, however, that to the extent Janssen cannot deduct any amounts because of this Section 6.11, Janssen may deduct such amounts from royalties payable in future Janssen Calendar Quarters, subject in each such Janssen Calendar Quarter to this Section 6.11, until the amount of such deduction has been fully applied.
6.12    WuXi [***] Obligations. Notwithstanding any other provision of this Agreement to the contrary; (a) in no event shall the WuXi Sublicense [***]; (b) the WuXi [***] Obligations [***]; and (c) Janssen shall [***] for any Product, for so long as Janssen, its Affiliates or any Sublicensee practices or exercises the WuXi Sublicense.
7.    Payment; Reports; Audits
7.1    Payment; Reports. Commencing with the First Commercial Sale of a Product by Janssen or its Affiliates or Sublicensees, royalties shall be due and payable [***] after the end of each Janssen Calendar Quarter in which royalties are applicable. Each payment shall be accompanied with a report setting forth, on a Product-by-Product and country-by-country basis, the Net Sales of Products during such Janssen Calendar Quarter, the applicable royalty rate, the calculation and amount of the royalties due on such Net Sales (including the details of any Combination Product adjustment to such Net Sales and any reductions or offsets applied pursuant to Section 6.9 or Section 6.10) and the exchange rates used in calculating such royalties. All reports delivered by Janssen under this Section 7.1 shall be Confidential Information of Janssen.
7.2    Exchange Rate. All payment amounts specified in this Agreement are expressed in U.S. Dollars, and all payments by Janssen to Cidara under this Agreement shall be paid in U.S. Dollars. During the Royalty Term, Janssen shall provide the Currency Hedge Rate(s) to be used for the local currency of each country of the Territory for the upcoming Janssen Calendar Year not later than 10 Business Days after the Currency Hedge Rate(s) are available from

Janssen or its Affiliates, which is customarily at the beginning of December. Such Currency Hedge Rate(s) will remain constant throughout the upcoming Janssen Calendar Year. Janssen shall use the Currency Hedge Rate(s) to convert Net Sales reported in a currency other than U.S. Dollars to U.S. Dollars for the purpose of calculating royalties.
7.3    Income Tax Withholding. Each Party shall make all payments under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment; provided, however, that the paying Party shall use reasonable, good faith efforts to give the recipient Party advance notice of its intention to make such deduction or withholding and the Parties shall use Commercially Reasonable Efforts to take all such actions as shall enable them to take advantage of any applicable double taxation agreement or treaty. Prior to making any payment subject to deduction or withholding, the paying Party shall request from the recipient Party any documents reasonably required to reduce or eliminate any deduction or withholding from the payment due to the recipient Party. Any Tax required to be withheld on amounts payable under this Agreement will be timely paid by the paying Party on behalf of the recipient Party to the appropriate Governmental Authority, and the paying Party will promptly furnish the recipient Party with proof of payment of such Tax as well as any official receipts issued by the applicable Governmental Authority or other evidence as is reasonably requested to establish that such Taxes have been paid. Except as otherwise provided in this Section 7.3, in the event there is no double taxation agreement or treaty, or if the applicable double taxation agreement or treaty reduces but does not eliminate such deduction or withholding for Taxes, any such Tax required to be withheld will be an expense of and borne by the recipient Party. Notwithstanding the foregoing, the Parties acknowledge and agree that if Janssen (or its Affiliates or successors) is required to make a payment to Cidara subject to deduction or withholding of taxes, as described in this Section 7.3, and if the obligation to deduct or withhold taxes arises, or if the amount of such taxes required to be deducted or withheld is increased solely as a result any action taken by Janssen or its Affiliates or a successor or assignee including the assignment or transfer of all or a portion of this Agreement by Janssen pursuant to Section 15.6 or otherwise, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Janssen, or payments arise or are deemed to arise through a branch of Janssen (each a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, the payment by Janssen (in respect of which such obligation to deduct or withhold taxes is required) shall be increased by the amount necessary to ensure that Cidara receives an amount equal to the same amount that it would have received had no Withholding Tax Action occurred. The Parties shall cooperate with respect to all documentation required by any taxing authority or reasonably requested to secure a reduction in the rate of applicable withholding taxes, and the Parties shall provide reasonable mutual assistance with respect to any claim of refund or exemption from Taxes under any relevant agreement or treaty.
7.4    Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax (any such tax, an “Indirect Tax”) with respect to the work undertaken under this Agreement, then Janssen agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, Cidara will not be entitled to pass on to Janssen, and Janssen will not be obligated to pay or bear, any tax that is based on Cidara’s real, personal or intangible property

(whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to Cidara’s engagement of employees or independent contractors or that Cidara incurs upon subcontracting any work hereunder, in whole or in part, to any Affiliate or Third Party. Cidara is solely responsible, to the extent required by Applicable Law, for identifying, billing, and collecting any Indirect Tax payable by Janssen with respect to payments under this Agreement in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner. To the extent that Cidara does not provide Janssen a valid invoice (i.e., an invoice compliant with this Agreement and the rules and regulations of the jurisdictions of both Cidara and Janssen, including separate identification of the tax where legally required), Cidara shall be responsible for any penalty resulting directly from such noncompliance. The Parties will cooperate in good faith to minimize taxes to the extent legally permissible.
7.5    Records; Audits.
(a)    Research Program Costs. During the Research Program Term and for a period of three calendar years thereafter, Cidara and its Affiliates shall keep complete and accurate records pertaining to Research Program Costs incurred by them in sufficient detail to permit Janssen to confirm the calculation of Research Program Costs and the accuracy of Cidara’s invoices delivered to Janssen pursuant to Section 6.2. Janssen shall have the right, once annually and during normal business hours and on no less than [***] prior written notice, to cause an independent, certified public accountant that is an internationally recognized expert in the field of audit with offices in the Major Markets and reasonably acceptable to Cidara to audit such records to confirm the calculation of such Research Program Costs and the accuracy of Cidara’s invoices therefor for a period covering not more than the preceding three calendar years. The records for a given calendar year shall be subject to audit no more than one time.
(b)    Net Sales and Royalties. During the Term and for a period of three Janssen Calendar Years thereafter, Janssen shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Cidara to confirm the accuracy of all royalty payments and Sales Milestone Payments due hereunder and Janssen’s reports with respect thereto, for at least three full Janssen Calendar Years following the end of the Janssen Calendar Year to which they pertain. Cidara shall have the right, once annually and during normal business hours and on no less than 30 days’ prior written notice, to cause an independent, certified public accountant that is an internationally recognized expert in the field of audit with offices in the Major Markets and reasonably acceptable to Janssen to audit such records to confirm Net Sales, royalties and the timing of achievement of Sales Milestone Events, for a period covering not more than the preceding three full Janssen Calendar Years. The records for a given Janssen Calendar Year shall be subject to audit no more than one time.
(c)    Audit Procedures. The independent public accounting firm conducting an audit of a Party pursuant to Section 7.5(a) or Section 7.5(b) shall execute a reasonable confidentiality agreement with the audited Party prior to commencing any such inspection. Following completion of an inspection pursuant to Section 7.5(a) or Section 7.5(b), the independent public accounting firm shall, prior to distribution to the auditing Party, share its report with the audited Party. If the audited Party provides the independent public accounting firm with justifying remarks for inclusion in the report, the independent public accounting firm shall incorporate such remarks into its report prior to sharing the conclusions of such independent public accounting firm with the auditing Party. The final audit report shall be shared with both Parties at the same time and shall specify, as applicable: (i) whether any Research Program Costs reported by Cidara during the audited period were correct and, if incorrect, the difference between the reported amounts and the amounts actually incurred; or (ii) whether (A) any Net Sales reported or royalties paid by Janssen during the audited period were correct and, if incorrect, the amount of any underpayment or overpayment, and (B) any Sales Milestone Event achieved during the audited period was timely reported and, if not timely reported, when such Sales Milestone Event should have been reported. The audit report shall contain only such information as is reasonably necessary to provide the auditing Party with information regarding any actual or potential discrepancies. The auditing Party shall bear the costs and expenses of any inspection conducted under this Section 7.5 unless such inspection reveals, as applicable: (1) an over-reporting of Research Program Costs by Cidara in the audited period of more than [***] percent of the actual Research Program Costs incurred by Cidara during such audited period, or (2) an underpayment of royalties payable by Janssen pursuant to Section 6.7 in the audited period of more than [***] percent of the amount payable for the audited period, or late reporting of any Sales Milestone Payment payable by Janssen pursuant to Section 6.6 during the audited period, in which case ((1) or (2)) the audited Party shall bear the costs and expenses of such inspection. If the audited Party disagrees with the findings of the audit report, the Parties will meet to attempt to mutually agree upon a resolution to the dispute. If such resolution cannot be reached, such disagreement shall be subject to the dispute resolution procedures set forth in Article 13.
(d)    Reconciliation.
(i)    If an inspection of Cidara’s records pursuant to Section 7.5(a) reveals an overpayment by Janssen of Research Program Costs, then Janssen shall invoice Cidara for the excess of the amount paid over the amount actually due, and Janssen shall offset the invoiced amount against future payments due by Janssen to Cidara. If an inspection of Cidara’s records pursuant to Section 7.5(a) reveals an underpayment by Janssen of Research Program Costs, then Cidara shall invoice Janssen for the excess of the amount actually due over the amount paid, and Janssen shall pay such invoice within [***] after receipt thereof.
(ii)    If an inspection of Janssen’s records pursuant to Section 7.5(b) reveals an underpayment by Janssen of royalties, then Cidara shall invoice Janssen for the amount of such underpayment, and Janssen shall pay such invoice within [***] after receipt thereof. If an inspection of Janssen’s records pursuant to Section 7.5(b) reveals an overpayment by Janssen of royalties, then Janssen shall invoice Cidara for the amount of the overpayment, and Janssen shall offset the invoiced amount against future payments due by Janssen to Cidara.
7.6    Late Payments. In the event that any payment due under this Agreement (other than any portion thereof that is subject to a good faith dispute between the Parties during the pendency of dispute resolutions pursuant to Article 13) is not made when due, simple interest shall accrue on the late payment at a rate per annum that is [***] basis points (i.e., [***] percentage points) above the overnight London Inter-Bank Offering Rate (LIBOR) or a comparable reference interbank rate per currency (or such other rate and source as the Parties mutually agree in writing) for the period from the due date for payment until the date of actual payment or the maximum rate allowable by Applicable Law, whichever is lower. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.
7.7    Paying Agent. Janssen Research & Development, LLC, a New Jersey limited liability company having its principal place of business at 920 U.S. Route 202 (P.O. Box 300), Raritan, NJ 08869, acting as paying agent for Janssen, may make certain payments due under this Agreement.
8.    Intellectual Property
8.1    Ownership.
(a)    Inventorship. Inventorship of Inventions in the Territory shall be determined in accordance with U.S. patent laws; provided, however, that constructive reduction to practice through the mere filing or prosecution of a patent application shall not constitute inventorship or give rise to any ownership rights.
(b)    Ownership of Inventions. Cidara shall solely own all Cidara Inventions. Janssen shall solely own all Janssen Inventions. The Parties shall jointly own all Joint Inventions. Except to the extent Cidara has granted Janssen the License under Cidara’s joint ownership interest in Joint Technology, and subject to Janssen’s payment, reporting and accounting obligations with respect to Products under this Agreement, each Party shall have the right to practice and use, and to grant licenses under, such Party’s own joint ownership interest in Joint Technology without the other Party’s consent, and shall have no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting.
8.2    Patent Prosecution and Maintenance. For purposes of this Section 8.2, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, with respect to a Patent Right, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent Right, as well as re-examinations, reissues, appeals, post grant reviews (PGR), inter partes reviews (IPR) and requests for patent term adjustments and patent term extensions with respect to such Patent Rights, together with the initiation or defense of interferences, oppositions and other similar proceedings with respect to the particular Patent Right, and any appeals therefrom. For clarification, “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall not include any other enforcement actions taken with respect to a Patent Right.
(a)    Cidara Patents.
(i)    Cidara Compound-Specific Patents.
(1)    Before Delivery of Election to Proceed Notice. Prior to Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), Cidara shall have the sole right, and the obligation (except as expressly set forth below in this Section 8.2(a)(i)(1)), to prosecute and maintain Cidara Compound-Specific Patents, by outside counsel selected by Cidara and reasonably acceptable to Janssen [***], and Janssen shall reimburse Cidara for the reasonable and documented out-of-pocket costs incurred by it in such prosecution and maintenance within [***] of receipt of invoice from Cidara. For clarity, Cidara’s obligation to prosecute and maintain the Cidara Compound-Specific Patents under the preceding sentence shall not be construed to prohibit ordinary course prosecution actions, including amending, or agreeing to amend, the scope of a claim of a pending patent application within the Cidara Compound-Specific Patents, or filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within the Cidara Compound-Specific Patents in favor of a related claim contained in another patent application filed by Cidara that would constitute a Cidara Compound-Specific Patent. Cidara shall consult with Janssen as to the prosecution and maintenance of such Cidara Compound-Specific Patents reasonably prior to any deadline or action with any patent office, shall furnish to Janssen copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Janssen’s reasonable comments thereon. Cidara shall keep Janssen reasonably informed of progress with regard to the prosecution and maintenance of such Cidara Compound-Specific Patents and shall provide to Janssen copies of all material patent office submissions within a reasonable amount of time following submission thereof by Cidara. In the event that Cidara desires to abandon or cease the prosecution or maintenance of any such Cidara Compound-Specific Patent in any country, Cidara shall provide reasonable prior written notice to Janssen of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Cidara Compound-Specific Patent in the relevant patent office). In such case, at Janssen’s sole discretion, upon written notice to Cidara, Janssen may elect to assume responsibility for prosecution and maintenance of such Cidara Compound-Specific Patent, at Janssen’s sole cost and expense and by counsel of its own choice. For clarification, if a Cidara Compound-Specific Patent is licensed to Cidara by a Third Party, Cidara’s rights and obligation to prosecute and maintain such Cidara Compound-Specific Patent shall be subject to the applicable provisions of the applicable license agreement between Cidara and such Third Party.
(2)    After Delivery of Election to Proceed Notice. From and after Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), Janssen shall have the first right, but not the obligation, to prosecute and maintain Cidara Compound-Specific Patents, at Janssen’s sole cost and expense and by outside counsel selected by Janssen and reasonably acceptable to Cidara. Janssen shall consult with Cidara as to the prosecution and maintenance of such Cidara Compound-Specific Patents reasonably prior to any deadline or action with any patent office, shall furnish to Cidara copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Cidara’s reasonable comments thereon. Janssen shall keep Cidara reasonably informed of progress with regard to the prosecution and maintenance of such Cidara Compound-Specific Patents and shall provide to Cidara copies of all material patent office submissions within a reasonable amount of time following submission thereof by Janssen. In the event that Janssen desires to abandon or cease the prosecution or maintenance of any such Cidara Compound-Specific Patent in any country, Janssen shall provide reasonable prior written notice to Cidara of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Cidara Compound-Specific Patent in the relevant patent office). In such case, at Cidara’s sole discretion, upon written notice to Janssen, Cidara may elect to assume responsibility for prosecution and maintenance of such Cidara Compound-Specific Patent, at Cidara’s sole cost and expense and by counsel of its own choice, and such Cidara Compound-Specific Patent shall cease to constitute a “Cidara Patent” for purposes of this Agreement, including the License granted to Janssen hereunder. For clarification, if a Cidara Compound-Specific Patent is licensed to Cidara by a Third Party, Janssen’s rights to prosecute and maintain such Cidara Compound-Specific Patent shall be subject to the applicable provisions of the applicable license agreement between Cidara and such Third Party.
(ii)    Other Cidara Patents. Cidara shall have the sole right, but not the obligation, to prosecute and maintain Cidara Patents other than Cidara Compound-Specific Patents, at Cidara’s sole cost and expense and by counsel selected by Cidara.
(b)    Janssen Patents. Janssen shall have the sole right, but not the obligation, to prosecute and maintain Janssen Patents, including Janssen Compound-Specific Patents, at Janssen’s sole cost and expense and by counsel selected by Janssen. Janssen shall consult with Cidara as to the prosecution and maintenance of Janssen Compound-Specific Patents reasonably prior to any deadline or action with any patent office, shall furnish to Cidara copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Cidara’s reasonable comments thereon. Janssen shall keep Cidara reasonably informed of progress with regard to the prosecution and maintenance of such Janssen Compound-Specific Patents and shall provide to Cidara copies of all material patent office submissions within a reasonable amount of time following submission thereof by Janssen.
(c)    Joint Patents.
(i)    Joint Compound-Specific Patents.
(1)    Before Delivery of Election to Proceed Notice. Prior to Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), Cidara shall have the sole right, and the obligation (except as expressly set forth below in this Section 8.2(c)(i)(1)), to prosecute and maintain Joint Compound-Specific Patents, by outside counsel jointly selected by and mutually agreeable to the Parties (such agreement not to be unreasonably withheld, conditioned or delayed), and Janssen shall reimburse Cidara for the reasonable and documented out-of-pocket costs incurred by it in such prosecution and maintenance within [***] of receipt of invoice from Cidara. For clarity, Cidara’s obligation to prosecute and maintain the Joint Compound-Specific Patents under the preceding sentence shall not be construed to prohibit ordinary course prosecution actions, including amending, or agreeing to amend, the scope of a claim of a pending patent application within the Joint Compound-Specific Patents, or filing a terminal disclaimer with respect to or abandoning a claim of a pending patent application within the Joint Compound-Specific Patents in favor of a related claim contained in another patent application filed by Cidara that would constitute a Joint Compound-Specific Patent. Cidara shall consult with Janssen as to the prosecution and maintenance of such Joint Compound-Specific Patents reasonably prior to any deadline or action with any patent office, shall furnish to Janssen copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Janssen’s reasonable comments thereon. Cidara shall keep Janssen reasonably informed of progress with regard to the prosecution and maintenance of such Joint Compound-Specific Patents and shall provide to Janssen copies of all material patent office submissions within a reasonable amount of time following submission thereof by Cidara. In the event that Cidara desires to abandon or cease the prosecution or maintenance of any such Joint Compound-Specific Patent in any country, Cidara shall provide reasonable prior written notice to Janssen of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Joint Compound-Specific Patent in the relevant patent office). In such case, at Janssen’s sole discretion, upon written notice to Cidara, Janssen may elect to assume responsibility for prosecution and maintenance of such Joint Compound-Specific Patent, at Janssen’s sole cost and expense and by counsel of its own choice.
(2)    After Delivery of Election to Proceed Notice. From and after Janssen’s delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), Janssen shall have the first right, but not the obligation, to prosecute and maintain Joint Compound-Specific Patents, at Janssen’s sole cost and expense and by outside counsel selected by Janssen and reasonably acceptable to Cidara. Janssen shall consult with Cidara as to the prosecution and maintenance of such Joint Compound-Specific Patents reasonably prior to any deadline or action with any patent office, shall furnish to Cidara copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith Cidara’s reasonable comments thereon. Janssen shall keep Cidara reasonably informed of progress with regard to the prosecution and maintenance of such Joint Compound-Specific Patents and shall provide to Cidara copies of all material patent office submissions within a reasonable amount of time following submission thereof by Janssen. In the event that Janssen desires to abandon or cease the prosecution or maintenance of any such Joint Compound-Specific Patent in any country, Janssen shall provide reasonable prior written notice to Cidara of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Joint Compound-Specific Patent in the relevant patent office). In such case, at Cidara’s sole discretion, upon written notice to Janssen, Cidara may elect to assume responsibility for prosecution and maintenance of such Joint Compound-Specific Patent, at Cidara’s sole cost and expense and by counsel of its own choice.
(ii)    Other Joint Patents. The Parties shall decide on a case-by-case basis which of the Parties shall have primary responsibility for prosecuting and maintaining Joint Patents other than Joint Compound-Specific Patents and how the costs and expenses of such prosecution and maintenance shall be allocated between the Parties. The Party with primary responsibility for prosecution and maintenance of any such Joint Patent (the “Responsible Party”) shall use patent counsel reasonably acceptable to the other Party. The Responsible Party shall consult with the other Party as to the prosecution and maintenance of such Joint Patent reasonably prior to any deadline or action with any patent office, shall furnish to the other Party copies of all relevant drafts and documents reasonably in advance of such consultation, and shall consider in good faith the other Party’s reasonable comments thereon. The Responsible Party shall keep other Party reasonably informed of progress with regard to the prosecution and maintenance of such Joint Patent and shall provide to the other Party copies of all material patent office submissions within a reasonable amount of time following submission thereof by the Responsible Party. In the event that the Responsible Party desires to abandon or cease the prosecution or maintenance of such Joint Patent in any country, the Responsible Party shall provide reasonable prior written notice to the other Party of such intention to abandon (which notice shall, to the extent possible, be given no later than 30 days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, at the other Party’s sole discretion, upon written notice to the Responsible Party, the other Party may elect to assume responsibility for prosecution and maintenance of such Joint Patent, at the other Party’s sole cost and expense and by counsel of its own choice.
(d)    Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights pursuant to this Section 8.2. Such cooperation includes, but is not limited to: (A) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 8.1(b), and Patent Rights Covering such Inventions, and to enable the applicable Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.2, and (B) promptly informing the other Party of any matters coming to such Party’s attention that may affect the prosecution and maintenance of any such patent applications.
(i)    During the Term and subject to this Section 8.2, each Party will, in the preparation, filing, prosecution or maintenance of any Patent Right (including any patent application) within the Cidara Patents (including the patent applications set forth on Exhibit D), Janssen Patents or Joint Patents, use reasonable efforts to segregate (1) claims [***] from (2) claims [***], such that the claims described in clause (2) are not included in Cidara Compound-Specific Patents, Janssen Compound-Specific Patents or Joint Compound-Specific Patents (as applicable), provided that if such Party determines, in good faith and upon advice of outside patent counsel, that it is not practicable or not consistent with applicable patent law or patent office requirements to segregate a given claim described in clause (1) above and a given claim described in clause (2) above in separate Patent Rights as provided herein, such Party shall provide notice to the other Party thereof prior to filing such Patent Right and the Parties will meet and discuss in good faith how to prosecute such claims and attempt to mutually agree on a prosecution strategy prior to the filing of such Patent Right. In the event that the Parties are unable to mutually agree on a prosecution strategy for such claims within 30 days after such notice, either Party may, by written notice to the other Party, refer the matter to the Senior Executives, who shall promptly meet and attempt in good faith to resolve such issue within 30 days after such referral. If the Senior Executives cannot resolve such matter within 30 days after the date such matter is first referred to them, then, upon the written request of either Party to the other, the Parties shall jointly select a U.S.-based attorney currently registered to practice before the U.S. Patent and Trademark Office with at least 15 years of relevant patent prosecution experience in private practice (unless otherwise agreed by the Parties in writing) and who is not a current or former employee of, or outside patent counsel to, either Party or any of their respective Affiliates (such jointly selected attorney, the “Independent Patent Attorney”). Each Party shall provide the Independent Patent Attorney with a draft reflecting its proposed patent filing strategy for such claim(s) and rationale therefor, and the Parties shall provide to the Independent Patent Attorney a copy of this Section 8.2(d)(i) and relevant definitions set forth in this Agreement. The entire scope of the Independent Patent Attorney’s authority shall be to select the proposal of one of the Parties that most equitably balances the interest of Cidara in securing Patent Rights Covering AVCs or AVC Components more broadly and the interest of Janssen in securing Patent Rights Covering Compounds and Products specifically, and takes into consideration the risks posed by each Party’s proposal, in each case, consistent with applicable patent law or patent office requirements. The Independent Patent Attorney shall issue such determination in writing to both Parties within 14 days of being provided all necessary materials to issue such determination (or such other timeframe mutually agreeable to the Parties), and such determination shall be final and binding on the Parties. The Parties shall initially share the fees and costs of the Independent Patent Attorney equally, but following issuance of the Independent Patent Attorney’s determination, the Party to which the Independent Patent Attorney’s determination was adverse shall reimburse the other Party for the share of such fees and expenses initially borne by the other Party (provided, for clarity, that in any event each Party shall bear its own costs and expenses in connection with such proceeding). No matter within the scope of this Section 8.2(d)(i) shall be subject to the dispute resolution mechanisms set forth in Article 13.
(ii)    During the Term and subject to this Section 8.2, each Party will, in any Patent Right filing, use reasonable efforts to segregate (1) claims Covering (at the time of filing) Cidara Inventions or Janssen Inventions from (2) claims Covering (at the time of filing) Joint Inventions, such that the claims described in clause (1) are not included in any Joint Patent, provided that if such Party is not able to segregate claims as provided herein, such Party shall provide notice to the other Party of such prior to filing such Patent Right and the Parties will meet and discuss in good faith how to prosecute such claims and mutually agree on a prosecution strategy prior to filing on such claims. No matter within the scope of this Section 8.2(d)(ii) shall be subject to the dispute resolution mechanisms set forth in Article 13.
8.3    Patent Enforcement.
(a)    Notice. Each Party shall notify the other Party in writing within [***] (except as expressly set forth below) of becoming aware of any actual infringement or threat of infringement of any Cidara Compound-Specific Patent, Janssen Compound-Specific Patent or Joint Compound-Specific Patent: (i) on account of a Third Party’s Manufacture, use or sale of a Third Party Competitive Product or a Biosimilar Product with respect to any Compound or Product; (ii) either, as applicable (1) a Party’s receipt of an application submitted to the FDA under subsection (k) of Section 351 of the Public Health Service Act (“PHSA”) or equivalent in any other jurisdiction pertaining to and naming a Product as a reference product (a “Biosimilar Application”) or otherwise becoming aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA); or (2) any certification filed in the U.S. under 21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the U.S. or a comparable application for Marketing Approval under Applicable Law in any country other than the U.S.) or other Marketing Approval Application for a Third Party Competitive Product (a “Patent Certification”); or (iii) if any Cidara Compound-Specific Patent, Janssen Compound-Specific Patent or Joint Compound-Specific Patent is challenged in any action or proceeding (other than any oppositions, cancellations, interferences, reissue proceedings or reexaminations, which are addressed above) as invalid or unenforceable (such infringements, Biosimilar Application filings, Patent Certifications and challenges described in clauses (i) through (iii), collectively, “Product

Infringement” with respect to such Compound or Product); provided, however, that: (1) within three Business Days of receipt or becoming aware of any Biosimilar Application, such Party shall notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA or equivalent in any other jurisdiction; and (2) within five Business Days of receipt of any Patent Certification, such Party shall notify the other Party and provide the other Party with a copy thereof. Promptly following such notification, the Parties shall confer. As used in this Section 8.3(a), a “Third Party Competitive Product” means any product of a Third Party that directly competes with a Product and is approved for at least one of the same Indications as such Product.
(b)    Conduct of Patent Litigation Under the Biologics Price Competition and Innovation Act. Janssen shall have the sole right, but not the obligation, to initiate an Infringement Action against the filer of the Biosimilar Application to enforce any Cidara Compound-Specific Patent, Janssen Compound-Specific Patent or Joint Compound-Specific Patent, including whether or not to utilize, in whole or in part, the procedures provided in Section 351 of the PHSA or equivalent in any other jurisdiction. If Janssen institutes any such Infringement Action to enforce any Cidara Compound-Specific Patent or Joint Compound-Specific Patent, then Cidara shall join as a party to such claim, suit or proceeding requiring it as a party at Janssen’s sole cost and expense. With respect to a Cidara Patent that is not a Cidara Compound-Specific Patent or a Joint Patent that is not a Joint Compound-Specific Patent and to the extent the action is under this Section, Cidara shall determine in its sole discretion whether any Infringement suit or other action shall be initiated shall have the sole right to initiate and undertake such action and other matters pertaining to such action.
(c)    Enforcement of Cidara Compound-Specific Patents, Janssen Compound-Specific Patents and Joint Compound-Specific Patents.
(i)    Janssen shall have the first right to institute infringement suits or take other action under the Cidara Compound-Specific Patents and Joint Compound-Specific Patents, and under the Janssen Compound-Specific Patents, in each case, to the extent the same is directed to a Product Infringement, including defense of a declaratory judgment action with respect to a potential Product Infringement (whether prior to or after the First Commercial Sale of such Product) (each, an “Infringement Action”), and in each case, Janssen shall have the right to institute such suit or other appropriate action in the name of Cidara or of Janssen, or in the names of both of them. For clarity, Janssen shall have the right to institute infringement suits or take other action under Janssen Patents that are not Janssen Compound-Specific Patents, provided that Janssen shall keep Cidara reasonably updated on the progress of any such suits or actions.
(ii)    In the event that Janssen institutes or undertakes an Infringement Action in accordance with Section 8.3(c)(i), Cidara shall cooperate fully with Janssen in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, in each case, with respect to such Infringement Action, in each case, at Janssen’s sole expense. Further, Cidara shall have a right, in Cidara’s sole discretion and at Cidara’s expense, to join or otherwise participate in such Infringement Action with legal counsel selected by Cidara. Janssen shall notify and keep Cidara apprised in writing of such Infringement Action and shall consider and take into account Cidara’s reasonable interests and requests regarding such Infringement Action.
(iii)    In the event that Janssen does not institute or undertake an Infringement Action in accordance with Section 8.3(c)(i) for a period of [***] after being requested by Cidara to do so, or (if sooner) at least [***] prior to the last date such Infringement Action may be brought, Cidara may institute or undertake and thereafter control such Infringement Action. In such event, Cidara shall have the right, but not the obligation, to institute or undertake such suit or other appropriate Infringement Action in the name of Cidara or of Janssen or in the names of both of them. Janssen shall cooperate fully with Cidara in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, in each case, with respect to such Infringement Action, in each case, at Cidara’s sole expense.
(d)    Enforcement of Cidara Patents (Other Than Cidara Compound-Specific Patents) and Joint Patents (Other Than Joint Compound-Specific Patents).
(i)    Cidara shall have: (A) the sole right to institute infringement suits or take other actions directed to a Product Infringement of Cidara Patents that are not Cidara Compound-Specific Patents; and (B) the first right to institute infringement suits or take other actions directed to a Product Infringement of Joint Patents other than Joint Compound-Specific Patents; in each case, including defense of a declaratory judgment action with respect to a potential Product Infringement, and in each case, Cidara shall have the right to institute such suit or other appropriate action in the name of Cidara or of Janssen, or in the names of both of them. Janssen shall cooperate fully with Cidara in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, at Cidara’s sole expense. Cidara shall notify and keep Janssen apprised in writing of such action and shall consider and take into account Janssen’s reasonable interests and requests regarding such action.
(ii)    In the event that Cidara does not institute or undertake an action directed to a Product Infringement of Joint Patents other than Joint Compound-Specific Patents in accordance with Section 8.3(d)(i) for a period of [***] after being requested by Janssen to do so, or (if sooner) at least [***] prior to the last date such action may be brought, then upon Cidara’s written consent, which may be granted or withheld in Cidara’s sole discretion, Janssen may institute or undertake and thereafter control such action, in the name of Cidara or of Janssen or in the names of both of them. If Cidara consents to such action, Janssen shall cooperate fully with Cidara in its efforts to protect such Patent Rights and shall agree to be a party in any suit, if required, at Janssen’s sole expense. For clarity, Cidara shall have no obligation, and Janssen shall have no right, to institute or undertake an action directed to a Product Infringement of any Cidara Patent that is not a Cidara Compound-Specific Patent.
(e)    Cooperation. In the event a Party brings an Infringement Action in accordance with this Section 8.3 (such Party, the “Enforcing Party”), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The Enforcing Party shall not enter into any settlement or compromise of any action under Section 8.3 that: (i) would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld; or (ii) would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Right Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.
(f)    Recoveries. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 8.3, whether by way of settlement or otherwise, shall first be used to reimburse the Enforcing Party for its documented, unreimbursed out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding and then, following payment in full of all such costs to the Enforcing Party, to reimburse the non-Enforcing Party for its documented, unreimbursed out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding. Any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties (“Remainder”) shall be retained by the Enforcing Party; provided, however, that:
(i)    any Remainder of a recovery realized by Janssen as a result of any action brought and controlled by Janssen pursuant to Section 8.3(b) or 8.3(c) that is specifically attributable to Product Infringement of a Cidara Compound-Specific Patent, a Janssen Compound-Specific Patent or a Joint Compound-Specific Patent, shall be allocated as follows: (A) to the extent it represents compensatory damages for such Product Infringement, [***] to Janssen and [***] to Cidara; and (B) to the extent it represents [***] for such Product Infringement, [***] to Janssen and [***] to Cidara; and
(ii)    any Remainder of a recovery realized by Cidara as a result of any action brought and controlled by Cidara pursuant to Section 8.3(d)(i) that is specifically attributable to Product Infringement of a Cidara Patent other than a Cidara Compound-Specific Patent or of a Joint Patent other than a Joint Compound-Specific Patent, shall be allocated as follows: (A) to the extent it represents compensatory damages for such Product Infringement, [***] to Cidara and [***] to Janssen; and (B) to the extent it represents [***] for such Product Infringement, [***] to Cidara and [***] to Janssen.
(g)    Other Enforcement. Cidara shall have the sole right, in its sole discretion, to enforce any Cidara Patent that is not a Cidara Compound-Specific Patent against any infringement that is not a Product Infringement, and to retain all related recoveries. Janssen shall have the sole right, in its sole discretion, to enforce any Janssen Patent against any infringement that is not a Product Infringement and to retain all related recoveries. If there is any infringement of any Joint Patent that is not a Joint Compound-Specific Patent and that is not a Product Infringement, then the Parties shall mutually agree in good faith on a case-by-case basis whether to jointly bring and control any action or proceeding to enforce such Joint Patent, or whether one Party will bring and control any action or proceeding to enforce such Joint Patent, and, in each case, how the costs and expenses of such action or proceeding, and any recovery from such action or proceeding, will be allocated between the Parties.

8.4    Patent Term Extension. Janssen shall have the sole discretion, after consultation with Cidara, to determine which Cidara Compound-Specific Patents, Janssen Compound-Specific Patents or Joint Compound-Specific Patents, if any, are extended with respect to any Product pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in other jurisdictions worldwide. Upon Janssen’s request, the Parties will discuss whether any other Joint Patent that is not a Joint Compound-Specific Patent will be extended with respect to any Product, which extension may be made only with Cidara’s written consent, which shall not be unreasonably withheld. Cidara and Janssen shall each cooperate and use reasonable efforts to gain any such patent term extension permitted under this Section 8.4. All filings for such extensions shall be made by the Party responsible for the prosecution of such Patent Rights. For clarity, and notwithstanding the foregoing or any other provision of this Agreement, Janssen shall have no right to extend any Cidara Patent that is not a Cidara Compound-Specific Patent with respect to a Product, and Cidara shall have no obligation to allow, or consider allowing, any Cidara Patent that is not a Cidara Compound-Specific Patent to be extended with respect to any Product.
8.5    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that Manufacture, use or sale of Product infringes or may infringe the intellectual property rights of such Third Party. Cidara shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Cidara’s activities at its own expense and by counsel of its own choice, and Janssen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Janssen shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Janssen’s activities at its own expense and by counsel of its own choice, and Cidara shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).
8.6    Patent Marking. Janssen shall mark (or cause to be marked) Product marketed and sold hereunder with appropriate Cidara Patent numbers or indicia to the extent required by Applicable Laws.
8.7    Trademarks. Janssen shall have the sole and exclusive right to develop, clear, and select the Product Trademarks. As between the Parties, Janssen shall own all rights in and to the Product Trademarks and shall register and maintain, in its sole discretion and at its own cost and expense, the Product Trademarks in the countries and regions in the Territory that it determines to be appropriate. Janssen shall have the sole right, in its discretion and at its expense, to defend and enforce the Product Trademarks.
9.    Confidentiality
9.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for seven years thereafter, a Party (the “Receiving Party”) receiving or otherwise in possession of

(itself or through its Affiliates) Confidential Information of the other Party (the “Disclosing Party”) or its Affiliates shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any such Confidential Information. The Receiving Party may use Confidential Information only to the extent expressly authorized by, or required to accomplish the purposes of, this Agreement, including exercising its rights and performing its obligations under this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its, and its Affiliates’, employees, agents, consultants, advisors, contractors and other representatives (“Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information. All Data generated during the Research Program Term (other than Data within the Manufacturing Improvement Know-How) will be considered (i) during the Research Program Term, the Confidential Information of both Parties, (ii) following Janssen’s timely delivery to Cidara of an Election to Proceed Notice in accordance with Section 4.8(b), the Confidential Information of Janssen, and (iii) following termination of this Agreement in its entirety by Cidara, the Confidential Information of Cidara. For clarity, (A) all AVC Improvement Know-How and Manufacturing Improvement Know-How will be deemed to be the Confidential Information of Janssen to the extent it was made, conceived, generated or reduced to practice solely by Janssen, (B) all AVC Improvement Know-How and Manufacturing Improvement Know-How will be deemed to be the Confidential Information of both Parties to the extent it was made, conceived, generated or reduced to practice jointly by the Parties, (C) all other Cidara Know-How (except, in the case of Data, to the extent otherwise provided in clause (A) or (B) or the previous sentence) will be deemed to be the Confidential Information of Cidara, and (D) all other Janssen Know-How (except, in the case of Data, to the extent otherwise provided in clause (A) or (B) or the previous sentence) will be deemed to be the Confidential Information of Janssen.
9.2    Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party); or (d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously-maintained written records. For purposes of clause (a) of this Section 9.2, no combination of elements within the Confidential Information shall be deemed to be generally known or available merely because the individual elements of such combination are generally known or available, unless the entire combination itself, or the entire principle of use or operation of such combination (if any), is generally known or available. In addition, no element within the Confidential Information shall be deemed to be generally known or available merely because it is embraced by more general information or data that is generally known or available.

9.3    Authorized Disclosure. The Receiving Party may disclose Confidential Information as expressly permitted by this Agreement, or if and to the extent such disclosure is necessary in the following instances:
(a)    filing or prosecuting Patent Rights as permitted by this Agreement;
(b)    enforcing such Party’s rights under this Agreement and performing its obligations under this Agreement;
(c)    prosecuting or defending litigation as permitted by this Agreement;
(d)    complying with applicable court orders or Applicable Laws, or the listing rules of any exchange on which such Party’s securities are traded;
(e)    in INDs, Marketing Approval Applications and other applications for Regulatory Approvals that the Receiving Party has the right to file, or holds, as expressly set forth in this Agreement;
(f)    disclosure to the Receiving Party’s Affiliates and, in the case of Janssen, to Sublicensees and potential Sublicensees, and to the Receiving Party’s and its Affiliates’ Representatives who, in each case, need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential Sublicensee, or Representative agrees to be bound by terms of confidentiality and non-use at least as restrictive as those set forth in this Article 9; and
(g)    disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or other financing sources in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.3(c) or 9.3(d), it will, except where impracticable or legally impermissible, (i) give reasonable advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information. Disclosure by the Receiving Party of Confidential Information in accordance with any of the foregoing provisions of this Section 9.3 shall not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 9.3, such information becomes generally known or available.
9.4    Confidentiality of this Agreement. Except as otherwise provided in this Article 9, each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except that each Party may disclose the terms of this Agreement that are otherwise made public as contemplated by Section 9.5 or to the extent such disclosure is permitted under Section 9.3.
9.5    Public Announcements.
(a)    The Parties have agreed upon the content of a press release which shall be issued by Cidara (or jointly by the Parties, if mutually agreed) substantially in the form attached hereto as Exhibit I, the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement. Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or its Affiliates, except as may be required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)), judicial order, or stock exchange or quotation system rule, without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 9.5(a); provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
(b)    Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 9.5(a) or as permitted by Section 9.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 9.5(a) or as permitted by Section 9.3 or (B) non-public information about the other Party.
(c)    The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a Party or its Affiliate are traded, and neither Party shall make any such filing unless the Parties have mutually agreed upon the provisions to be redacted (such agreement not to be unreasonably withheld). Each Party shall use reasonable efforts to seek and obtain confidential treatment for the provisions of this Agreement that the Parties mutually agree to redact from such filing; provided that each Party shall ultimately retain ultimate discretion to disclose such information to the SEC or any stock exchange or other governmental agency (as the case may be) as such Party determines, based on advice of legal counsel, is required to be so disclosed. Except as expressly set forth in this Article 9, neither Party (or its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings with the SEC or any stock exchange or other governmental agency where such filings do not disclose Confidential Information of the other Party.
9.6    Publication. Each Party recognizes that the publication of papers regarding results of and other information regarding Products, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect Confidential Information. Accordingly (i) with respect to activities conducted prior to delivery of an Election to Proceed Notice, publications and the timing thereof shall be coordinated in accordance with Applicable Law through the JSC, and a Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, relating to the Development or Manufacture of Compounds, and (ii) with respect to activities conducted following delivery of an Election to Proceed Notice, a Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, relating to the Development, Manufacture or Commercialization of Products that includes Confidential Information of the non-publishing Party. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), and subject to the foregoing, the Party proposing publication shall deliver a complete copy of such material proposed for publication to the other Party at least 45 days prior to submitting the material to a publisher or initiating such other disclosure, and such other Party shall review any such material and give its comments to the Party proposing publication within 30 days of the delivery of such material to such other Party. With respect to oral presentation materials and abstracts, the Party proposing publication shall deliver a complete copy of such material or abstracts proposed for publication to the other Party at least 21 days prior to the anticipated date of the submission or presentation, and such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than 14 days from the date of delivery to the non-publishing Party. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional [***] for the purpose of preparing and filing appropriate patent applications. Notwithstanding the foregoing, nothing in this Section 9.6 shall limit Cidara’s right to publish or disclose (including oral publications and disclosures) data and information relating to AVCs other than Compounds and Products.
10.    Representations and Warranties
10.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the Execution Date and the Effective Date, that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) such Party has the full right, power and authority to grant all of the licenses and rights granted to the other Party under this Agreement; and (d) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor (subject to the Parties’ compliance with Article 14) violate any material Applicable Law.
10.2    Cidara Representations and Warranties. Cidara hereby represents and warrants to Janssen, as of (i) the Execution Date and (ii) except to the extent a particular representation and warranty below expressly speaks as of the Execution Date or to the extent disclosed by Cidara in a disclosure letter to Janssen after the Execution Date (which letter will only set forth specific facts and circumstances that have occurred on or after the Execution Date and will not retroactively limit or otherwise amend any representations or warranties contained in this Section 10.2 as such representations and warranties were made on the Execution Date), as of the Effective Date:
(a)    Exhibit C attached hereto contains a true and complete list of the existing Cidara Patents as of the Execution Date (the “Existing Cidara Patents”), but, for clarity, Exhibit C need not include any patent application that has been abandoned, finally rejected or expired;
(b)    Exhibit D attached hereto contains a true and complete list of the existing Cidara Compound-Specific Patents as of the Execution Date (the “Existing Cidara Compound-Specific Patents”), but, for clarity, Exhibit D need not include any patent application that has been abandoned, finally rejected or expired;
(c)    Cidara is the sole owner of the Existing Cidara Patents;
(d)    Cidara has not previously assigned, transferred, conveyed or granted any license or other rights under the Cidara Technology that would conflict with or limit the scope of any of the rights or licenses granted to Janssen hereunder;
(e)    all of Cidara’s rights, title, and interests to the Cidara Technology are free of any lien or security interest;
(f)    Cidara has not granted to any Third Party or Affiliate any license, or option or other right to obtain a license, to Develop or Commercialize any Compound, Product or RSV AVC in the Field in the Territory, other than to Third Party contractors for the purpose of performing Development or Manufacturing activities on Cidara’s behalf;
(g)    neither Cidara nor any of its Affiliates has been a party to any, and is not a party to any pending, litigation, and Cidara has not received written notice of any threatened claims or litigation, in each case, seeking to invalidate or otherwise challenge the enforceability of the claims of the issued patents within the Cidara Patents;

(h)    neither Cidara nor any of its Affiliates has been a party to any, and is not a party to any pending, litigation, and Cidara has not received written notice from any Third Party, in each case, claiming that the Manufacture, use, sale, offer for sale or import of any Compound or Cidara’s practice of the Cidara Technology infringes or would infringe the patent or other intellectual property rights of any Third Party;
(i)    to Cidara’s knowledge as of the Execution Date, no Third Party is infringing or misappropriating, or threatening to infringe or misappropriate, the Cidara Technology;
(j)    all fees required to be paid by Cidara in any jurisdiction where a Cidara Patent has issued in order to maintain such Cidara Patent in such jurisdiction have been timely paid and the Cidara Patents that have issued are subsisting and, to Cidara’s knowledge, valid and enforceable;
(k)    Cidara has obtained, or caused all Affiliates of Cidara, as applicable, to obtain, assignments from the inventors of any Cidara Technology who were employees of Cidara or any Affiliate of Cidara at the time of the invention, of all inventorship rights to such Cidara Technology, and all such assignments are valid and enforceable;
(l)    all tangible or recorded information and data provided by or on behalf of Cidara to Janssen related to Compounds on or before the Execution Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Cidara has not failed to disclose, or failed to cause to be disclosed, any such information or data related to Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;
(m)    neither Cidara nor any of its Affiliates is a party to any legal action, suit or proceeding relating to the Cidara Technology or any Compound or Product;
(n)    there are no claims, judgments, or settlements against or pending with respect to the Cidara Technology, or amounts with respect thereto, owed by Cidara or any Affiliate of Cidara, and neither Cidara nor any of its Affiliates has received written notice threatening any such claims;
(o)    neither Cidara nor any of its Affiliates is or has been debarred or suspended under 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof;
(p)    none of the Cidara Technology is licensed to Cidara or any Affiliate of Cidara by a Third Party, and no Third Party has any rights, title or interests in or to, or any license under, any of the Cidara Technology that would conflict with the rights and licenses granted to Janssen hereunder; and
(q)    none of the Cidara Technology (i) has been created pursuant to, or is subject to, any funding agreement with any Governmental Authority or any Third Party, or (ii) is subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law.

10.3    Janssen Representations and Warranties. Janssen represents and warrants to Cidara, as of the Execution Date and the Effective Date, that neither Janssen nor any of its Affiliates has been debarred or suspended under 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or is the subject of a conviction described in such section or any foreign equivalent thereof.
10.4    Mutual Covenants. In addition to any covenants made by it elsewhere in this Agreement, each Party hereby covenants to the other Party that:
(a)    such Party will, and will ensure that its Affiliates and Third Party contractors, obtain written agreements from any and all Persons involved in or performing any Research Plan Activities by or on behalf of such Party that assign, to the extent legally permissible (or exclusively license, with a right to grant sublicenses), such Persons’ rights, title and interests in and to any Inventions or other intellectual property developed or invented in the performance of such activities that specifically relate to the Compounds or Products, or their use, Manufacture or sale, to such Party prior to any such Person performing such activities; provided that if a Party engages a CRO or clinical trial site for the conduct of Clinical Trials of Compounds or Products hereunder, then the obligations regarding ownership of intellectual property, including Patent Rights, or of confidentiality and non-use of confidential information set forth in the agreement between such Party and such Person may be those customarily entered into with such a Third Party by such Party for the Development and Commercialization of its own valuable products.
(b)    such Party will not assign, in whole or in part, any of its rights, title or interests in and to the Cidara Technology (in the case of Cidara) or the Janssen Technology (in the case of Janssen); provided that such Party may assign all of its rights, title and interests in and to the Cidara Technology (in the case of Cidara) or the Janssen Technology (in the case of Janssen) to any permitted assignee of this Agreement as set forth in Section 15.6, if such Cidara Technology (in the case of Cidara) or Janssen Technology (in the case of Janssen) is assigned together to such assignee;
(c)    in the event that such Party becomes aware that it or any of its Affiliates has been debarred, suspended or is the subject of a conviction described in 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its actual knowledge, is threatened, relating to such debarment, suspension or conviction, such Party will immediately notify the other Party in writing, in which case the other Party may terminate this Agreement immediately upon written notice to the other Party;
(d)    in the event that such Party becomes aware that any Person that is performing activities hereunder on its behalf has been debarred, suspended or is the subject of a conviction described in 21 U.S.C. § 335(a) or § 335(b) or any foreign equivalent thereof, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its actual knowledge, is threatened, relating to such debarment, suspension or conviction, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to Product;

(e)    any payments made to health care practitioners (HCPs) under or in connection with this Agreement will be on arm’s length terms at no greater than fair market value;
(f)    neither such Party nor any of its Affiliates will, in connection with the exercise of such Party’s rights or performance of its obligations under this Agreement, directly or indirectly through Affiliates or Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement;
(g)    neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws; and
(h)    such Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of Anti-Corruption Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.
10.5    Cidara Covenants.
(a)    During the Term, Cidara shall not grant any Third Party any license or other right with respect to any Compound, Product or Cidara Technology in derogation of the licenses and rights expressly granted to Janssen hereunder.
(b)    During the Term, Cidara will not, and will cause all Affiliates of Cidara not to incur or permit to exist, with respect to any Cidara Technology, any lien, encumbrance, charge, security interest, mortgage, liability or other restriction (including in connection with any indebtedness) that would conflict with any of the rights or licenses granted to Janssen hereunder.
(c)    During the Term, Cidara (i) shall maintain the WuXi License Agreement in full force and effect, (ii) shall not terminate or breach the WuXi License Agreement in a manner that would give rise to the right of WuXi to terminate the WuXi License Agreement, (iii) shall promptly notify Janssen of any material breach by Cidara of the WuXi License Agreement, and if Cidara fails to cure such breach in a timely manner, will permit Janssen to cure such breach on Cidara’s behalf upon Janssen’s reasonable written request and (iv) shall not amend the WuXi License Agreement in any manner that would adversely affect any rights granted to Janssen hereunder, except with Janssen’s prior written consent.
10.6    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.” EXCEPT AS EXPRESSLY SET FORTH

IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. CIDARA EXPRESSLY ACKNOWLEDGES AND AGREES THAT, DESPITE THE EFFORTS AND OBLIGATIONS REQUIRED BY THIS AGREEMENT, THE DEVELOPMENT MILESTONE EVENTS, THE REGULATORY MILESTONE EVENTS, THE SALES MILESTONE EVENTS, OR NET SALES OF PRODUCT MAY NOT BE ACHIEVED AND CIDARA, IN THAT CASE, WOULD NOT BE ENTITLED TO RECEIVE THE DEVELOPMENT MILESTONE PAYMENTS, REGULATORY MILESTONE PAYMENTS, SALES MILESTONE PAYMENTS OR ROYALTIES, AS THE CASE MAY BE, CORRESPONDING TO SUCH UNACHIEVED EVENTS OR UNACHIEVED NET SALES, AS THE CASE MAY BE. IN ADDITION, EACH PARTY EXPRESSLY ACKNOWLEDGES THAT, DESPITE THE EFFORTS AND OBLIGATIONS REQUIRED BY THIS AGREEMENT, THE PARTIES MAY BE UNABLE TO MEET EXPECTED OR INTENDED TIMELINES FOR THE DEVELOPMENT OR COMMERCIALIZATION OF COMPOUNDS OR PRODUCTS.
10.7    Limitation of Liability. EXCEPT IN THE CASE OF BREACH OF ARTICLE 9, OR A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING ANY LOST PROFITS OR REVENUE OF ANY KIND EVEN IF DEEMED DIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
11.    Term and Termination
11.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Section 10.4(c) or this Article 11, shall expire upon the expiration of the last-to-expire Royalty Term for any Product.
11.2    Termination for Material Breach.
(a)    A Party shall have the right to terminate this Agreement in its entirety (except as expressly set forth below in this Section 11.2(a) or in Section 11.2(b)) upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [***] (or [***] with respect to any payment breach) after notice from the first Party requesting cure of the breach. In addition, a Party shall have the right to terminate this Agreement with respect to a particular country, Compound or Product, on a country-by-country, Compound-by-Compound or Product-by-Product basis, upon written notice to the other Party if such other Party is in material breach of this Agreement (other than a payment breach) with respect to such country, Compound or Product and has not cured such breach within [***] after notice from the first Party requesting cure of the breach. Any such termination shall become effective at the end of such [***] (or [***] with respect to any payment breach as set forth in the first sentence of this Section 11.2(a)) period unless the breaching Party has cured such breach prior to the end of such period. Notwithstanding the foregoing, if such material breach (other than a material breach arising from a failure to make a payment) cannot be reasonably cured during the foregoing cure period, but is capable of cure within [***], then the breaching Party may submit to the non-breaching Party a reasonable cure plan to remedy such material breach that is reasonably acceptable to the non-breaching Party, and upon such submission, the applicable cure period will automatically be extended for so long as the breaching Party continues to use Commercially Reasonable Efforts to cure such material breach in accordance with such cure plan, but for no more than [***] from receipt of notice of such breach (subject to the dispute resolution procedures set forth below). Any right to terminate under this Section 11.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 13 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 13.
(b)    Notwithstanding the foregoing, in the event of a material breach of this Agreement by Janssen that is not cured within the applicable notice period set forth in Section 11.2(a) and that solely pertains to one or more specific Compounds or Products or one or more countries in the Territory, Cidara may terminate this Agreement solely with respect to those Compounds, Products or countries (as applicable), in each case, to which such breach pertains; provided, however, that (i) if the material breach pertains to [***], then Cidara may terminate this Agreement with respect to [***] and (ii) if the material breach pertains to [***], then Cidara may terminate this Agreement with respect to [***].
(c)    For clarity, in the event of material breach of this Agreement by Cidara that is not cured within the applicable notice period set forth in Section 11.2(a), Janssen, at its sole discretion, may either: (i) terminate this Agreement in accordance with Section 11.2(a) (in addition to pursuing any remedy that may be available to Janssen at law or in equity as a result of Cidara’s breach of this Agreement); or (ii) elect (A) not to terminate this Agreement, (B) to retain the License, subject to all terms and conditions of this Agreement, and (C) pursue any remedy that may be available to Janssen at law or in equity as a result of Cidara’s breach of this Agreement, without prejudice to Janssen’s right to terminate this Agreement at a later date pursuant to Section 11.2(a) (for that uncured material breach or any other uncured material breach of this Agreement by Cidara).
11.3    Termination for Bankruptcy. A Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such other Party consents to the involuntary bankruptcy or such petition is not dismissed within 90 days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

11.4    Termination for Failure to Deliver Election to Proceed Notice. Cidara shall have the right to terminate this Agreement in its entirety upon written notice to Janssen if Janssen fails to deliver the Election to Proceed Notice to Cidara in accordance with Section 4.8(b) prior to expiration of the Election Period.
11.5    Termination by Janssen for Safety Concern. Janssen may terminate this Agreement in its entirety or on a Product-by-Product basis by written notice to Cidara in the event that Janssen determines, in its reasonable and good-faith judgment, that continued Development or Commercialization of a Product would be unethical or unreasonable due to a safety-related reason, such as if Janssen believes, based on its reasonable and good-faith assessment of relevant data, that continuation of human use of a Product has resulted in, or has a significant risk of resulting in, the occurrence of a safety or tolerability finding that would raise material concerns regarding the clinical benefit of the Product for its target population (for example, harm significantly in excess of an acceptable side-effect profile). Such termination shall be effective immediately upon Janssen’s written notice to Cidara.
11.6    Discretionary Termination by Janssen.
(a)    During the Research Program Term either prior to the Cidara Phase 2 [***] Study Completion Date or after delivery of the Election to Proceed Notice, Janssen may unilaterally terminate this Agreement in its entirety for any reason and without penalty upon 90 days’ written notice to Cidara, provided that if any Cidara Phase 1 Trial, or, solely in the case of termination prior to the Cidara Phase 2 [***] Study Completion Date, the Cidara Phase 2 [***] Study, has been Initiated and is ongoing at the time of such termination, such Cidara Phase 1 Trial or Cidara Phase 2 [***] Study will be completed in accordance with the terms of this Agreement, including Section 6.2. In the event of any termination of this Agreement pursuant to this Section 11.6(a) during the Research Program Term either prior to the Cidara Phase 2 [***] Study Completion Date or after delivery of the Election to Proceed Notice, Janssen shall, in addition to complying with its obligations with respect to completion of any such ongoing Cidara Phase 1 Trial, or, solely in the case of termination prior to the Cidara Phase 2 [***] Study Completion Date, ongoing Cidara Phase 2 [***] Study, as set forth above and its obligations under Sections 11.7 and 11.8, reimburse Cidara for any non-cancelable commitments for Out-of-Pocket Expenses incurred by Cidara in accordance with the Research Budget prior to Janssen’s delivery of written notice of termination.
(b)    After the Cidara Phase 2 [***] Study Completion Date and prior to expiration of the Election Period, Janssen may unilaterally terminate this Agreement in its entirety for any reason immediately upon written notice to Cidara, provided that if any Cidara Phase 1 Trial has been Initiated and is ongoing at the time of such termination, such Cidara Phase 1 Trial will be completed in accordance with the terms of this Agreement, including Section 6.2. In the event of any termination of this Agreement pursuant to this Section 11.6(b) after the Cidara Phase 2 [***] Study Completion Date and prior to expiration of the Election Period, Janssen shall, in addition to complying with its obligations with respect to completion of any such ongoing Cidara Phase 1 Trial as set forth above and its obligations under Sections 11.7 and 11.8, reimburse Cidara for any non-cancelable commitments for Out-of-Pocket Expenses incurred by Cidara in accordance with the Research Budget prior to Janssen’s delivery of written notice of termination.

(c)    After delivery of the Election to Proceed Notice, Janssen may unilaterally terminate this Agreement for any reason, in its entirety, or on a country-by-country, Compound-by-Compound or Product-by-Product basis, upon 90 days’ written notice to Cidara, provided, however, that (i) if Janssen terminates this Agreement pursuant to this Section 11.6(c) with respect to [***], then Janssen shall be deemed to have terminated this Agreement with respect to [***] pursuant to this Section 11.6(c); and (ii) if Janssen terminates this Agreement pursuant to this Section 11.6(c) with respect to [***], then this Agreement shall be deemed to have been terminated [***] pursuant to this Section 11.6(c).
(d)    Within 30 days after delivery of written notice pursuant to this Section 11.6, the Parties will meet to develop a Transition Plan. Thereafter, the Alliance Managers shall meet at least monthly, or more frequently as needed, to facilitate and oversee the implementation of the Transition Plan.
11.7    Effect of Expiration or Termination.
(a)    Expiration. Upon expiration (but not earlier termination) of this Agreement pursuant to Section 11.1: (i) the License shall automatically become fully-paid, royalty-free, irrevocable and perpetual; and (ii) all other rights and obligations of the Parties under this Agreement shall terminate, except as provided in Section 11.8.
(b)    Termination by Janssen Pursuant to Section 11.2(a). Solely in the event of termination of this Agreement by Janssen pursuant to Section 11.2(a): (i) the License with respect to the Terminated Compounds, Terminated Products and Terminated Countries shall automatically terminate and revert to Cidara; and (ii) all other rights and obligations of the Parties under this Agreement with respect to the Terminated Compounds, Terminated Products and Terminated Countries shall terminate, except as provided elsewhere in this Section 11.7 or in Section 11.8.
(c)    Termination by Cidara Pursuant to Section 11.2(a), 11.3 or 11.4 or by Janssen Pursuant to Section 11.3, 11.5 or 11.6. Solely in the event of termination of this Agreement by Cidara pursuant to Section 11.2(a), Section 11.3 or Section 11.4, or termination of this Agreement by Janssen pursuant to Section 11.3, Section 11.5 or Section 11.6, the following provisions shall apply; provided that in the event this Agreement is not terminated in its entirety, but rather is terminated on a Compound-by-Compound, Product-by-Product or country-by-country basis, then, notwithstanding anything to the contrary contained in this Section 11.7(c) (including references to the entire Territory), the consequences of termination described under this Section 11.7(c) shall only apply to the Terminated Compound, Terminated Product or Terminated Country (as applicable), and this Agreement shall remain in full force and effect in accordance with its terms with respect to all Compounds, Products and countries other than the Terminated Compounds, Terminated Products and Terminated Countries:
(i)    The License shall automatically terminate and revert to Cidara, except that any applicable License shall survive on a non-exclusive basis solely for the purpose and duration of any wind-down activities to be conducted by Janssen in accordance with the remainder of this Section 11.7(c);

(ii)    Effective upon such termination, Janssen shall, and it hereby does, grant to Cidara an exclusive, perpetual license, with the right to sublicense through multiple tiers, under (A) Janssen Technology (subject to Cidara agreeing to assume Janssen’s obligations to any Third Parties), including AVC Improvement Technology and Manufacturing Improvement Technology within the Janssen Technology, solely to the extent that (1) such Janssen Technology was actually used by Janssen, its Affiliates or Sublicensees in IND-Enabling Studies, Janssen Clinical Activities, Manufacture or Commercialization of any Terminated Compound or Terminated Product prior to the effective date of such termination, but excluding any such Janssen Technology (except as set forth in clause (2) below) that Janssen, its Affiliates and Sublicensees had ceased to use in the Development, Manufacture or Commercialization of any Terminated Compound or Terminated Product prior to the cessation by Janssen, its Affiliates and Sublicensees of Development, Manufacture or Commercialization, respectively, of such Terminated Compound or Terminated Product, or (2) in the case of any Janssen Patent, such Janssen Patent Covers any Terminated Compound or Terminated Product; and (B) Janssen’s interest in Joint Technology, including AVC Improvement Technology and Manufacturing Improvement Technology within the Joint Technology; in each case ((A) and (B)), to Develop, have Developed, Manufacture, have Manufactured, use, sell, offer for sale, have sold, promote, distribute, import, export and otherwise Commercialize any such Terminated Compound and Terminated Product in the Field in the Terminated Countries (the “Termination License”); provided, however, that Cidara shall agree to assume all payment obligations to any Third Parties arising from Cidara’s, or its Affiliates’ or Third Party sublicensees’ exploitation of the Termination License. If such termination occurs [***], the Termination License granted upon such termination shall be [***]. If such termination occurs [***], then [***], Cidara will [***]. For the purposes of this Section 11.7(c)(ii), [***];
(iii)    As promptly as practicable (and in any event within [***]) after such termination, Janssen shall: (A) to the extent not previously provided to Cidara, deliver to Cidara true, correct and complete copies of all Regulatory Documentation for Terminated Compounds and Terminated Products in the Field in the Territory (in each case, whether held in the name of Janssen, its Affiliate or a Sublicensee), and disclose to Cidara all previously-undisclosed: (1) [***]; and (2) such other Janssen Inventions and Janssen Know-How [***] IND-Enabling Studies, Janssen Clinical Activities, Manufacture or Commercialization of any Terminated Compound or Terminated Product prior to the effective date of such termination, but [***] Janssen Invention or Janssen Know-How that Janssen, its Affiliates and Sublicensees [***] in the Development, Manufacture or

Commercialization of any Terminated Compound or Terminated Product [***] by Janssen, its Affiliates and Sublicensees of Development, Manufacture or Commercialization, respectively, of such Terminated Compound or Terminated Product; (B) transfer or assign, or cause to be transferred or assigned, to Cidara or its designee, or to the extent not so assignable, take all reasonable actions to make available to Cidara or its designee the benefits of all Terminated Product Regulatory Documentation in the Field in the Territory (in each case, whether held in the name of Janssen, its Affiliate or a Sublicensee); and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 11.7(c)(iii) to Cidara;
(iv)    Without limiting the generality of Section 11.7(c)(iii), at Cidara’s request, Janssen shall promptly transfer all safety data from Development or Commercialization of any Terminated Product in the possession or Control of Janssen or its Affiliates to Cidara, and Cidara shall accept such transfer of such data. Cidara shall assume all pharmacovigilance responsibility for such Terminated Products, including but not limited to serious adverse event and pregnancy reporting, in accordance with Applicable Law;
(v)    Janssen shall, at Cidara’s option, either: (i) promptly wind-down any ongoing Janssen Clinical Activities or other Development activities with respect to a Terminated Compound or Terminated Product in the Field in the Territory in an orderly fashion; or (ii) promptly transition such activities to Cidara or its designee, in which event Cidara shall assume any and all liability for such activities arising after the completion of such transition; in each case ((i) and (ii)), with due regard for patient safety and in compliance with all Applicable Laws and international guidelines. In addition, Janssen shall, as directed by Cidara, assign to Cidara or its designee any or all clinical trial agreements or commercial agreements with respect to Terminated Product (or to the extent not so assignable, take all reasonable actions to make available to Cidara or its designee the benefits of such agreements);
(vi)    Janssen shall reasonably cooperate, at Cidara’s request and expense, with Cidara and its designee(s) to facilitate a smooth, orderly and prompt transition of any or all ongoing CMC Development and Manufacturing activities with respect to Terminated Product to Cidara or its designee(s);
(vii)    Cidara shall have the first right, but not the obligation, to prosecute and maintain all Joint Patents in the Terminated Countries, at Cidara’s sole expense and by counsel selected by Cidara. In the event that, after the effective date of such termination, Cidara desires to abandon or cease prosecution or maintenance of any Joint Patent, Cidara shall provide written notice to Janssen of such intention to abandon promptly after Cidara makes such determination (which notice shall be given no later than 30 days prior to the next deadline for any action that must be taken with respect to such Joint Patent in the relevant patent office). In such case, Janssen shall have the right, in its discretion, exercisable upon written notice to Cidara, to assume responsibility for prosecution and maintenance of such Joint Patent, at its sole cost and expense and by counsel of its own choice. Janssen will cooperate with Cidara and provide Cidara with reasonable assistance with such prosecution and maintenance activities with respect to Joint Patents;

(viii)    Cidara shall have the first right, but not the obligation, to bring and control any action or proceeding to enforce any Joint Patent with respect to Product Infringement in the Terminated Countries, at its own expense and by counsel of its own choice. If Cidara fails to bring and control any such action or proceeding within (A) [***] following the notice of alleged infringement, or (B) [***] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, then Janssen shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Cidara shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a Party brings an infringement action in accordance with this paragraph, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The Party that brings such infringement action shall not enter into any settlement or compromise of any action under this paragraph: (1) in a manner that would diminish the rights or interests of the other Party without the written consent of such other Party, which shall not be unreasonably withheld; or (2) that would impose any cost or liability on the other Party, or admit the invalidity or unenforceability of any Patent Right Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to this paragraph, whether by way of settlement or otherwise, shall first be used first to reimburse Party that brought and controlled such action or proceeding for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the Enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, shall be retained by the Enforcing Party. In the case of infringement of a Joint Patent other than Product Infringement, the Parties shall mutually agree in good faith on a case-by-case basis whether to jointly bring and control any action or proceeding to enforce such Joint Patent, or whether one Party will bring and control any action or proceeding to enforce such Joint Patent, and, in each case, how the costs and expenses of such action or proceeding, and any recovery from such action or proceeding, will be allocated between the Parties;
(ix)    Janssen shall assign to Cidara, all right, title and interest in and to all Product Trademarks for Terminated Products in each Terminated Country, including all trademark applications and registrations and all goodwill therein, and all Product Domain Names for Terminated Products in each Terminated Country. For clarity, Product Trademarks do not include the Janssen Housemarks. Cidara shall be solely responsible for all costs and expenses related to the assignments, including recordal of the same. For a period of up to [***] after the termination date, at Cidara’s cost and expense, (1) Janssen shall provide to Cidara the necessary information to permit Cidara to effect and perfect the transfer of the applications and registrations of the Product Trademarks and Product Domain Names and (2) Janssen shall reasonably cooperate with Cidara in executing appropriate documents to effectuate the transfer or assignment of the Product Trademarks and Product Domain Names that are in the name of Janssen or any of its Affiliates. After such period, Janssen shall have no further obligation with respect to the matters covered by this Section 11.7(c)(ix);

(x)    Subject to Section 11.7(c)(xi), Cidara shall have the right, but not the obligation, to purchase from Janssen any or all usable inventory of Terminated Compound and Terminated Product in Janssen’s or its Affiliates’ possession as of the date of termination at a supply price equal to [***] such inventory, determined in accordance with Janssen’s standard cost accounting policies that are in accordance with GAAP and consistently applied across all of Janssen’s manufacturing network to other products that Janssen manufactures. Any packaging, transport, insurance and other costs relating to delivery shall be at Cidara’s expense;
(xi)    Janssen will have the right to sell or otherwise dispose of any inventory of any Terminated Product on hand at the time of such termination or in the process of Manufacturing for a period of [***] following the effective date of termination; provided that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 6 will apply to such Net Sales;
(xii)    If Janssen was, prior to termination, Manufacturing, or having Manufactured on its behalf, any quantities of Terminated Compound or Terminated Product, then at Cidara’s request, until the earlier of (A) such time as Cidara has secured another source thereof that is able to meet Cidara’s quality and quantity requirements, and (B) [***] after such termination, Janssen shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Cidara such quantities thereof as Cidara may reasonably require for the Development and Commercialization of Terminated Products in the Field in the Territory; provided that Cidara shall use Commercially Reasonable Efforts to secure another source of supply as soon as reasonably practicable. Such material shall be provided at a transfer price equal to [***] incurred in the Manufacturing or acquisition of (and to the extent directly attributable to) such inventory, determined in accordance with Janssen’s standard cost accounting policies that are in accordance with GAAP and consistently applied across all of Janssen’s manufacturing network to other products that Janssen manufactures [***]. Any packaging, transport, insurance and other costs relating to delivery shall be at Cidara’s expense;
(xiii)    Janssen shall, at Cidara’s request, use Commercially Reasonable Efforts (provided that, for clarity, such efforts shall not require Janssen to make any payments unless Cidara agrees in writing to reimburse Janssen for such payments) to facilitate negotiations between Cidara and any of Janssen’s Third Party subcontractors performing any ongoing Development, Manufacturing, or Commercialization activities with respect to any Terminated Compound or Terminated Product, or, at Cidara’s reasonable request, and to the extent permissible under any agreement between Janssen and such Third Party subcontractor, provided that such agreement relates only to Terminated Compound or Terminated Product and subject to Cidara’s agreement to bear any associated costs, assign such agreement related solely to Terminated Compound or Terminated Product to Cidara; and
(xiv)    In the event that Cidara requests any manufacturing technology transfer for Compound or Product in connection with the exercise of licenses granted to Cidara upon termination of this Agreement, Cidara shall be responsible for all the costs of effecting such manufacturing technology transfer.

(d)    Worldwide Termination for Compound or Product. Following termination of this Agreement with respect to a particular Compound or Product in all countries but not of this Agreement in its entirety, if Cidara is not aware of any other Compound or Product that is being Developed, Manufactured or Commercialized by or on behalf of Janssen, Cidara may inquire of Janssen whether any other Compound or Product is then being Developed, Manufactured or Commercialized by or on behalf of Janssen, and Janssen shall promptly discuss such issue with Cidara in good faith.
11.8    Accrued Obligations; Survival. Neither expiration nor termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The Parties’ rights and obligations under Article 1 (Definitions), Section 2.2 [***], Section 2.3 (Improvement License), Section 2.5(b) (Sublicenses, solely with respect to applicable licenses hereunder that survive expiration or termination of this Agreement), Section 2.12 (No Implied Licenses), Section 4.6(f) (Audits, to the extent necessary for a Party to comply with Applicable Law, or, in the case of Cidara, to the extent necessary to exercise any licenses and rights granted to it under Section 11.7(c), if applicable), Section 4.9 (Records, to the extent necessary for a Party to comply with Applicable Law, or, in the case of Cidara, to the extent necessary to exercise any licenses and rights granted to it under Section 11.7(c), if applicable), Section 4.10 (Materials, solely with respect to ownership and restrictions on use), Section 5.6 (Records), Article 6 (Financial Terms, to the extent that any payment accrued prior to expiration or termination of this Agreement or accrues after termination of this Agreement pursuant to Section 11.7(c)(xi)), Article 7 (Payment; Reports; Audits, to the extent that any payment accrued prior to expiration or termination of this Agreement or accrues after termination of this Agreement pursuant to Section 11.7(c)(xi)), Section 8.1 (Ownership), Section 9.1 (Confidentiality), Section 9.2 (Exceptions), Section 9.3 (Authorized Disclosure), Section 9.4 (Confidentiality of this Agreement), Section 9.6 (Publication), Section 10.6 (Disclaimer), Section 10.7 (Limitation of Liability), Section 11.6(a) (Discretionary Termination by Janssen), Section 11.6(d) (Discretionary Termination by Janssen), Section 11.7 (Effect of Expiration or Termination), this Section 11.8 (Accrued Obligations; Survival), Article 12 (Indemnification), Article 13 (Dispute Resolution) and Article 15 (Miscellaneous) of this Agreement shall survive expiration or termination of this Agreement.
12.    Indemnification
12.1    By Janssen. Janssen will indemnify, defend and hold Cidara and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Cidara Indemnitee”) harmless from and against any and all liabilities, expenses or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”) to which any Cidara Indemnitee may become subject as a result of any claim, demand, action or other proceeding in each case, by any Third Party (“Claim”) to the extent such Losses arise directly or indirectly out of: (a) the practice by Janssen or any of its Affiliates or Sublicensees of the License; (b) the Development, Manufacture or Commercialization of Compounds or Products by or on behalf of Janssen or any of its Affiliates or Sublicensees; (c) the breach by Janssen of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Janssen herein); or (d) the negligence or willful misconduct of any Janssen Indemnitee (defined below), except, in each case ((a)-(d)), to the extent such Losses result from the negligence or willful misconduct of any Cidara Indemnitee or the breach by Cidara of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Cidara herein).
12.2    By Cidara. Cidara will indemnify, defend and hold Janssen and its Affiliates and its and their respective directors, officers, employees and agents (each, a “Janssen Indemnitee”) harmless from and against any and all Losses to which any Janssen Indemnitee may become subject as a result of any Claim to the extent such Losses arise directly or indirectly out of: (a) the Development, Manufacture or Commercialization of any Compounds or Products by or on behalf of Cidara or any of its Affiliates or licensees or sublicensees prior to the Effective Date; (b) the breach by Cidara of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Cidara herein); (c) the negligence or willful misconduct of any Cidara Indemnitee; (d) in the event of termination of this Agreement by Cidara pursuant to Section 11.2(a), Section 11.3 or Section 11.4, or termination of this Agreement by Janssen pursuant to Section 11.3, Section 11.5 or Section 11.6, the practice by Cidara or any of its Affiliates or sublicensees of the license granted to Cidara pursuant to Section 11.7(c)(ii) after such termination of this Agreement; or (e) in the event of termination of this Agreement, the Development, Manufacture or Commercialization of Terminated Compounds or Terminated Products by or on behalf of Cidara or any of its Affiliates, licensees or sublicensees after such termination of this Agreement, except, in each case ((a)-(e)), to the extent such Losses result from the negligence or willful misconduct of any Janssen Indemnitee or the breach by Janssen of any provision of this Agreement (including any warranty, representation, covenant or agreement made by Janssen herein).
12.3    Procedure. In the event that a Party (the “Indemnified Party”) seeks indemnification under Section 12.1 or 12.2, the Indemnified Party shall: (a) inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice); (b) permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration); and (c) cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the Claim from the Indemnified Party, the Indemnified Party may control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable and documented costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.
12.4    Insurance. During the Term and for a period of not less than three years thereafter, each Party, at its own expense, shall maintain (a) general liability insurance including product liability-completed operations coverage or separately maintain product liability-completed operations insurance that, on its own or together with an umbrella policy, is in an amount not less than [***] per occurrence, and (b) clinical trial insurance in full compliance with local regulations for all clinical studies it sponsors. In the event clinical trial insurance is not required by local insurance regulations, each Party’s products-completed operations insurance shall provide coverage for products undergoing clinical study. Janssen shall have the right to self-insure all such coverage. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.
13.    Dispute Resolution
13.1    Exclusive Dispute Resolution Mechanism. The Parties agree that, except as expressly set forth in Article 3 or Section 4.11, 8.2(d)(i), 8.2(d)(ii) or 13.4, the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to, arising out of or in connection with this Agreement, including any Party’s rights or obligations hereunder or any questions regarding the formation, existence, validity, enforceability, performance, interpretation, tort, breach or termination hereof (collectively, “Disputes”) that cannot be resolved through good faith negotiation between the Parties.
13.2    Resolution by Senior Executives. In the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation. In the event that such Dispute is not resolved through such negotiation within 30 days after either Party’s request, either Party may, by written notice to the other Party, refer the Dispute for attempted resolution by good faith negotiation between the Senior Executives within 30 days after such notice is received. Except as set forth in Section 13.4, if any Dispute is not resolved by the Senior Executives within the above 30-day period, either Party may, in its sole discretion, seek resolution of such Dispute in accordance with Section 13.3, and each Party hereby expressly waives its right to seek resolution of such Dispute in a court of competent jurisdiction.
13.3    Arbitration.
(a)    With respect to any Disputes that are not resolved by the Senior Executives in accordance with Section 13.2, the Dispute shall be submitted by either Party for resolution in arbitration administered by the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules (“AAA Rules”), except where they conflict with this Section 13.3, in which case this Section 13.3 shall control.
(b)    The arbitration shall be conducted in accordance with the AAA Rules by an arbitral tribunal of three neutral arbitrators; provided that: (i) no such arbitrator shall be current or former employee or director, or current stockholder, of either Party, any of their respective Affiliates or any Sublicensee; (ii) each arbitrator shall have experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries; and (iii) each arbitrator shall be a lawyer with at least 15 years’ experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction. Each Party shall be entitled to nominate one arbitrator. The other Party may object to the nomination on grounds of bias, lack of subject matter experience, or any other legitimate grounds. AAA will be the final decision maker if there is a dispute over the objection. Once the Party-nominated arbitrators are established, the two Party-nominated arbitrators shall nominate a third arbitrator, who shall act as chairperson. Each arbitrator shall abide by the Code of Ethics for Arbitrators in Commercial Disputes.
(c)    The seat, or legal place, of arbitration shall be New York, New York, and the language used in any such proceeding shall be English.
(d)    Any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et. seq.). The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the Parties contemplate reasonable discovery. The arbitral tribunal shall, in rendering an award, apply the substantive law of the State of New York, USA, without giving effect to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, and without giving effect to any of its rules or laws relating to arbitration. The award shall include a written statement describing the essential findings and conclusions upon which the award is based, including the calculation of any damages awarded. The arbitral tribunal’s authority to award special, incidental, consequential or punitive damages or lost profits shall be subject to the limitation set forth in Section 10.7, except to the extent the substantive laws of the State of New York, USA, do not permit such limitation.
(e)    Except to the extent necessary to confirm or enforce an award or as may be required by Applicable Law, neither a Party nor the arbitral tribunal may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.
(f)    The award rendered by the arbitral tribunal shall be final, binding and non-appealable (subject only to the Parties’ right to request correction of any errors in computation, clerical or typographical errors, or other errors of a similar nature, and the arbitral tribunal’s right to make any such correction on its own initiative, in each case, in accordance with the AAA Rules), and judgment upon the award may be entered in any court of competent jurisdiction.
(g)    Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrators and the arbitration proceedings, including costs and expenses of translators for the arbitration proceedings; provided, however, that the arbitrators may exercise discretion to award arbitration costs and translation costs, excluding attorney’s fees, to the prevailing Party.
13.4    Injunctive Relief; Court Actions. Either Party may apply to the arbitral tribunal for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the scope, construction, validity, and enforceability of any patent, and no such claim shall be subject to arbitration pursuant to Section 13.3.
14.    Efforts to Obtain Clearances
14.1    Commercially Reasonable Efforts. Except for this Article 14 and Article 9, which shall become effective as of the Execution Date, this Agreement shall become effective on the Effective Date. Subject to the terms and conditions of this Agreement, from the Execution Date to the Effective Date, each of the Parties will use its Commercially Reasonable Efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Effective Date, and to do or cause to be done all other things necessary, proper or advisable, in order to cause the Effective Date to occur as soon as practicable following the Execution Date. If the Effective Date has not occurred within 180 days after the Execution Date, then either Party may terminate this Agreement upon notice, in which case, all provisions of this Agreement shall terminate and be of no force or effect whatsoever, except only that: (a) any liability of either Party for failing to comply with this Article 14 or Article 9 shall survive; and (b) Article 9 shall survive. Upon the request of either Party, the Parties will memorialize the Effective Date in a written document for the Parties’ records.
14.2    Antitrust Filing.
(a)    In furtherance and not in limitation of the foregoing, each of the Parties will prepare and file, or cause to be prepared and filed, any required notification pursuant to the HSR Act that is required to be made by such Party or its ultimate parent with respect to the transactions contemplated by this Agreement (the “Contemplated Transactions”) as promptly as reasonably practicable after, and in no event more than 10 Business Days following the Execution Date. The Parties will (i) furnish each other with all necessary information, (ii) cooperate with each other in connection with the preparation of such filings, submissions and registrations and seek to secure the expiration or termination of all applicable waiting periods (or any extension thereof) under the HSR Act, (iii) give the other Party prompt notice of the making or commencement of any request, investigation, or action brought by a Governmental Authority or Third Party, (iv) keep the other Party informed as to the status of any such request, inquiry, investigation or action and (v) obtain all such authorizations, consents, waivers, approvals, permits and orders as soon as practicable following the Execution Date. Each Party will provide the other Party’s counsel with a reasonable opportunity to review and comment in advance, and in good faith consider the views of the other Party’s counsel, incorporating the other Party’s counsel’s comments where appropriate, on any substantive filing, submission, registration or other written communication to be given to, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division of the DOJ or any other Governmental Authority in connection with the efforts taken pursuant to this Section 14.2 or otherwise in connection with the Contemplated Transactions. Janssen shall be responsible for any filing fees required under the HSR Act. Notwithstanding anything in this Agreement to the contrary, Janssen shall, on behalf of the Parties, control and lead all communications and strategy for dealing with any Governmental Authority under the HSR Act.
(b)    If any investigation, inquiry or other action, whether initiated by a Governmental Authority or a private party, arising out of or relating to any such filing, submission or registration or otherwise relating to the Contemplated Transactions is initiated or threatened, each Party will keep the other Party reasonably informed of any material communications and developments in connection therewith. Subject to Applicable Laws relating to the exchange of information and appropriate confidentiality protections, Cidara and Janssen, or their counsel, to the extent practicable, shall have the right to participate in all substantive communications or meetings with any Governmental Authority in connection with review of the Contemplated Transactions under the HSR Act, to the extent permitted by such Governmental Authority.
(c)    The Parties will use Commercially Reasonable Efforts to promptly respond to all inquiries made by the FTC, DOJ and any other applicable Governmental Authorities in connection with such filings, submissions or registrations or otherwise in connection with the Contemplated Transactions and to promptly provide to such Governmental Authorities any additional information and documentary material requested under Applicable Law. If any objections are raised or asserted with respect to the Contemplated Transactions under Applicable Law or if any action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated under this Agreement as being in violation of any Applicable Law or which would otherwise prevent, impede or delay the consummation of the Contemplated Transactions, the Parties will use their Commercially Reasonable Efforts to resolve any such objections or actions so as to permit consummation of the Contemplated Transactions as soon as reasonably practicable, provided that Commercially Reasonable Efforts of Janssen will not require Janssen or any of its Affiliates to agree to any prohibition, limitation, divestiture or other requirement that would (a) limit or otherwise adversely affect the right of Janssen to exploit the Compounds and Products or (b) require or compel Cidara, Janssen or any Affiliate of Janssen to dispose of all or any portion of its properties or assets.
15.    Miscellaneous
15.1    Rights Upon Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement to Janssen or Cidara are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under

Section 101 of the U.S. Bankruptcy Code or other similar foreign laws. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code (or any comparable provision of the laws applicable to bankruptcies or insolvencies), and other similar foreign laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and the same, which, if not already in the non-debtor Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-debtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the non-debtor Party. Whenever a debtor Party or any of its successors or assigns provides to the non-debtor Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.1, the non-debtor Party shall have the right to perform the debtor Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by such non-debtor Party shall release the debtor Party from liability resulting from rejection of the license or the failure to perform such obligations. Each Party acknowledges and agrees that the payments under Sections 6.4, 6.5, 6.6 and 6.7 constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code.
15.2    Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to any conflicts of law provisions thereof that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
15.3    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Parties agree that the Prior CDA is hereby terminated, but each Party’s information that was the subject of confidentiality obligations under the Prior CDA shall been deemed to be Confidential Information of such Party under this Agreement. Except as otherwise expressly provided in Section 3.1 with respect to the Research Plan and the Research Budget, this Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized representative of each Party.
15.4    Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture, employment, agency or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Neither Party (including any successor, assignee, transferee, or Affiliate of a Party) shall treat or report the relationship between the Parties arising under this Agreement as a partnership for U.S. tax purposes without the prior written consent of the other Party, unless required by Applicable Law.

15.5    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by an authorized representative of such Party.
15.6    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of such Party’s business related to the Compounds and Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; and
(b)    to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.6. Any assignment not in accordance with this Agreement shall be void.
15.7    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
15.8    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if this original Agreement had been executed without the invalidated, unenforceable or illegal part.
15.9    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; or (b) if delivered by overnight courier, the next Business Day the overnight courier regularly makes deliveries.

If to Janssen:	Janssen Pharmaceuticals, Inc. 1125 Trenton-Harbourton Road Titusville, New Jersey 08560 Attention: President
With a copy to:	Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 Attention: Chief Intellectual Property Counsel
If to Cidara:	Cidara Therapeutics, Inc. 6310 Nancy Ridge Drive, Suite 101 San Diego, CA 92121 USA Attention: Chief Executive Officer
With a copy to:	Cidara Therapeutics, Inc. 6310 Nancy Ridge Drive, Suite 101 San Diego, CA 92121 USA Attention: General Counsel
15.10    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement if such failure is caused by reason of any event beyond such Party’s reasonable control including but not limited to acts of nature, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. The Parties agree that the effects of the COVID-19 pandemic that is ongoing as of the Execution Date may be invoked as a force majeure for the purposes of this Agreement even though the pandemic is ongoing, to the extent those effects are not reasonably foreseeable by the Parties as of the Execution Date.
15.11    Further Assurances. Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
15.12    Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, paragraphs and exhibits hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The word “including” (and variations thereof) as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references in this Agreement to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. All references in this Agreement to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
15.13    Counterparts; Electronic Delivery. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.
[Remainder of this page intentionally left blank.]

In Witness Whereof, the Parties hereto have duly executed this Exclusive License and Collaboration Agreement as of the Execution Date.

Cidara Therapeutics, Inc.	Janssen Pharmaceuticals, Inc.
By: Name: Title:	By: Name: Title:

Exhibit A

CD377
[***]

Exhibit B

CD388
[***]

B-1

Exhibit C

Cidara Patents as of the Execution Date
[***]

[***]

[***]

[***]

[***]

[***]

[***]

Exhibit D

Cidara Compound-Specific Patents as of the Execution Date
[***]

[***]

[***]

[***]

[***]

[***]

Exhibit E

Johnson & Johnson Universal Calendar

2021 UNIVERSAL CALENDAR
	M	T	W	T	F	S	S		M	T	W	T	F	S	S

	4	5	6	7	8	9	10		5	6	7	8	9	10	11
JANUARY	11	12	13	14	15	16	17	JULY	12	13	14	15	16	17	18
(4 Weeks)	18	19	20	21	22	23	24	(4 Weeks)	19	20	21	22	23	24	25
	25	26	27	28	29	30	31		26	27	28	29	30	31
															1

	1	2	3	4	5	6	7		2	3	4	5	6	7	8
FEBRUARY	8	9	10	11	12	13	14	AUGUST	9	10	11	12	13	14	15
(4 Weeks)	15	16	17	18	19	20	21	(4 Weeks)	16	17	18	19	20	21	22
	22	23	24	25	26	27	28		23	24	25	26	27	28	29

	1	2	3	4	5	6	7		30	31
	8	9	10	11	12	13	14				1	2	3	4	5
MARCH	15	16	17	18	19	20	21	SEPTEMBER	6	7	8	9	10	11	12
(5 Weeks)	22	23	24	25	26	27	28	(5 Weeks)	13	14	15	16	17	18	19
	29	30	31						20	21	22	23	24	25	26
				1	2	3	4		27	28	29	30
													1	2	3

	5	6	7	8	9	10	11		4	5	6	7	8	9	10
APRIL	12	13	14	15	16	17	18	OCTOBER	11	12	13	14	15	16	17
(4 Weeks)	19	20	21	22	23	24	25	(4 Weeks)	18	19	20	21	22	23	24
	26	27	28	29	30				25	26	27	28	29	30	31
						1	2

	3	4	5	6	7	8	9		1	2	3	4	5	6	7
MAY	10	11	12	13	14	15	16	NOVEMBER	8	9	10	11	12	13	14
(4 Weeks)	17	18	19	20	21	22	23	(4 Weeks)	15	16	17	18	19	20	21
	24	25	26	27	28	29	30		22	23	24	25	26	27	28

	31								29	30
		1	2	3	4	5	6				1	2	3	4	5
JUNE	7	8	9	10	11	12	13	DECEMBER	6	7	8	9	10	11	12
(5 Weeks)	14	15	16	17	18	19	20	(5 Weeks)	13	14	15	16	17	18	19
	21	22	23	24	25	26	27		20	21	22	23	24	25	26
	28	29	30						27	28	29	30	31
				1	2	3	4							1	2

E-1

2022 UNIVERSAL CALENDAR
	M	T	W	T	F	S	S		M	T	W	T	F	S	S

	3	4	5	6	7	8	9		4	5	6	7	8	9	10
JANUARY	10	11	12	13	14	15	16	JULY	11	12	13	14	15	16	17
(4 Weeks)	17	18	19	20	21	22	23	(4 Weeks)	18	19	20	21	22	23	24
	24	25	26	27	28	29	30		25	26	27	28	29	30	31

	31								1	2	3	4	5	6	7
FEBRUARY		1	2	3	4	5	6	AUGUST	8	9	10	11	12	13	14
(4 Weeks)	7	8	9	10	11	12	13	(4 Weeks)	15	16	17	18	19	20	21
	14	15	16	17	18	19	20		22	23	24	25	26	27	28
	21	22	23	24	25	26	27

	28								29	30	31
		1	2	3	4	5	6					1	2	3	4
MARCH	7	8	9	10	11	12	13	SEPTEMBER	5	6	7	8	9	10	11
(5 Weeks)	14	15	16	17	18	19	20	(5 Weeks)	12	13	14	15	16	17	18
	21	22	23	24	25	26	27		19	20	21	22	23	24	25
	28	29	30	31					26	27	28	29	30
					1	2	3							1	2

	4	5	6	7	8	9	10		3	4	5	6	7	8	9
APRIL	11	12	13	14	15	16	17	OCTOBER	10	11	12	13	14	15	16
(4 Weeks)	18	19	20	21	22	23	24	(4 Weeks)	17	18	19	20	21	22	23
	25	26	27	28	29	30			24	25	26	27	28	29	30
							1

	2	3	4	5	6	7	8		31
MAY	9	10	11	12	13	14	15	NOVEMBER		1	2	3	4	5	6
(4 Weeks)	16	17	18	19	20	21	22	(4 Weeks)	7	8	9	10	11	12	13
	23	24	25	26	27	28	29		14	15	16	17	18	19	20
									21	22	23	24	25	26	27

	30	31							28	29	30
			1	2	3	4	5					1	2	3	4
JUNE	6	7	8	9	10	11	12	DECEMBER	5	6	7	8	9	10	11
(5 Weeks)	13	14	15	16	17	18	19	(5 Weeks)	12	13	14	15	16	17	18
	18	21	22	23	24	25	26		19	20	21	22	23	24	25
	27	28	29	30					26	27	28	29	30	31
					1	2	3								1

E-2

Exhibit F

Initial Research Plan and Research Budget
[***]

[***]

[***]

[***]

Exhibit G

Contents of Cidara Data Package
[***]

G-1

Exhibit H

Co-Detailing Terms
The Co-Detailing Agreement shall include, at a minimum, terms consistent with those set forth in this Exhibit and such other appropriate terms and conditions typically used [***] in accordance with its compliance program and policies and Applicable Law. Upon execution of the Co-Detailing Agreement by the Parties, it shall supersede and replace this Exhibit H in its entirety.
1.    Co-Detail Term and Percentage: Cidara shall have the right to co-Detail the Product with Janssen in the Co-Detail Territory (as defined below) until [***] and to perform up to [***] of the Detailing efforts for the Product in the Co-Detail Territory for all approved Indications. Janssen will be responsible for performing the remainder of the Detailing efforts. Janssen will otherwise continue to have sole responsibility for and authority over all Commercialization activities in the U.S., including pricing and reimbursement matters.
Cidara will select its Detailing effort percentage and specify it in its Co-Detailing Option notice provided to Janssen under Section 1 above. Cidara will [***]. [***]. Subject to the foregoing, Cidara will be responsible for performing its elected percentage of Detailing efforts.
2.    Co-Detail Audience: [***]
3.    Co-Detail Territory: U.S. and its territories and possessions.
4.    Cidara Sales Representatives: [***]
5.    Qualifications and Training: Janssen shall establish the training and qualification of sales representatives necessary prior to engaging in co-Detailing activities. Within reasonable efforts, the Parties shall train at the same time and if applicable, at the same location, specifically for major milestones such as first commercial launch and subsequent indication launches.
6.    Co-Detailing Plan: Janssen will prepare and provide to Cidara for its review and comment a written plan describing the co-Detailing efforts in the Co-Detail Territory inclusive of performance criteria that meet Janssen standards (“Co-Detailing Plan”). The Parties will discuss, and Janssen will consider in good faith Cidara’s comments on the Co-Detailing Plan before Janssen finalizes the plan. Janssen will use the Co-Detailing Plan to allocate the Parties’ responsibilities for Details. Such plan shall be updated on an annual basis as set forth above.
7.    Booking Sales of Product: Janssen will book all sales generated through Cidara’s co-Detailing activities in the Co-Detail Territory.
8.    Joint Commercialization Committee: Parties will form a joint commercialization committee (“JCC”) with oversight responsibility for the Parties’ co-Detailing activities which shall be composed of senior sales personnel, marketing and market access personnel, and healthcare compliance representatives from each Party having knowledge about promoting drug products in the Co-Detail Territory, including with respect to compliance with healthcare fraud and abuse laws, and other Applicable Laws.
9.    “Detail” means [***]. Activities conducted by [***] will not constitute Details. Activities conducted [***] will not constitute Details. “Detailing” means the act of performing Details and to “Detail” mean to perform Details.
10.    Primary Detailing Equivalent (PDE): a plan to reimburse Cidara for its Detailing efforts at a rate per primary detailing equivalent (“PDE”) consistent with fair market value at Janssen standards, for the fraction of support provided, which rate will include base compensation, incentive, compensation and consideration for fringe benefits, provided that [***]

[***]. Other than the PDE reimbursement each Party would bear its own costs to conduct Details.
11.    Training and Promotional Materials: Janssen will own all training and promotional materials and shall be solely and exclusively responsible for developing, reviewing and approving such training and promotional materials using Janssen’s internal promotional review committee processes and procedures, and the Parties will be required to use only Janssen training and promotional materials. Janssen shall provide Cidara, at Cidara’s expense, with sufficient quantities of approved training and promotional materials to enable Cidara’s sales representatives to perform its obligations under the Co-Detailing Plan. Cidara shall use only the approved training and promotional materials as provided by Janssen, and Cidara shall not alter or in any way modify any of the approved training and promotional materials, nor shall it supplement or substitute any such approved training and promotional materials with its own materials.
12.    Promoting Limitations: Each Party shall co-Detail the Product in the Co-Detailing Territory in compliance with all Applicable Laws, including by: (a) limiting claims of efficacy and safety for any Product to those claims that are consistent with approved promotional claims in (and not add, delete, or modify claims of efficacy and safety in the promotion of the Product in any respect from those claims of efficacy and safety that are contained in) the product labeling for the Product as approved by the applicable Regulatory Authority; (b) not making any changes in approved promotional materials provided by Janssen, and using the approved promotional materials in a manner that is consistent with both Applicable Law and with the product labeling for the Product as approved by the FDA; and (c) promoting and detailing the Product in adherence in all material respects with all Applicable Laws and, to the extent consistent therewith, corporate policies applicable to detailing and applicable industry standards in the Co-Detailing Territory.
13.    Returns: Janssen shall be responsible for handling all returns of Product.
14.    Customer Support: Janssen shall be responsible for providing all customer support, handling medical queries, market access support and responding to product and medical complaints relating to the Product. The Parties shall agree within the Co-Detailing Plan on rules of engagement and communication between Cidara sales representatives and Janssen customer support personnel and services, in order to maintain consistent standards of customer support.
15.    Efforts: Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the co-Detailing activities assigned to it under the Co-Detailing Plan in a diligent manner in compliance with Applicable Laws, including health care fraud and abuse laws and the then-current standards for pharmacovigilance practice.
16.    Day-to-Day Responsibility: Each Party shall be responsible for day-to-day implementation of the co-Detailing activities for which it has or otherwise is assigned responsibility under the Co-Detailing Plan and shall keep the JCC and the other Party reasonably informed as to the progress of such activities.
17.    Reports: Each Party shall provide the JCC a report for each calendar quarter of such Party (i.e., a Cidara Calendar Quarter in the case of Cidara and a Janssen Calendar Quarter in the case of Janssen) during which such Party’s sales representatives performed any co-Detailing hereunder, in accordance with reporting procedures to be established by the JCC.
18.    Marketing Plans: Janssen shall provide to Cidara a report on an annual basis summarizing on a high level, to the extent permitted by Applicable Law, Janssen’s marketing plans for the Product pertaining to medical affairs, launch preparation, and branding.
19.    Medical Affairs Responsibility: Janssen shall have sole responsibility for medical affairs activities. Janssen shall ensure that the field based medical science liaisons for the Product are appropriately distributed to the Parties’ respective sales representatives to equitably support the Parties’ customers based on reasonable efforts.
20.    Termination of Co-Detailing by Janssen and Voluntary Termination of Co-Detailing by Cidara: Janssen may terminate the Co-Detailing Agreement immediately if (1) Cidara fails to contribute its percentage of the Details for the Product that it is obligated to provide and fails to remedy such shortfall within 90 days after receiving written notice of such shortfall from Janssen or (2) Cidara materially breaches the Co-Detailing Agreement, including the failure to meet performance criteria, and fails to cure such breach within 90 days after receiving written notice of such breach from Janssen. Cidara may elect to cease its co-Detailing of the Product and terminate the Co-Detailing Agreement upon not less than 180 days prior written notice to Janssen and appropriate wind-down of co-Detailing activities.
21.    Change of Control: Change of Control terms set forth in Section 5.9 of the Agreement will apply to the Co-Detailing Agreement and Cidara’s rights and obligations thereunder.

Exhibit I

Form of Press Release
Cidara Therapeutics Announces Agreement with Janssen to Develop and Commercialize AVCs for the Prevention and Treatment of Influenza

Collaboration includes exclusive worldwide rights to Cidara’s CD388 and other influenza Antiviral Conjugates (AVCs) for up to $780 million in upfront, milestone payments and R&D funding

Cidara to advance CD388 through Phase 2 development funded by Janssen

Conference call and webcast today at 8:30 AM Eastern Time

SAN DIEGO, March XX, 2021 (GLOBE NEWSWIRE) -- Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing long-acting therapeutics designed to transform the standard of care for patients facing serious fungal or viral infections, today announced that it has entered into an exclusive worldwide license and collaboration agreement with Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize Cidara’s Cloudbreak® antiviral conjugates (AVCs) for the prevention and treatment of seasonal and pandemic influenza. This agreement was facilitated by Johnson & Johnson Innovation.

Under the collaboration, Cidara will be responsible for the development and manufacturing of the first influenza AVC, CD388, into the clinic and through Phase 2 clinical development, and Janssen will be responsible for late-stage development, manufacturing, registration and global commercialization. Cidara will receive an upfront payment of $27 million and Janssen will fund all future research, development, manufacturing and commercialization for CD388. In addition to the upfront payment, Cidara is eligible to receive up to an aggregate of $753 million in budgeted R&D funding and in development, regulatory and commercial milestones, plus tiered royalties on worldwide sales in the mid to high single digits. Cidara has the option to co-detail CD388 in the U.S.

“In the U.S. alone there are an estimated 100 million individuals who are at high risk for complications due to seasonal influenza, and each year there are up to 650,000 influenza deaths worldwide. This collaboration represents a significant advancement toward fulfilling our vision of providing universal, seasonal protection against all seasonal and pandemic strains of influenza,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. "We believe Janssen, with its expertise in the development and commercialization of vaccines and therapies for viral respiratory diseases, is the ideal partner to rapidly advance CD388. Importantly, this agreement validates our Cloudbreak® antiviral platform as we continue to advance our AVC programs in RSV, HIV and SARS-CoV-2.”

CD388 is a long-acting antiviral immunotherapy designed to deliver universal protection for an entire influenza season. By targeting a highly conserved region on the influenza virus, CD388 has the potential to protect individuals from all influenza strains, including seasonal and pandemic influenza A, influenza B and major clinically characterized drug resistant influenza strains. CD388 retains its potent antiviral activity even in immunocompromised animal models of influenza infection and thus is expected to be clinically effective across all patient populations, regardless of immune status and circulating strains. Cidara expects to file an Investigational New Drug Application for CD388 with the U.S. Food and Drug Administration by the end of 2021.

The effectiveness of the agreement is subject to the expiration or earlier termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act.

Conference Call and Webcast Information
Cidara management will hold a conference call and webcast today at 8:30 am ET / 5:30 am PT to discuss its worldwide license and collaboration agreement with Janssen. The dial-in number for the conference call is [X] (U.S./Canada) or [X] (international). The conference ID for all callers is X. The live webcast and replay may be accessed by visiting Cidara’s website at https://ir.cidara.com/presentations.

About Cloudbreak® AVCs
Cidara is developing a new generation of immunotherapeutic antivirals from its Cloudbreak® antiviral platform that couple potent antivirals to a human antibody fragment. These long-acting, antiviral conjugates (AVCs) directly inhibit viral proliferation while simultaneously engaging the immune system. AVCs being studied for the prevention and treatment of seasonal and pandemic influenza have the potential to deliver universal protection for an entire flu season. Cidara is also advancing preclinical and discovery AVC programs to target other life-threatening viruses, such as RSV, HIV and SARS-CoV-2 strains causing COVID-19.

About Cidara Therapeutics
Cidara is developing long-acting therapeutics designed to transform the standard of care for patients facing serious fungal or viral infections. The Company’s portfolio is comprised of its lead antifungal candidate, rezafungin, in addition to antiviral conjugates (AVCs) for the prevention and treatment of influenza and other viral diseases from Cidara’s proprietary Cloudbreak® antiviral platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “expect,” “may,” “plan” or “will”. Forward-looking statements in this release include, but are not limited to, statements related to the potential for influenza AVCs, including CD388, to provide universal protection against all influenza strains for an entire season, whether CD388 will be clinically effective in immunocompromised patients, whether Cidara will file an IND for CD388 by the end of 2021, and whether clearance under the Hart-Scott-Rodino Antitrust Improvements Act will delay the effectiveness of the collaboration or whether or not the collaboration will ultimately receive such clearance and become effective. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s pre-clinical or clinical trials, impacts of the COVID-19 pandemic or other obstacles to the development of CD388. These and other risks are identified under the caption “Risk Factors” in Cidara’s most recent Annual Report on Form 10-K and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com

MEDIA CONTACT:
Patrick Bursey
LifeSci Communications
(203) 430-9545
pbursey@lifescicomms.com

Exhibit J

Pre-Approved CMOs and CROs
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